CREDIT AGREEMENT

                            Between

                      BARNETT BANK, N.A.

                           as Agent

                              and

 The Other Lenders Parties Hereto (collectively "The Lenders")

                              and

                 ARVIDA/JMB PARTNERS, L.P. and

       its Borrower Affiliates and Borrower Subsidiaries

                (collectively, the "Borrowers")


                 Dated as of __________, 1997











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                       TABLE OF CONTENTS

ARTICLE 1.  DEFINITIONS. . . . . . . . . . . . . . . . . .   1
     1.1   Defined Terms . . . . . . . . . . . . . . . . .   1
           1.1.1     "Accounts". . . . . . . . . . . . . .   1
           1.1.2     "Actual Share". . . . . . . . . . . .   2
           1.1.3     "Additional Properties" . . . . . . .   2
           1.1.4     "Adjusted Value". . . . . . . . . . .   2
           1.1.5     "Advance" . . . . . . . . . . . . . .   2
           1.1.6     "Affiliate" . . . . . . . . . . . . .   2
           1.1.7     "Agreement" . . . . . . . . . . . . .   2
           1.1.8     "Appraisals". . . . . . . . . . . . .   2
           1.1.9     "Assignments of Entity Interests" . .   2
           1.1.10    "Assignments of Intellectual Property"  3
           1.1.11    "Assignments of Licenses, Permits, and
Development Rights". . . . . . . . . . . . . . . . . . . .   3
           1.1.12    "Assignments of Rents and Leases" . .   3
           1.1.13    "Bank Accounts" . . . . . . . . . . .   3
           1.1.14    "Borrower Affiliate". . . . . . . . .   3
           1.1.15    "Borrower Subsidiary" . . . . . . . .   3
           1.1.16    "Borrowers" . . . . . . . . . . . . .   3
           1.1.17    "Business Day". . . . . . . . . . . .   4
           1.1.18    "Cable Franchise" . . . . . . . . . .   4
           1.1.19    "Carlstrom Stipulation. . . . . . . .   4
           1.1.20    "Cash Collateral" . . . . . . . . . .   4
           1.1.21    "Cash Flow After Project Financing" .   4
           1.1.22    "Closing Date". . . . . . . . . . . .   4
           1.1.23    "Code". . . . . . . . . . . . . . . .   4
           1.1.24    "Collateral". . . . . . . . . . . . .   5
           1.1.25    "Committed Share" . . . . . . . . . .   5
           1.1.26    "Commitment Termination Date" . . . .   5
           1.1.27    "Consistent Basis". . . . . . . . . .   5
           1.1.28    "Consolidated Entities" . . . . . . .   5
           1.1.29    "Contingent Payment Agreement". . . .   5
           1.1.30    "Controlled Affiliate . . . . . . . .   5
           1.1.31    "Default Rate". . . . . . . . . . . .   6
           1.1.32    "Distributions" . . . . . . . . . . .   6
           1.1.33    "Effective Rate". . . . . . . . . . .   6
           1.1.34    "Entity Interests". . . . . . . . . .   6
           1.1.35    "Equipment" . . . . . . . . . . . . .   6
           1.1.36    "ERISA" . . . . . . . . . . . . . . .   6
           1.1.37    "Event of Default". . . . . . . . . .   6
           1.1.38    "Financial Statements". . . . . . . .   6
           1.1.39    "General Intangibles" . . . . . . . .   6
           1.1.40    "Generally Accepted Accounting Principles"  6
           1.1.41    "Improvements". . . . . . . . . . . .   6
           1.1.42    "Intellectual Property" . . . . . . .   7
           1.1.43    "Inventory" . . . . . . . . . . . . .   7
           1.1.44    "Lenders" . . . . . . . . . . . . . .   7
           1.1.45    "Letter of Credit Line" . . . . . . .   7
           1.1.46    "Letters of Credit" . . . . . . . . .   7
           1.1.47    "Liens" . . . . . . . . . . . . . . .   7
           1.1.48    "Line of Credit". . . . . . . . . . .   7
           1.1.49    "Loan Documents". . . . . . . . . . .   7
           1.1.50    "Loan Year" . . . . . . . . . . . . .   7
           1.1.51    "Loans" . . . . . . . . . . . . . . .   7
           1.1.52    "Material Adverse Change" . . . . . .   7
           1.1.53    "Mortgaged Properties". . . . . . . .   8
           1.1.54    "Mortgages" . . . . . . . . . . . . .   8
           1.1.55    "Net Worth" . . . . . . . . . . . . .   8
           1.1.56    "Non-Controlled Affiliate . . . . . .   8
           1.1.57    "Notes" . . . . . . . . . . . . . . .   9
           1.1.58    "Obligations" . . . . . . . . . . . .   9
           1.1.59    "Operating Accounts". . . . . . . . .   9
           1.1.60    "Other Affiliates and Other Subsidiaries"  9
           1.1.61    "Other Indebtedness". . . . . . . . .   9
           1.1.62    "Other Properties". . . . . . . . . .   9
           1.1.63    "Permitted Encumbrances". . . . . . .   9
           1.1.64    "Person". . . . . . . . . . . . . . .   9
           1.1.65    "Project Indebtedness". . . . . . . .  10
           1.1.66    "Required Lenders". . . . . . . . . .  10
           1.1.67    "Security Agreement". . . . . . . . .  10
           1.1.68    "Security Documents". . . . . . . . .  10
           1.1.69    "Solvent" . . . . . . . . . . . . . .  10
           1.1.70    "Spreading Agreement" . . . . . . . .  11
           1.1.71    "Subsidiary". . . . . . . . . . . . .  11
           1.1.72    "Super-Required Lenders". . . . . . .  11
           1.1.73    "SWAP Agreement". . . . . . . . . . .  11
           1.1.74    Intentionally Omitted . . . . . . . .  11
           1.1.75    "Term Loan" . . . . . . . . . . . . .  11
           1.1.76    "Total Liabilities" . . . . . . . . .  11
           1.1.77    "Tranche" . . . . . . . . . . . . . .  12
           1.1.78    "UCC-1 Financing Statements". . . . .  12
           1.1.79    "Weston". . . . . . . . . . . . . . .  12
     1.2   Other Definitional Provisions . . . . . . . . .  12
           1.2.1     Material and Materially . . . . . . .  12
           1.2.2     Capitalized Terms Used in Other Documents 12
           1.2.3     Pronouns, Sections and Articles . . .  12
           1.2.4     Accounting Terms. . . . . . . . . . .  12
           1.2.5     Terms Defined in Uniform Commercial Code 12
           1.2.6     Hereby, Hereto, Herein, Etc.. . . . .  13
           1.2.7     Reference to Parties. . . . . . . . .  13

ARTICLE 2.  AMOUNT AND TERMS OF THE LOANS. . . . . . . . .  13
     2.1   The Term Loan Commitment. . . . . . . . . . . .  13
           2.1.1     Purpose of Loan and Loan Amount . . .  13
           2.1.2     The Term Loan Notes . . . . . . . . .  13
           2.1.3     Required Curtailments . . . . . . . .  14
     2.2   The Line of Credit Commitment . . . . . . . . .  15
           2.2.1     Purpose of Loan and Loan Amount . . .  15
           2.2.2     Request for Advances under Line of Credit
Commitment . . . . . . . . . . . . . . . . . . . . . . . .  15
           2.2.3     Revolver. . . . . . . . . . . . . . .  16
           2.2.4     Exceeding Amount. . . . . . . . . . .  16
           2.2.5     The Line of Credit Notes. . . . . . .  17
           2.2.6     Clean-Up of Line of Credit. . . . . .  17
     2.3   The Letter of Credit Commitment . . . . . . . .  17
           2.3.1     Purpose of Loan and Loan Amount . . .  17
           2.3.2     Term and Limits on Requests for Letters of
Credit . . . . . . . . . . . . . . . . . . . . . . . . . .  18
           2.3.3     Draws Under Letters of Credit . . . .  18
           2.3.4     The Letter of Credit Notes. . . . . .  18
           2.3.5     Limitation on Letters of Credit . . .  19
           2.3.6     Draws Subsequent to Maturity Date or Event
of Default . . . . . . . . . . . . . . . . . . . . . . . .  19
           2.3.7     Non-Funding Lender. . . . . . . . . .  20
           2.3.8     Draws on Letters of Credit. . . . . .  20
     2.4   Terms Applicable to All Commitments . . . . . .  21
           2.4.1     Place of Payment. . . . . . . . . . .  21
           2.4.2     Payments Made Other Than On a Business Day 21
           2.4.3     Advances Do Not Constitute Waivers. .  21
           2.4.4     Reduction of Commitments. . . . . . .  21
     2.5   Late Fee. . . . . . . . . . . . . . . . . . . .  22
     2.6   Facility Fees . . . . . . . . . . . . . . . . .  22
           2.6.1     Term Loan . . . . . . . . . . . . . .  22
           2.6.2     Line of Credit. . . . . . . . . . . .  22
           2.6.3     Letter of Credit Line . . . . . . . .  22
           2.6.4     Administrative Fees . . . . . . . . .  23
     2.7   Prorata Treatment; Several Commitments. . . . .  23
     2.8   Application and Allocation of Payments. . . . .  24
     2.9   Sharing of Payments . . . . . . . . . . . . . .  24
     2.10  Settlement Procedures . . . . . . . . . . . . .  25
     2.11  Accounting. . . . . . . . . . . . . . . . . . .  27
     2.12  Additional Payments in Respect of Changed Circumstances 28

ARTICLE 3.  SECURITY . . . . . . . . . . . . . . . . . . .  29
     3.1   Security Documents. . . . . . . . . . . . . . .  29
     3.2   Partial Releases of Mortgaged Properties. . . .  30
           3.2.1     Defined Terms . . . . . . . . . . . .  30
           3.2.2     Houses and Homesites. . . . . . . . .  31
           3.2.3     Scheduled Property. . . . . . . . . .  32
           3.2.4     Discretionary Property. . . . . . . .  33
           3.2.5     Refinanced Property . . . . . . . . .  34
           3.2.6     Limit on Purchase Money Financing . .  35
     3.3   Additional Mortgaged Properties and Additional Other
Collateral . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES . . . . . . . .  37
     4.1   Corporate Existence; Compliance with Law; Name History 37
     4.2   Corporate Power and Authorization to Execute Loan
Documents; No Conflict; No Consent . . . . . . . . . . . .  38
     4.3   Financial Condition . . . . . . . . . . . . . .  39
     4.4   No Litigation . . . . . . . . . . . . . . . . .  39
     4.5   Investment Company Act; Regulation. . . . . . .  40
     4.6   Assets; Title to Assets . . . . . . . . . . . .  41
     4.7   Payment of Taxes. . . . . . . . . . . . . . . .  41
     4.8   Agreement or Contract Restrictions; No Default.  42
     4.9   Intentionally Deleted . . . . . . . . . . . . .  42
     4.10  Government Contract . . . . . . . . . . . . . .  42
     4.11  ERISA Requirement . . . . . . . . . . . . . . .  42
     4.12  Solvency. . . . . . . . . . . . . . . . . . . .  42
     4.13  Racketeer Influenced and Corrupt Organization(s) Act 44
     4.14  Validity of Loan Documents. . . . . . . . . . .  44
     4.15  Priority of Liens, Taxes and Charges. . . . . .  44
     4.16  Event of Default. . . . . . . . . . . . . . . .  45
     4.17  Specific Representations as to Mortgaged Properties and
Additional Properties. . . . . . . . . . . . . . . . . . .  45
           4.17.1    Violations of Governmental Law, Ordinances
or Regulations . . . . . . . . . . . . . . . . . . . . . .  45
           4.17.2    Zoning and Concurrency. . . . . . . .  45
           4.17.3    Compliance with Zoning Ordinances and
Similar Laws . . . . . . . . . . . . . . . . . . . . . . .  46
           4.17.4    Availability of Utilities . . . . . .  46
           4.17.5    Building Permits. . . . . . . . . . .  47
           4.17.6    Certificate of Occupancy. . . . . . .  47
           4.17.7    Condition of Property . . . . . . . .  47
           4.17.8    Hazardous Substances. . . . . . . . .  47
           4.17.9    Leases. . . . . . . . . . . . . . . .  55
           4.17.10   Management Agreements . . . . . . . .  55
           4.17.11   Access. . . . . . . . . . . . . . . .  55
           4.17.12   Mortgagee Title Insurance . . . . . .  56
     4.18  Brokerage Commissions . . . . . . . . . . . . .  56
     4.19  Specific Representations as to Other Collateral and
Other Assets . . . . . . . . . . . . . . . . . . . . . . .  56
           4.19.1    Intellectual Property . . . . . . . .  56
           4.19.2    Bank Accounts . . . . . . . . . . . .  57
           4.19.3    Promissory Obligations. . . . . . . .  57
           4.19.4    Project Indebtedness. . . . . . . . .  57
     4.20  Usury . . . . . . . . . . . . . . . . . . . . .  57
     4.21  Setoffs . . . . . . . . . . . . . . . . . . . .  57
     4.22  Subsidiaries and Affiliates . . . . . . . . . .  57
     4.23  Chief Executive Office/Location of Collateral .  58
     4.24  Intentionally Deleted . . . . . . . . . . . . .  58
     4.25  Due Diligence . . . . . . . . . . . . . . . . .  58
     4.26  Accuracy of Information . . . . . . . . . . . .  58
     4.27  Continuation and Investigation. . . . . . . . .  58

ARTICLE 5.  CONDITIONS OF LENDING. . . . . . . . . . . . .  59
     5.1   Conditions to Initial Advance . . . . . . . . .  59
     5.2   Conditions to Each Advance and Issuance of Letters of
Credit . . . . . . . . . . . . . . . . . . . . . . . . . .  63

ARTICLE 6.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . .  65
     6.1   Financial Reports and Other Information . . . .  65
     6.2   Payment and Performance of Liabilities. . . . .  67
     6.3   Conduct of Business; Maintenance of Existence and
Rights . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     6.4   Maintenance of Property . . . . . . . . . . . .  68
     6.5   Right of Inspection; Discussions. . . . . . . .  68
     6.6   Notices . . . . . . . . . . . . . . . . . . . .  69
     6.7   Payment of Taxes; Liens . . . . . . . . . . . .  70
     6.8   True Books. . . . . . . . . . . . . . . . . . .  70
     6.9   Observance of Laws. . . . . . . . . . . . . . .  71
     6.10  Further Assurances. . . . . . . . . . . . . . .  71
     6.11  ERISA Benefit Plans . . . . . . . . . . . . . .  71
     6.12  Change of Name, Principal Place of Business, Office, or
Agent. . . . . . . . . . . . . . . . . . . . . . . . . . .  71
     6.13  Financial Covenants . . . . . . . . . . . . . .  71
           6.13.1    Minimum Net Worth . . . . . . . . . .  71
           6.13.2    Maximum Debt/Worth Ratio. . . . . . .  72
           6.13.3    Minimum Debt Service Coverage Ratio .  72
           6.13.4    Maximum Loan to Value Ratio . . . . .  74
     6.14  Annual Appraisals . . . . . . . . . . . . . . .  76
     6.15  Insurance . . . . . . . . . . . . . . . . . . .  77
     6.16  Operating Accounts. . . . . . . . . . . . . . .  80
     6.17  Application of Loan Proceeds. . . . . . . . . .  80
     6.18  Indemnification/Expenses, Including Attorneys' Fees and
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .  80
     6.19  Updated Opinion of Counsel. . . . . . . . . . .  82
     6.20  Additional Documents/Preservation of Security .  83
     6.21  Intentionally Deleted . . . . . . . . . . . . .  83
     6.22  Environmental Remedial Work/Further Environmental
Audits . . . . . . . . . . . . . . . . . . . . . . . . . .  83
     6.23  Warranties and Representations True . . . . . .  84

ARTICLE 7.  NEGATIVE COVENANTS . . . . . . . . . . . . . .  84
     7.1   No Mergers. . . . . . . . . . . . . . . . . . .  85
     7.2   Releases/Loan to Value Ratio. . . . . . . . . .  86
     7.3   No Additional Properties. . . . . . . . . . . .  86
     7.4   Loans and Advances. . . . . . . . . . . . . . .  86
     7.5   Regulation U. . . . . . . . . . . . . . . . . .  87
     7.6   Distributions . . . . . . . . . . . . . . . . .  88
     7.7   Indebtedness. . . . . . . . . . . . . . . . . .  89
     7.8   Alteration of Partnership or Corporate Structure 90
     7.9   Change of Business or Management. . . . . . . .  92
     7.10  Intentionally Deleted . . . . . . . . . . . . .  92
     7.11  Insider Transactions. . . . . . . . . . . . . .  92
     7.12  Sale or Lease of Assets . . . . . . . . . . . .  93
     7.13  Changes in Accounting Methods, Fiscal Year. . .  93

ARTICLE 8.  EVENTS OF DEFAULT. . . . . . . . . . . . . . .  94
     8.1   Breach of Monetary Obligations. . . . . . . . .  94
     8.2   Breach of Covenants . . . . . . . . . . . . . .  94
     8.3   Default of Other Obligations. . . . . . . . . .  94
     8.4   Filing of Liens Against the Property. . . . . .  95
     8.5   Bankruptcy or Insolvency of Borrower. . . . . .  95
     8.6   Breach of Other Conditions Under Loan Documents  96
     8.7   Breach of Warranty. . . . . . . . . . . . . . .  96
     8.8   Transfer of Property. . . . . . . . . . . . . .  96
     8.9   Encroachments and Permits . . . . . . . . . . .  96
     8.10  Breach. . . . . . . . . . . . . . . . . . . . .  96
     8.11  Filing of Notice. . . . . . . . . . . . . . . .  96
     8.12  Non-Monetary Default Period . . . . . . . . . .  97

ARTICLE 9.  REMEDIES OF LENDERS. . . . . . . . . . . . . .  97
     9.1   Termination of Commitments; Acceleration. . . .  97
     9.2   Charge Default Rate of Interest . . . . . . . .  98
     9.3   Right of Setoff . . . . . . . . . . . . . . . .  98
     9.4   Agent's Right to Enter and Take Possession, Operate and
Apply Income . . . . . . . . . . . . . . . . . . . . . . .  99
     9.5   Receiver. . . . . . . . . . . . . . . . . . . . 101
     9.6   The Agent's Power of Enforcement. . . . . . . . 102
     9.7   Waiver of Appraisement, Valuation, Stay and Extension105
     9.8   Suits to Protect the Collateral . . . . . . . . 105
     9.9   Delay or Omission - No Waiver . . . . . . . . . 106
     9.10  No Waiver of One Default to Affect Another, Etc.106
     9.11  Discontinuance of Proceedings - Position of Parties
Restored . . . . . . . . . . . . . . . . . . . . . . . . . 107
     9.12  Remedies Cumulative . . . . . . . . . . . . . . 107

ARTICLE 10.  RELATIONSHIP OF AGENT AND OTHER LENDERS . . . 107
     10.1  Appointment, Powers and Immunities. . . . . . . 107
     10.2  Reliance by Agent . . . . . . . . . . . . . . . 109
     10.3  Events of Defaults. . . . . . . . . . . . . . . 110
     10.4  Rights as a Lender. . . . . . . . . . . . . . . 113
     10.5  Indemnification . . . . . . . . . . . . . . . . 113
     10.6  Non-Reliance on Agent and Other Lenders . . . . 114
     10.7  Resignation of the Agent. . . . . . . . . . . . 114
     10.8  Removal of the Agent. . . . . . . . . . . . . . 114
     10.9  Consents under Loan Documents . . . . . . . . . 115
     10.10 Collateral Matters. . . . . . . . . . . . . . . 115
     10.11 Representations and Warranties. . . . . . . . . 116
     10.12 Other transactions with the Borrower. . . . . . 117

ARTICLE 11.  MISCELLANEOUS . . . . . . . . . . . . . . . . 117
     11.1  Course of Dealing; Amendment; Supplemental Agreements117
     11.2  Waiver By Agent or Lenders of Requirements. . . 117
     11.3  Intentionally Deleted.. . . . . . . . . . . . . 118
     11.4  Notices . . . . . . . . . . . . . . . . . . . . 118
     11.5  No Waiver; Cumulative Remedies. . . . . . . . . 119
     11.6 Reliance Upon, Survival of and Materiality of Representations and Warranties, Agreements, and Covenants. 119
     11.7  Limitation on Liability of Lenders. . . . . . . 120
     11.8  Liens; Setoff . . . . . . . . . . . . . . . . . 122
     11.9  Severability and Enforceability of Provisions . 122
     11.10 Obligations Absolute. . . . . . . . . . . . . . 122
     11.11 Waiver of Notice, Etc.. . . . . . . . . . . . . 123
     11.12 Governing Law, Venue, and Service of Process. . 124
     11.13 Trial by Jury . . . . . . . . . . . . . . . . . 124
     11.14 Usury . . . . . . . . . . . . . . . . . . . . . 124
     11.15 Recapture and Duration of Interest in Collateral125
     11.16 Reproduction of Documents . . . . . . . . . . . 125
     11.17 Incorporation By Reference of Certain Laws and
Regulations. . . . . . . . . . . . . . . . . . . . . . . . 125
     11.18 Accrual of Interest Under the Notes . . . . . . 126
     11.19 Monies. . . . . . . . . . . . . . . . . . . . . 126
     11.20 Intentionally Deleted.. . . . . . . . . . . . . 126
     11.21 Successors and Assigns. . . . . . . . . . . . . 126
     11.22 Counterparts; Effective Date. . . . . . . . . . 128
     11.23 Joint and Several Loans . . . . . . . . . . . . 129
     11.24 Title and Headings; Table of Contents . . . . . 131
     11.25 Entire Agreement, Etc.. . . . . . . . . . . . . 131
     11.26 Legal or Governmental Limitations . . . . . . . 131
     11.27 Non-Recourse. . . . . . . . . . . . . . . . . . 131
     11.28 Confidentiality . . . . . . . . . . . . . . . . 132
     11.29 Conflict of Terms . . . . . . . . . . . . . . . 133

                         CREDIT AGREEMENT


     THIS CREDIT AGREEMENT is made and entered into as of __________, 1997, by and between the Lenders, as hereinafter defined, BARNETT BANK, N.A., having an office at One East Broward Boulevard, Fort Lauderdale, Florida 33301, in its capacity as agent for the Lenders (in such capacity, together with its successors and assigns (the "Agent") and as Lender, and ARVIDA/JMB PARTNERS, L.P., a Delaware limited partnership ("Arvida"), ARVIDA/JMB PARTNERS, a Florida general partnership, ARVIDA GRAND BAY LIMITED PARTNERSHIP-IV, a Delaware limited partnership, The AOK GROUP, a Florida general partnership, METRODRAMA JOINT VENTURE, a Florida general partnership, SOUTHEAST FLORIDA HOLDINGS, INC., an Illinois corporation, GULF AND PACIFIC COMMUNICATIONS LIMITED PARTNERSHIP, a Delaware limited partnership, and WESTON HILLS COUNTRY CLUB LIMITED PARTNERSHIP, a Delaware limited partnership (sometimes collectively referred to herein as the "Borrowers"), having their chief executive office at 900 North Michigan Avenue, Chicago, Illinois 60611-1575.

                          R E C I T A L S

     The Borrowers have applied to the Lenders for the following facilities (collectively, the "Commitments"): (i) a term loan in the amount of Seventy-Five Million and No/100 Dollars ($75,000,000.00) (the "Term Loan Commitment"),
(ii) a revolving line of credit in the amount of Twenty Million and No/100 Dollars ($20,000,000.00) (the "Line of Credit Commitment"), and (iii) a revolving line of credit for the issuance of standby letters of credit, in the amount of Five Million and No/100 Dollars ($5,000,000.00) (the "Letter of Credit Commitment"), which Commitments are more particularly described in
Section 2 herein. The Lenders are willing to extend the foregoing Commitments to the Borrowers, upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises, as well as in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, each to the other in hand paid, the receipt and sufficiency of which are hereby acknowledged each to the other, the parties hereto do mutually covenant and agree as follows:

                      ARTICLE 1.  DEFINITIONS

     1.1 Defined Terms. Except as otherwise defined or expressly provided in this Agreement, the following capitalized terms shall have the respective meanings ascribed to them for all purposes of this Agreement:

           1.1.1 "Accounts" has the meaning ascribed to such term in the Security Agreement.

           1.1.2 "Actual Share" means the percentage interest of each Lender in each of the Advances made pursuant to the Commitments.

           1.1.3 "Additional Properties" means those parcels of real property and all Improvements thereon and all such other rights and interests relative thereto as are described in Recitals A through H in each of the Mortgages which may be spread to any such Additional Property, which are contemplated to be hereafter acquired by certain of the Borrowers, and which, subject to the terms of Section 3.3.1, upon such acquisition by any Borrower shall be encumbered by the Mortgages as security for the Obligations, and shall thereafter, for all purposes hereof, be deemed to be Mortgaged Properties, as said Additional Properties are described on Schedule 1.1.3.

     1.1Property or any other Collateral determined by the Required Lenders, at their sole discretion, on the basis of their review and acceptance of any Appraisal therefor.

           1.1.5 "Advance" means any advance of proceeds to or on behalf of the Borrowers pursuant to the Term Loan Commitment, Line of Credit Commitment or Letter of Credit Commitment (inclusive of draws or amounts paid on Letters of Credit) described in Section 2 of this Agreement.

           1.1.6 "Affiliate" means, as to Arvida, any corporation, partnership or other entity of which more than ten percent (10%), but less than one hundred percent (100%) of the securities, partnership interests or other ownership interests having ordinary voting power to elect the board of directors or having direct power to perform functions similar to that of a board of directors, is at the time directly or indirectly owned or controlled by Arvida, all of which Affiliates presently in existence are described on
Schedule 1.1.6.

           1.1.7 "Agreement" means this Agreement, as the same may be amended, supplemented, restated, replaced, or otherwise modified from time to time in accordance with the provisions hereof.

           1.1.8 "Appraisals" mean M.A.I. narrative appraisals of the Mortgaged Properties, obtained by Agent at the expense of the Borrowers, from time to time, pursuant to the terms hereof.

           1.1.9 "Assignments of Entity Interests" means, collectively, the Stock Pledge Agreements, the Limited Partnership Pledge Agreements and the General Partnership Pledge Agreements, of even date herewith, from certain of the Borrowers to the Agent, on behalf of the Lenders, collaterally assigning all of the Borrowers' Entity Interests in certain of the Subsidiaries and Affiliates, as same are identified on Schedule 1.1.9, satisfactory to the Agent and the Lenders in form and content, in each instance to the extent not prohibited by the terms of any existing Project Indebtedness or any applicable partnership or joint venture agreement, and in the case of Affiliates other than Controlled Affiliates to the extent that consents required therefor from third Persons have been given, as same may be amended, supplemented, restated or replaced or otherwise modified from time to time, together with all required consents thereto from all Persons whose consent may be required.

           1.1.10 "Assignments of Intellectual Property" means, collectively, the Copyright Security Agreement and the Trademark Security Agreement, of even date herewith, from certain of the Borrowers to the Agent, on behalf of the Lenders, collaterally assigning all of the Borrowers' interests in all Intellectual Property, satisfactory to the Agent and the Lenders in form and content, as same may be amended, supplemented, restated or replaced or otherwise modified from time to time.

           1.1.11  "Assignments of Licenses, Permits, and Development
Rights" means assignments of even date herewith, from the Borrowers to the Agent, on behalf of the Lenders, of all licenses, permits, approvals, certifications and development rights relating to the use and construction of any Improvements on any of the Mortgaged Properties, to the extent permitted by law same are assignable, in form and content satisfactory to the Agent and the Lenders, as same may be amended, supplemented, restated or replaced, or otherwise modified from time to time, together with all required consents thereto from all Persons whose consent may be required.

           1.1.12 "Assignments of Rents and Leases" means assignments of rents and leases of even date herewith, from the Borrowers to the Agent, on behalf of the Lenders, assigning any and all of their interests in leases and rents, now existing or which may come into existence during the term of the Loans with respect to any of the Mortgaged Properties, in form and content satisfactory to the Agent and Lenders, as same may be amended, supplemented, restated or replaced or otherwise modified from time to time.

           1.1.13 "Bank Accounts" means all cash accounts that any of the Borrowers maintain with the Agent or any other Lender or any other financial institutions including, without limitation, Operating Accounts.

           1.1.14 "Borrower Affiliate" means those certain Affiliates described on Schedule 1.1.14.

           1.1.15 "Borrower Subsidiary" means those certain Subsidiaries described on Schedule 1.1.15.

           1.1.16 "Borrowers" means collectively, Arvida and the Borrower Affiliates and Borrower Subsidiaries.

           1.1.17 "Business Day" means a day that is not a Saturday, a Sunday, or a day on which the Agent or any other Lender is closed pursuant to authorization or requirement of law.

           1.1.18 "Cable Franchise" means all of the right, title and interest of Gulf and Pacific Communications Limited Partnership, a Delaware limited partnership ("Gulf and Pacific"), in and to that certain cable television franchise granted to Gulf and Pacific (the "Cable Franchise"), and which, subject to the terms of Section 3.3.2, shall be collaterally assigned to the Agent, on behalf of the Lenders, as security for the Obligations and shall thereafter, for all purposes hereof, be deemed to be Collateral.

           1.1.19 "Carlstrom Stipulation" has the meaning ascribed to such term in Section 4.4.2.

           1.1.20 "Cash Collateral" means all cash deposited, from time to time pursuant to the terms hereof, into an account maintained by the Agent as cash collateral for the Obligations (the "Cash Collateral Account").

           1.1.21 "Cash Flow After Project Financing" means, with respect to any fiscal period, all cash receipts of Arvida and its Consolidated Entities (excluding capital contributions and draws under the Line of Credit), including all cash proceeds from sales or operation of assets of Arvida and its Consolidated Entities, distributions received from unconsolidated Affiliates of Arvida plus the proceeds from any Project Indebtedness, but after deducting Operating Expenses, Project Indebtedness Debt Service and capital expenditures with respect to assets of Arvida and its Consolidated Entities. "Project Indebtedness Debt Service" means all payments of principal and interest required to be made in connection with any Project Indebtedness. "Operating Expenses" means, with respect to any fiscal period, all cash disbursements of Arvida and its Consolidated Entities in order to obtain all cash receipts, including, without limitation, all cash expenses (such as, without limitation, advertising and promotion, management, interest (other than interest under the Term Loan), principal payments made toward the Letter of Credit Notes following any draw on any Letter of Credit, advances by Arvida to Non-Controlled Affiliates of Arvida, salary, rent, insurance, utility, construction, development, repair and maintenance, accounting, statistical or bookkeeping services and computing or accounting equipment use, travel and telephone expenses).

           1.1.22 "Closing Date" means the effective date of this Agreement, which is ________________, 1997.

           1.1.23 "Code" means the Uniform Commercial Code, as the same may, from time to time, be in effect in the State of Florida; provided, however, in the event that by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of the security interest in any Collateral is pursuant to the Uniform Commercial Code as in effect in a jurisdiction other then the State of Florida, the term "Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction.

           1.1.24 "Collateral" means all property, real or personal, tangible or intangible, now existing or hereafter acquired by any of the Borrowers, which is or hereafter shall be subject to a security interest or lien in favor of the Agent, on behalf of the Lenders, pursuant to the Security Documents, in order to secure the Obligations, including, without limitation, all Mortgaged Properties, Entity Interests, Cash Collateral, Accounts, Equipment, General Intangibles, Intellectual Property and Inventory.

           1.1.25 "Committed Share" means the percentage interest of each Lender in each of the Commitments, as described on Schedule 1.1.25.

           1.1.26  "Commitment Termination Date" means the earlier of:
(i) July    , 2001 and (ii) the date of termination of the Commitments pursuant to Article 9.

           1.1.27 "Consistent Basis" means, in reference to the application of Generally Accepted Accounting Principles, that the accounting principles observed in the current period are comparable in all material respects to those applied in the preceding period.

           1.1.28 "Consolidated Entities" means Arvida and all of the Subsidiaries and Controlled Affiliates, excluding, however, those Subsidiaries and Controlled Affiliates which are homeowners associations ("HOAs") or equity clubs ("Equity Clubs"), interests in which are by their terms contemplated to pass to purchasers of Houses or Home Sites or the purchasers of memberships in country clubs developed by the Borrowers.

           1.1.29 "Contingent Payment Agreement" means the agreement of even date herewith by and among the Borrowers, whereby each of the Borrowers agrees that each Borrower shall have the right to seek contribution from each of the other Borrowers with respect to each such Borrower's respective liabilities for the Obligations, which expressly identifies the Lenders as third-party beneficiaries thereof, a copy of which is attached hereto as Exhibit "A".

           1.1.30 "Controlled Affiliate" means, as to Arvida, any Affiliate of which more than fifty percent (50%) but less than one hundred percent (100%) of the securities, partnership interests or other ownership interests having ordinary voting power to elect the board of directors or having direct power to perform functions similar to that of a board of directors, is at the time directly or indirectly owned or controlled by Arvida, provided however, that for purposes hereof Country Isles Associates, an Illinois general partnership, shall be deemed to be a Non-Controlled Affiliate, rather than a Controlled Affiliate.

           1.1.31 "Default Rate" means the rate of interest identified as the Default Rate in the Notes.

           1.1.32 "Distributions" means distributions of cash or cash equivalents to Arvida's partners or other holders of partnership interests in Arvida.

           1.1.33 "Effective Rate" means, with respect to any Tranche representing a portion of the outstanding principal balance under any of the Loans, either the Note LIBO Rate (as defined in the Term Loan Notes and Line of Credit Notes) or the Prime Rate (as defined in the Term Loan Notes and Line of Credit Notes) or the Default Rate, applicable to such Tranche.

           1.1.34 "Entity Interests" means all of the Borrowers' interests in each of the Subsidiaries and Affiliates and all of the interests of all such Subsidiaries and Affiliates in other Subsidiaries and Affiliates.

           1.1.35 "Equipment" has the meaning ascribed to such term in the Security Agreement.

           1.1.36 "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be supplemented or amended from time to time.

           1.1.37  "Event of Default" means any of the events specified in
Section 8 hereof.

           1.1.38 "Financial Statements" means the annual and quarterly financial statements described in Section 4.3.1 and Sections 6.1.1 and 6.1.2.

           1.1.39 "General Intangibles" has the meaning ascribed to such term in the Security Agreement.

           1.1.40 "Generally Accepted Accounting Principles" means those principles of accounting set forth in Opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of any report required herein or as of the date of an application of such principles as required herein.

           1.1.41 "Improvements" means any improvements, including, without limitation, subdivision improvements and infrastructure, now or hereafter existing or developed upon any of the Mortgaged Properties.

           1.1.42 "Intellectual Property" means collectively, all Computer Hardware and Software Collateral, Copyright Collateral, Patent Collateral, Trademark Collateral and Trade Secrets Collateral, as each of such terms is defined in the Security Agreement.

           1.1.43 "Inventory" has the meaning ascribed to such term in the Security Agreement.

           1.1.44 "Lenders" means collectively, BankBoston, N.A., a national banking association, Bank United, a federal savings bank, Barnett Bank, N.A., a national banking association and First Union National Bank, a national banking association, each a "Lender".

           1.1.45 "Letter of Credit Line" has the meaning ascribed to such term in Section 2.3 hereof.

           1.1.46 "Letters of Credit" means Standby Letters of Credit issued pursuant to the provisions of Section 2.3 hereof.

           1.1.47 "Liens" means all mortgages, pledges, hypothecations, assignments, security interests, liens, charges, encumbrances or preferences, priorities, or other security agreements or arrangements of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement or agreement providing for the filing or delivery of any financing statement under the Code or comparable law of any jurisdiction.

           1.1.48 "Line of Credit" has the meaning ascribed to such term in Section 2.2 hereof.

           1.1.49 "Loan Documents" means all documents executed and delivered in connection with the Loans including, without limitation, this Agreement, the Notes, the Mortgages, UCC-1 Financing Statements, Assignments of Rents and Leases, Security Agreement, Security Documents, Assignments of Licenses and Permits, Assignments of Entity Interests, Assignments of Intellectual Property and Tax Indemnification Agreement.

           1.1.50 "Loan Year" means each successive twelve (12) month period commencing with the date of this Agreement and each subsequent anniversary hereof throughout the term of the Loans.

           1.1.51 "Loans" means any or all of the Advances made under the Term Loan Commitment, Line of Credit Commitment or Letter of Credit Commitment.

           1.1.52 "Material Adverse Change" means, with respect to the period of time from and after March 31, 1997, as to the most recent quarterly Financial Statements of Arvida and its Consolidated Entities, and the periods of time from and after the applicable effective date of any other information relevant thereto, in each case up to, through and including (but in no case subsequent to) the Closing Date of this Agreement: (a) a material adverse change in the business, operations, properties, assets, prospects or condition (financial or otherwise) of any Borrower, or (b) the impairment of the Agent's first priority security interest, on behalf of the Lenders, which is to be effected in any of the Mortgaged Properties or other Collateral pursuant to the Security Documents or (c) the material impairment of (i) any of the Mortgaged Properties or other Collateral, (ii) any Borrower's ability to carry on its operations substantially as now conducted or (iii) the ability of any Borrower to perform its Obligations under this Agreement or the other Loan Documents.

           1.1.53 "Mortgaged Properties" means all parcels of real property and all Improvements thereon, and all such other rights and interests relative thereto as are described in Recitals A through H in each Mortgage encumbering same, now owned by the Borrowers, as such Mortgaged Properties are described on Schedule 1.1.53, which shall be encumbered by the Mortgages, as security for the Obligations, together with all Additional Properties, at such time that such Additional Properties shall be acquired by the Borrowers and encumbered by a Mortgage, in accordance with Section 3.3.1 hereof.

           1.1.54 "Mortgages" means, collectively, the Mortgage and Security Agreements (with respect to Mortgaged Properties in Florida) and the Deed to Secure Debt and Security Agreement (with respect to Mortgaged Properties in Georgia), of even date herewith, from the Borrowers to the Agent, on behalf of the Lenders, encumbering all of the Mortgaged Properties presently owned by the Borrowers, in Florida and Georgia, respectively, and all Spreading Agreements which may hereafter be given by the Borrowers to the Agent, in order to spread the lien of the Mortgages to those Additional Properties not presently owned by the Borrowers, but which the Borrowers may acquire hereafter, in accordance with Section 3.3.1, all in form and content satisfactory to the Agent and Lenders, as same may be amended, supplemented, restated or replaced or otherwise modified from time to time. Such Mortgages shall, upon recordation, constitute first liens against all of said Mortgaged Properties and shall be in form and content satisfactory to the Agent and the Lenders and shall be subject only to such Permitted Exceptions and matters as shall be satisfactory to the Agent.

           1.1.55 "Net Worth" means, as of the date of the determination thereof, the assets of Arvida and its Consolidated Entities, excluding goodwill, as determined in accordance with Generally Accepted Accounting Principles, less the Total Liabilities.

           1.1.56 "Non-Controlled Affiliate" means, as to Arvida, any Affiliate in which Arvida does not have a Controlling Interest.

           1.1.57 "Notes" means, collectively, the Term Loan Notes described in Section 2.1 hereof, the Line of Credit Notes described in
Section 2.2 hereof and the Letter of Credit Notes described in Section 2.3 hereof, of even date herewith, from the Borrowers to each of the Lenders, each in the amount of each such Lender's respective Committed Shares of each Commitment, all in form and content satisfactory to the Agent and the Lenders, as same may be amended, supplemented, restated or replaced or otherwise modified from time to time.

           1.1.58 "Obligations" means all liabilities and obligations of the Borrowers for the payment of all Loans and all other monetary amounts (whether such amounts are liquidated or determinable) and for the performance of the terms and covenants of this Agreement and all other Loan Documents (whether or not such performance is then required or contingent), and all covenants and duties regarding the foregoing, arising under or with respect to this Agreement, the Notes, the Security Documents, or any other Loan Documents (including all renewals, extensions, modifications and refinancings thereof, now or hereafter existing).

           1.1.59  "Operating Accounts" means all those certain Bank
Accounts that any of the Borrowers maintain solely in connection with the development, management and/or operation of any of the Mortgaged Properties or other Collateral.

           1.1.60 "Other Affiliates and Other Subsidiaries" means, as to Arvida, all Affiliates and Subsidiaries except only the Borrower Affiliates and the Borrower Subsidiaries.

           1.1.61 "Other Indebtedness" means all indebtedness incurred by Arvida and/or any of its Consolidated Entities, and all indebtedness for which Arvida and/or any of its Consolidated Entities are otherwise liable, including, without limitation, contingent indebtedness under guaranties, without redundancy, including, without limitation the Project Indebtedness, but excluding the Obligations created pursuant to the terms of this Agreement.

           1.1.62 "Other Properties" means all of those parcels of real property and Improvements thereon, owned by Other Affiliates and Other Subsidiaries, which are presently subject to Project Indebtedness and which are not included among the Mortgaged Properties, as such Other Properties are described on Schedule 1.1.62.

           1.1.63 "Permitted Encumbrances" has the meaning ascribed to such terms in Section 7.7.2.

           1.1.64 "Person" means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability company, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

           1.1.65 "Project Indebtedness" means all indebtedness incurred by Arvida and/or any of its Consolidated Entities, or for which Arvida and/or any of its Consolidated Entities are otherwise liable, other than the Obligations, for the acquisition, financing or refinancing of, or the development and/or construction of improvements on, any parcels of real property, including, without limitation, contingent indebtedness under guaranties, without redundancy, provided, however, that no Project Indebtedness shall be permitted with respect to any Mortgaged Property, unless and until same has been released from the Lien of the Mortgages, pursuant to
Section 3.2.

           1.1.66 "Required Lenders" means, at any time, Lenders holding at least sixty-two and one-half percent (62.5%) of the total Committed Shares of all of the Lenders at such time.

           1.1.67  "Security Agreement" means that certain Security
Agreement of even date herewith, from the Borrowers to the Agent, on behalf of the Lenders, in form and content satisfactory to the Agent and the Lenders, as same may be amended, supplemented, restated or replaced or otherwise modified from time to time.

           1.1.68 "Security Documents" means those certain documents described on Schedule 1.1.68 attached hereto, of even date herewith, from the Borrowers to the Agent, on behalf of the Lenders, including, without limitation, the Mortgages, Assignments of Rents and Leases, Assignments of Licenses, Permits and Development Rights, Security Agreement, Assignments of Entity Interests, Assignments of Intellectual Property and such other security agreements as the Lenders shall require in order to encumber the Collateral as security for the Loans, all in form and content satisfactory to the Agent and the Lenders, as same may be amended, supplemented, restated or replaced or otherwise modified from time to time, and all consents to any of the foregoing required to be obtained from third parties.

           1.1.69 "Solvent" means, with respect to any Person, that as of the date of determination, both (a)(i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent obligations) of such Person and (z) greater than the amount that will be required to pay the probable liabilities of such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay such debts as they become due and (b) such Person is solvent within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers.

           1.1.70 "Spreading Agreement" means any spreading agreement which shall hereafter be given by the Borrowers to the Agent, on behalf of the Lenders, in order to spread the lien of any of the Mortgages to any Additional Properties which the Borrowers may acquire hereafter in accordance with
Section 3.3.1, all in form and content satisfactory to the Agent and Lenders, as same may be amended, supplemented, restated or replaced or otherwise modified from time to time.

           1.1.71 "Subsidiary" means any corporation, partnership, or other entity, of which one hundred percent (100%) of the securities, partnership interests or other ownership interests having ordinary voting power to elect the board of directors or having direct power to perform functions similar to that of a board of directors, is at the time directly or indirectly owned or controlled by Arvida, all of which Subsidiaries presently in existence are described on Schedule 1.1.71.

           1.1.72 "Super-Required Lenders" means, at any time, Lenders holding at least sixty-six percent (66%) of the aggregate amount of the Commitments of the Lenders at such time, provided, however, that, if the Committed Share of First Union National Bank shall be reduced to less than thirty-five percent (35%), then in each provision in this Agreement where the consent or approval of the Super-Required Lenders is otherwise stipulated, such provision shall be automatically deemed amended to require the consent or approval of the Required Lenders.

           1.1.73 "SWAP Agreement" means that certain International SWAP Dealers Association, Inc. Master Agreement, to be entered into by and between the Borrowers and First Union National Bank, together with all exhibits, schedules and addenda thereto, which accomplishes an interest rate swap, hedge or other type of derivative for the interest payments due with respect to a portion of the principal balance outstanding under the Term Loan.

           1.1.74  Intentionally Omitted

           1.1.75  "Term Loan" has the meaning ascribed to such term in
Section 2.1 hereof.

           1.1.76 "Total Liabilities" means as of the date of the determination thereof, the liabilities of Arvida and its Consolidated Entities determined in accordance with Generally Accepted Accounting Principles, plus any unfunded availability under the Commitments established by this Agreement and, to the extent not included in the foregoing, all Other Indebtedness.

           1.1.77 "Tranche" means any portion of the outstanding principal balance under any of the Loans bearing interest at the applicable Note LIBO Rate, Prime Rate, or Default Rate.

           1.1.78 "UCC-1 Financing Statements" means those certain UCC-1 Financing Statements (local and state) covering all Collateral subject to perfection by filing thereof, including, without limitation, personal property, fixtures and equipment owned by the Borrowers, placed or to be placed on or under the Mortgaged Properties and used by the Borrowers exclusively in connection with said Mortgaged Properties, and such other documents that will ensure the Agent a perfected security interest, on behalf of the Lenders, in and to said Collateral.

           1.1.79 "Weston" means the Mortgaged Property legally described on Schedule 1.1.79.

     1.2   Other Definitional Provisions.

           1.2.1 Material and Materially. "Material" and "materially" shall have the meanings ascribed to such terms under Generally Accepted Accounting Principles as such would be applied to the business of the Borrowers or others, except as the context shall clearly otherwise require.

           1.2.2 Capitalized Terms Used in Other Documents. Capitalized terms used in the other Loan Documents or any other documents, instruments, or certificates executed or delivered pursuant to this Agreement or any other Loan Document, shall have the meaning as ascribed to such terms in this Agreement, unless otherwise defined in such other Loan Document, instrument or certificate or as the context otherwise requires.

           1.2.3 Pronouns, Sections and Articles. As used in this Agreement a neuter pronoun shall be deemed to include references to the masculine and feminine variations thereof, and vice versa, and a singular pronoun shall be deemed to include a reference to the plural variation thereof, and vice versa, in each case as the context may permit or require. Any reference to an "Article", "Section", "Schedule" or "Exhibit" shall mean, respectively, the appropriate Article, Section, Schedule or Exhibit of this Agreement unless there is a specific reference to an article, section, or exhibit of another document or instrument.

           1.2.4 Accounting Terms. Accounting terms to the extent not otherwise defined shall have the respective meanings given them under, and shall be construed in accordance with, Generally Accepted Accounting Principles.

           1.2.5 Terms Defined in Uniform Commercial Code. Terms defined in, or by reference to Article 9 of the Code to the extent not otherwise defined herein shall have the respective meanings given to them in Article 9.

           1.2.6   Hereby, Hereto, Herein, Etc.  The words "hereby,"
"hereto," "hereof," "herein," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

           1.2.7 Reference to Parties. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such parties unless the context shall expressly provide otherwise.


             ARTICLE 2.  AMOUNT AND TERMS OF THE LOANS

     2.1   The Term Loan Commitment.

           2.1.1 Purpose of Loan and Loan Amount. It is intended that, subject to the satisfaction of the conditions of Article 5, the entire amount of the Term Loan Commitment shall be disbursed on the Closing Date. No later than 11:00 a.m. (Ft. Lauderdale, Florida time) on the Closing Date, each Lender shall deliver to the Agent, in immediately available funds, the amount of its respective Committed Share of the Term Loan Commitment, to such account of the Agent as the Agent may designate. The Agent shall, subject to the satisfaction of the conditions of Article 5, thereupon disburse to the Borrowers the entire amount of the Term Loan Commitment. The proceeds of the Advance under the Term Loan Commitment shall be used by the Borrowers principally to make Distributions. The Borrowers shall furnish to the Agent within thirty (30) days following the date hereof evidence satisfactory to the Agent that the Borrowers have in fact expended the amount of the proceeds of the Term Loan in such manner.

           2.1.2 The Term Loan Notes. The proceeds of the Term Loan Commitment so advanced (such Advance being herein referred to as the "Term Loan"), shall be evidenced by promissory notes of even date herewith, from the Borrowers to each Lender, each such promissory note to be in the amount of such Lender's respective Committed Share of the Term Loan Commitment (collectively, the "Term Loan Notes"). The calculation of accrued interest shall be based on the outstanding principal balance of each of the Term Loan Notes as of the end of any day. Each Tranche from time to time outstanding under the Term Loan shall bear interest at an Effective Rate determined in accordance with the terms of the Term Loan Notes, provided, that commencing upon an Event of Default, the entire outstanding principal balance of the Term Loan shall bear interest at the Default Rate specified therein. The Borrowers shall make payments of interest and principal to the Agent, for the account of the Lenders, in accordance with and pursuant to the terms of this Agreement and the Term Loan Notes. All outstanding principal and unpaid accrued interest under the Term Loan shall be due and payable on the Commitment Termination Date. Notwithstanding any repayment by the Borrowers of any principal amount outstanding under the Term Loan, the Borrowers shall not be entitled to reborrow any sums whatsoever under the Term Loan Commitment.

           2.1.3 Required Curtailments. Without limiting the foregoing, the Term Loan Notes shall provide that the Borrowers shall, during each Loan Year, make payments to the Agent, for the account of the Lenders, toward the reduction of the principal balances outstanding under the Term Loan Notes, in the following amounts and at the following times:

                   2.1.3.1 The Borrowers shall pay to the Agent, for the account of the Lenders, on or before the last Business Day of each Loan Year, the sum of $12,500,000.00 (the "Minimum Required Curtailment"), and

                   2.1.3.2 The Borrowers shall pay to the Agent, for the account of the Lenders, on each ARC Payment Date an amount (the "Additional Required Curtailment") calculated as follows:

                             (A) (i) On the 1998 February ARC Payment
Date, an amount equal to twenty-five percent (25%) of the amount of any Distribution then made.

                                 (ii) On each subsequent February ARC
Payment Date, an amount equal to the sum of: (x) the ARC Deficit, if any, to the extent the ARC Deficit does not exceed the Adjusted CFAPF for the fiscal year ended on the immediately preceding December 31, plus (y) twenty-five percent (25%) of the remainder of the Adjusted CFAPF for the fiscal year ended on the immediately preceding December 31, after payment of the ARC Deficit pursuant to the foregoing subparagraph (x).

                             (B) On each August ARC Payment Date, an
amount equal to the sum of: (x) the ARC Deficit, if any, plus (y) twenty-five percent (25%) of the remainder of the Distribution then made, after payment of the ARC Deficit pursuant to the foregoing subparagraph (x).

                      The term "Adjusted CFAPF" means Cash Flow After
Project Financing less all Term Loan Principal Payments and all interest paid on the Term Loan during the preceding fiscal year.

                             (C) Notwithstanding anything herein to the
contrary, those portions of the Additional Required Curtailment calculated pursuant to subsection (A)(i); subpart (y) of subsection (A)(ii); and subpart
(y) of subsection (B) shall in the aggregate, in any one (1) Loan Year, not exceed $6,250,000.00.

                      The term "ARC Deficit" means: (i) as of any ARC
Payment Date in the second Loan Year, the difference of $18,750,000.00 less the sum of all Term Loan Payments theretofore paid, (ii) as of any ARC Payment Date in the third Loan Year, the difference of $37,500,000.00 less the sum of all Term Loan Payments theretofore paid and (iii) as of any ARC Payment Date in the fourth Loan Year, the difference of $56,250,000.00 less the sum of all Term Loan Payments theretofore paid.

                      The term "ARC Payment Date" means: (i) any Business
Day in any August of any Loan Year, on which a Distribution is made, if any (an "August ARC Payment Date"), and (ii) the first Business Day of each February of each Loan Year, or such later date in February on which the Borrowers intend to make a Distribution, provided the Borrowers shall have notified the Lenders of such later date, in writing, not later than January 15 of such year (a "February ARC Payment Date").

                      The term "Term Loan Principal Payments" means, as of any ARC Payment Date, all payments which have theretofore been made toward the reduction of the outstanding principal balance under the Term Loan, including, without limitation, all payments of Minimum Required Curtailments made in the same Loan Year and all prior Loan Years, all payments of Additional Required Curtailments made in the same Loan Year and all prior Loan Years and all prior voluntary prepayments made in the same Loan Year and all prior Loan Years.

     2.2   The Line of Credit Commitment.

           2.2.1 Purpose of Loan and Loan Amount. Upon and subject to the terms and conditions of this Agreement, including, without limitation, satisfaction of the conditions of Section 5.2 and compliance with the covenants set forth in Articles 6 and 7 the Lenders agree to make Advances to the Borrowers, through the Agent from time to time until the Commitment Termination Date, and the Agent agrees to make Advances to the Borrowers from time to time until the Commitment Termination Date, subject to the funding by each Lender of its respective Committed Share thereof, provided that the outstanding Advances shall not in the aggregate exceed the Line of Credit Commitment. The proceeds of all Advances under the Line of Credit Commitment shall be used for working capital for the ongoing operation of the Borrowers' business, and, subject to compliance with the covenants set forth in Articles 6 and 7, for the making of Distributions.

           2.2.2   Request for Advances under Line of Credit Commitment.
The Borrowers shall make a request for any Advance under the Line of Credit Commitment by submitting to the Agent a request (a "Request for Advance") in accordance with the procedures hereinafter set forth, and, subject to the terms hereof, no later than 11:00 a.m. (Ft. Lauderdale, Florida time) on the date stipulated in such Request for Advance as the date of the funding thereof, each Lender shall deliver to the Agent, in immediately available funds, the amount of its respective Committed Share of such Advance, to such account of the Agent as the Agent may designate. Each Advance under the Line of Credit Commitment shall be made by wire transfer or internal transfer if with the Agent, to the account designated from time to time by the Borrowers for Advances, in the amount thereof, to the extent of the funding by such Lender of its Committed Share thereof. Each Request for Advance under the Line of Credit Commitment shall be given in writing (by telecopy, hand delivery, or overnight delivery service), not less than three (3) Business Days prior to the requested date of such Advance, by Borrowers to the Agent at the following address:

                   Nora Lankford, V.P.
                   Barnett Bank, N.A., Credit Services
                   101 Hialeah Drive, 2nd Floor
                   Hialeah, FL 33010
                   (305) 883-2535
                   Fax: (305) 883-2515 or 2493

or to such other address as Agent may specify from time to time by written notice to the Borrowers given in accordance with the provisions of
Section 11.4 below. Each such Request for Advance shall be substantially in the form of Exhibit "B-1" attached hereto and hereby made a part hereof, specifying therein the requested date of the Advance, the amount of such Advance and such other information as shall be required by the Agent, including, without limitation, the use thereof. The Agent and the Lenders shall be entitled to rely upon and shall be fully protected under this Agreement in relying upon any Requests for Advance believed by the Agent to be genuine and to assume that the Person or Persons executing and delivering the same were duly authorized.

           2.2.3 Revolver. Prior to the Commitment Termination Date, the Borrowers may borrow, repay, and reborrow under the Line of Credit Commitment in accordance with the terms hereof.

           2.2.4 Exceeding Amount. If at any time the aggregate principal amount of Advances outstanding under the Line of Credit Commitment shall exceed the Line of Credit Commitment, the Borrowers will pay to the Agent, for the account of the Lenders, upon demand such amount as shall be required to cause the aggregate principal amount of Advances outstanding to be equal to or less than the Line of Credit Commitment. The amount of all Advances which will cause the outstanding balance under the Line of Credit to exceed the Line of Credit Commitment shall bear interest at an Effective Rate, provided that if same are not paid within three (3) Business Days following demand therefor, then the amount of Advances in excess of the Line of Credit Commitment shall thereupon bear interest at the Default Rate. Notwithstanding anything seemingly to the contrary herein, under no circumstances shall the Borrower request nor shall the Lenders knowingly make any Advances which shall cause the outstanding balance under the Line of Credit to exceed the Line of Credit Commitment.

           2.2.5 The Line of Credit Notes. Advances under the Line of Credit Commitment (such Advances being herein referred to as the "Line of Credit") shall be evidenced by the promissory notes of even date hereof from the Borrowers to each Lender, each such promissory note to be in the amount of such Lender's respective Committed Share of the Line of Credit Commitment (collectively, the "Line of Credit Notes"). The calculation of accrued interest shall be based on the outstanding principal balance of each of the Line of Credit Notes as of the end of any day, and such amount shall equal:
(i) the sum of all Advances theretofore made to or on behalf of the Borrowers under the Line of Credit Commitment, reduced by (ii) all payments applied to the principal balance thereof. Each Tranche from time to time outstanding under the Line of Credit shall bear interest at an Effective Rate determined in accordance with the terms of the Line of Credit Notes, provided, that commencing upon an Event of Default, the entire outstanding principal balance of the Line of Credit shall bear interest at the Default Rate specified therein. The Borrowers shall make payments of interest and principal to the Agent for the account of the Lenders, in accordance with and pursuant to the terms of the Line of Credit Notes. All outstanding principal and unpaid accrued interest under the Line of Credit shall be due and payable on the Commitment Termination Date.

           2.2.6 Clean-Up of Line of Credit. The Borrowers shall repay the outstanding balances under the Line of Credit Notes at least once each Loan Year, provided, however, that the Borrowers shall, at no point, repay the outstanding balance under any of the Line of Credit Notes to the extent that there shall be less than $1,000.00 outstanding thereunder at any time, and shall not reborrow under the Line of Credit Commitment for a period of at least thirty (30) days after such repayment (a "Clean-up Repayment"). Notwithstanding the foregoing, however, the Borrowers shall be entitled to forego such Clean-up Repayment for one Loan Year, provided, however, that the Borrowers shall not be entitled to make any Distributions during the Loan Year following the Loan Year as to which the Borrowers failed to make a Clean-up Repayment, until the Borrowers shall make a Clean-up Repayment.

     2.3   The Letter of Credit Commitment.

           2.3.1 Purpose of Loan and Loan Amount. Upon and subject to the terms and conditions of this Agreement, the Lenders severally agree to establish on their books a line of credit availability in favor of the Borrowers in an amount equal to each such Lender's respective Committed Share of the Letter of Credit Commitment. The Letter of Credit Commitment shall be used for the issuance of Letters of Credit by the Agent, as required by any of the Borrowers in order to secure bonds for site improvement work on Mortgaged Properties.

           2.3.2 Term and Limits on Requests for Letters of Credit. The Agent shall upon the request of the Borrowers, in accordance with the procedures hereinafter set forth, and subject to the terms hereof, including, without limitation, satisfaction of the conditions of Section 5.2 and compliance with the covenants set forth in Articles 6 and 7, issue Letters of Credit, in accordance with the provisions hereof. No Letter of Credit shall be issued which, when aggregated with the amount of outstanding Letters of Credit, would exceed the Letter of Credit Commitment. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrowers shall give written notice to the Agent at the following address:

                   Nora Lankford, V.P.
                   Barnett Bank, N.A., Credit Services
                   101 Hialeah Drive, 2nd Floor
                   Hialeah, FL 33010
                   (305) 883-2535
                   Fax: (305) 883-2515 or 2493

(or to such other address as the Agent may specify from time to time by written notice to the Borrowers given in accordance with the provisions of
Section 11.4 below), not less than five (5) Business Days prior to the requested date of issuance, amendment, renewal or extension of any such Letter of Credit. Each such notice (a "Request for Letter of Credit") shall be substantially in the form of Exhibit "B-2" attached hereto, specifying therein the date of issuance, amendment, renewal or extension, the date on which the Letter of Credit is to expire, the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare such Letter of Credit, and in all other material respects conform to the Agent's policies and procedures in effect from time to time for the issuance of Letters of Credit. The Agent and the Lenders shall be entitled to rely upon and shall be fully protected under this Agreement in relying upon any Request for Letter of Credit believed by the Agent to be genuine and to assume that the Person or Persons executing and delivering the same were duly authorized.

           2.3.3   Draws Under Letters of Credit.  Draws made upon any
Letter of Credit issued pursuant hereto shall be deemed Advances under the Letter of Credit Notes, as of the date of the payment thereof, and shall be subject to the requirements of the Letter of Credit Notes and this Agreement.

           2.3.4 The Letter of Credit Notes. Advances under the Letter of Credit Commitment (such Advances being herein referred to as the "Letter of Credit Line") shall be evidenced by the promissory notes of even date herewith, from Borrowers to each of the Lenders, each in the amount of such Lender's respective Committed Share of the Letter of Credit Commitment (collectively, the "Letter of Credit Notes"). Any draw made upon any Letter of Credit, which shall constitute an Advance under the Letter of Credit Commitment, shall upon demand by the Agent be repaid by the Borrowers to the Agent, for its own account as the issuer thereof (or for the account of the Lenders to the extent of their payments to the Agent of their respective Committed Shares of any such Advance), not later than 11:00 a.m.
(Ft. Lauderdale, Florida time) on the third Business Day following receipt of demand therefor, from the Agent, together with interest thereon at the Effective Rate provided in the Letter of Credit Notes; if the Borrower shall fail to make payment by such time on the third Business Day following receipt of such demand, same shall constitute an Event of Default hereunder and the amount of such Advance under the Letter of Credit Commitment shall thereupon commence to accrue interest at the Default Rate provided in the Letter of Credit Notes.

           2.3.5 Limitation on Letters of Credit. The Agent shall have no obligation to issue any Letter of Credit if there shall then exist any Event of Default, if there shall then exist any outstanding drafts under any outstanding Letters of Credit or any outstanding unpaid Advances made by the Agent under any such outstanding Letters of Credit, or if the face amount of any such Letter of Credit to be issued, plus the sum of the principal amounts under all outstanding Letters of Credit would exceed the Letter of Credit Commitment, or if the expiration date of any such requested Letter of Credit falls on a date later than the earlier of (i) 365 days following the date of issuance or (ii) thirty (30) Business Days prior to the Commitment Termination Date; provided, however, that in the event the Borrowers shall request any Letter of Credit, the expiration of which falls on a date later than thirty
(30) Business Days prior to the Commitment Termination Date, the Agent shall issue such Letter of Credit if the Borrowers shall deposit Cash Collateral with the Agent simultaneously with the Borrowers' Request for Letter of Credit, in an amount equal to the amount of such requested Letter of Credit. Each Request for Letter of Credit shall be accompanied by such other applications, agreements, information or documents as the Agent shall require and shall be in accordance with the Agent's policies and procedures then in effect.

           2.3.6   Draws Subsequent to Maturity Date or Event of Default.
In the event that the expiration date of any Letter of Credit shall fall upon a date subsequent to the Commitment Termination Date, then, no later than such Commitment Termination Date, the Borrowers shall either (i) cause all underlying Letters of Credit to be returned and cancelled or (ii) if not previously paid to the Agent, pursuant to Section 2.3.5, pay to the Agent Cash Collateral in an amount equal to the maximum amount of all such outstanding Letters of Credit. Such Cash Collateral shall be held in the Cash Collateral Account. All obligations of the Borrowers to the Agent in connection with such Letters of Credit shall be secured by the Cash Collateral, to the same degree as if the Letter of Credit Notes were still outstanding. This Section shall survive the Commitment Termination Date. From time to time after funds are deposited in the Cash Collateral Account, the Agent may apply such funds then held in the Cash Collateral Account to the payment of any Obligations, in such order as the Agent may elect, as shall be or shall become due and payable by the Borrowers to the Agent with respect to any Letters of Credit. Neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Cash Collateral Account, except that upon the termination of all Letters of Credit, in accordance with their terms and the payment of all amounts payable by the Borrowers to the Agent in respect thereof and in respect of any draws thereunder, any funds remaining in the Cash Collateral Account shall be returned to the Borrowers. Notwithstanding the occurrence of the Commitment Termination Date, the Borrowers will be and will continue to remain obligated to reimburse the Agent (whether from the Cash Collateral Account or otherwise) for the full amount of all payments made by the Agent, pursuant to any Letter of Credit, and the foregoing Obligation shall be secured by all of the Collateral. In the event any Letter of Credit is drawn upon at any time subsequent to the Commitment Termination Date, and there shall then be insufficient funds in the Cash Collateral Account to cover such draw, the amount of such draw shall be immediately repaid by the Borrowers following receipt of demand therefor in writing from the Agent, and shall bear interest at the Default Rate from the date of such draw until the date paid.

           2.3.7 Non-Funding Lender. The Agent shall not be obligated to issue any Letter of Credit at a time when a Lender has become a Non-Funding Lender pursuant to Section 2.7.2 below, unless the Agent has entered into arrangements satisfactory to it and the Borrowers to eliminate the Agent's risk with respect to the participation of the Non-Funding Lender with respect to Advances under any such Letter of Credit, which may include the Borrowers' depositing with the Agent Cash Collateral in the amount of the Committed Share of such Non-Funding Lender in such Letter of Credit.

           2.3.8 Draws on Letters of Credit. A Letter of Credit may be drawn upon by presentment to the Agent, at its office where the original Letter of Credit was issued (or such other offices as may be specified therein), duly endorsed by the beneficiary, together with such supporting documents and certificates as may be required by the Letter of Credit. The Agent may afford the beneficiary notice of and an opportunity to correct nonconforming items capable of cure, each in the sole and absolute discretion of the Agent and without any notice to or consent from the Borrowers. The Letter of Credit may not be transferred or assigned without (a) the prior written consent of the Agent, (b) submission to the Agent of a notice of transfer in the form annexed to the Letter of Credit, and (c) the payment of the Agent's normal transfer fees.

     2.4   Terms Applicable to All Commitments.

           2.4.1 Place of Payment. All payments of principal, interest, Facility Fees, late fees, expenses and other amounts made by or on behalf of the Borrowers pursuant to this Agreement, the Notes and the other Loan Documents shall be made in immediately available funds by 11:00 a.m. (Fort Lauderdale, Florida time) on a Business Day, to the Agent, for the account of each Lender, at its office at One East Broward Boulevard, Fort Lauderdale, Florida 33301, or at such other place as the Agent may instruct. Any payments of principal, interest, Facility Fees, late fees, expenses or other amounts pursuant to this Agreement, the Notes or the other Loan Documents, made after 11:00 a.m. (Ft. Lauderdale, Florida time) shall be deemed to be payments made on the next following Business Day, for all purposes hereof, including, without limitation, the accrual of interest. The date, amount and interest rate of each Advance under the Term Loan, Line of Credit and Letter of Credit Line, and each payment of principal and interest with respect thereto shall be recorded on the books and records of the Agent, and such books and records shall constitute conclusive evidence, absent manifest error or bad faith, of the accuracy of the information therein recorded.

           2.4.2 Payments Made Other Than On a Business Day. Should any payment under any Notes become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and, in the case of any payment of principal, interest shall be payable thereon at the Effective Rate or the Default Rate, as applicable, specified in such Notes for each Business Day such principal is outstanding. Payments of principal shall not be deemed paid on any Business Day unless received by not later than 11:00 a.m. on such Business Day.

           2.4.3 Advances Do Not Constitute Waivers. No Advance of the proceeds of any of the Commitments hereunder shall constitute a waiver of any of the conditions for the making of further Advances, and in the event that any Advance shall be made notwithstanding that any Event of Default shall then exist, the making of such Advance shall not have the effect of precluding the Agent, upon the consent of the Required Lenders, from thereafter declaring there to exist an Event of Default.

           2.4.4 Reduction of Commitments. The Borrower shall have the right, upon thirty (30) days' prior written notice to the Agent, to voluntarily reduce the amount of the Line of Credit Commitment and/or the Letter of Credit Commitment, without premium or penalty, provided, however, that upon the effective date of such reduction therein, the Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, all such sums as shall be required to reduce the outstanding principal balance under the Line of Credit to the Line of Credit Commitment as so reduced and/or shall return to the Agent all outstanding Letters of Credit (or deposit with the Agent sufficient Cash Collateral) as shall be required to reduce the amount of the outstanding Letters of Credit to the Letter of Credit Commitment as so reduced. The Borrowers shall not have the right to at any time thereafter increase the amount of Line of Credit Commitment.

     2.5 Late Fee. A late charge of five percent (5%) of any payment required to be made pursuant to the terms of this Agreement, any of the Notes or any other Loan Document, shall be imposed on any payment which is not received within five (5) days of the date such payment is due. This late charge is not a penalty, but liquidated damages to defray administrative and related expenses caused the Lenders due to such late payment. The late charge shall be immediately due and payable, and shall be paid by the Borrowers to the Agent, for the account of the Lenders, without notice or demand. In the event that any such late payment for which a late charge shall be assessed hereunder shall constitute an Event of Default hereunder, then such late charge shall be applied toward the payment of interest accrued at the Default Rate charged upon the total outstanding principal balance of the Loans, commencing upon the occurrence of such Event of Default. This provision for a late charge is not, and shall not be deemed, to effect a grace period and the Lenders shall be entitled to the rights and remedies otherwise provided herein upon an Event of Default.

     2.6 Facility Fees. In consideration of the Commitments, the Borrowers shall pay the following fees (the "Facility Fees"):

           2.6.1 Term Loan. With respect to the Term Loan Commitment, the Borrowers shall pay to the Agent, for the account of the Lenders, at closing a non-refundable commitment fee in the amount of $750,000.00.

           2.6.2 Line of Credit. With respect to the Line of Credit Commitment, the Borrowers shall pay to the Agent, for the account of the Lenders, (a) at closing, a non-refundable commitment fee in the amount of $200,000.00 and (b) at the end of each quarter of each Loan Year, a fee for unused availability on the Line of Credit, in an amount equal to one-sixteenth of 1% (0.0625%) of the unused portion of the Line of Credit Commitment for such quarter of such Loan Year. Such fee for unused availability shall be calculated as of the last Business Day of each quarter of each Loan Year during the term of the Line of Credit Commitment or as of any earlier Commitment Termination Date, if any, on the basis of the average daily unused portion of the Line of Credit Commitment for each quarter of each Loan Year during which the Line of Credit Commitment is outstanding (or portion thereof, if the Commitment Termination Date occurs earlier).

           2.6.3 Letter of Credit Line. With respect to the Letter of Credit Commitment, the Borrowers shall pay to the Agent, for its own account, as the issuer of the Letters of Credit, a non-refundable commitment fee in the amount of $6,250.00, and to the Agent, for the account of the Lenders, a non-refundable commitment fee in the amount of $43,750.00, all at closing.

           2.6.4 Administrative Fees. The Borrowers shall pay to Agent, for its own account, such administrative fees as have been agreed upon by and between Agent and the Borrowers as set forth in a separate agreement.

     2.7   Prorata Treatment; Several Commitments.

           2.7.1   Except to the extent otherwise provided herein:
(i) each Advance shall be funded to the Agent by each Lender to the extent of its respective Committed Share; (ii) each payment of the principal balance outstanding under any of the Loans by the Borrowers shall be made to the Agent for the account of the Lenders in accordance with their respective Actual Shares of the unpaid principal amounts under such Loans; and (iii) each payment of the interest outstanding under any of the Loans by the Borrowers shall be made to the Agent for the account of the Lenders in accordance with their respective Actual Shares of the outstanding interest under such Loans.

           2.7.2 The failure of any Lender (such Lender, a "Non-Funding Lender") to make its Committed Share of any Advance to be made by it on the date specified therefor shall not relieve any other Lender (each such Lender, an "Other Lender") of its obligation to make its respective Committed Share of such Advance on such date, but neither any Other Lender nor the Agent shall be responsible or liable to the Borrowers, the other Lenders or any other Person for the failure of any Non-Funding Lender to make its Committed Share of an Advance. Notwithstanding anything set forth herein to the contrary, (i) a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document nor shall such Non-Funding Lender constitute a "Lender" for any voting or consent rights under or with respect to any Loan Document, (ii) such Non-Funding Lender shall have no Actual Share whatsoever in any Advance as to which such Non-Funding Lender failed to pay its Committed Share, and (iii) payments made by the Borrowers against the Obligations shall be applied in the order of application set forth in Section 2.8 and shall be allocated first to amounts due to those Lenders who are not Non-Funding Lenders, until each Lender's Actual Share (including that of all Non-Funding Lenders) of the aggregate principal balance outstanding under the Term Loan, Line of Credit and Letter of Credit Line, taken together, shall equal each Lender's Committed Share thereof. A Non-Funding Lender shall not be entitled to any share of any payments made by the Borrowers unless and until each of the Other Lenders have received sufficient payments to reduce its respective Actual Share of the outstanding principal balance of all of the Loans taken together, to an amount equal to its Committed Share thereof.

           2.7.3 Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each Other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any of the other Loan Documents (including, without limitation, exercising any rights of setoff) without first obtaining the prior written consent of the Required Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement, the Notes and each of the other Loan Documents shall be taken in concert and at the direction or with the consent of the Agent and the Required Lenders, not individually by a single Lender.

           2.7.4 Nothing in this Agreement shall be construed or deemed to imply or require any extension of credit by any Lender to another Lender, and no Lender shall have any obligation to purchase the Committed Share of any other Lender upon any Event of Default by the Borrowers or in any other event or circumstance whatsoever.

           2.7.5 Notwithstanding that certain Lenders may have greater or lesser Committed Shares and/or Actual Shares, no Lender shall have any priority of ownership or interest in any of the Loans, Loan Documents or Collateral superior to the priority of ownership or interest of any other Lender.

     2.8 Application and Allocation of Payments. The Borrowers irrevocably waive the right to direct the application of any and all payments at any time or times hereafter received from or on behalf of the Borrowers, and the Borrowers irrevocably agree that the Agent and the Lenders shall have the continuing exclusive right to apply any and all payments against the then due and payable Obligations of the Borrowers and/or payment of the outstanding amounts under the Loans, as the Agent and Lenders may deem advisable. In the absence of the specific determination by all of the Lenders with respect thereto, the same shall be applied in the following order: (i) then due and payable Facility Fees, late fees, and expenses owing to the Agent, for its own account, (ii) then due and payable Facility Fees, late fees and expenses owing to the Lenders, (iii) then due and payable Obligations to the Lenders other than Facility Fees, late fees, expenses and interest and principal payments;
(iv) then due and payable interest accrued on the Loans, (v) then due and payable principal amounts with respect to draws on any Letter of Credit;
(vi) then due and payable principal amounts under the Line of Credit;
(vii) then due and payable principal amounts under the Term Loan; and
(viii) prepayments of principal, to be applied against the outstanding principal balance of the Term Loan or the Line of Credit, as directed by the Borrowers.

     2.9   Sharing of Payments.

           2.9.1 If any Lender shall obtain from any Borrower payment of any principal or interest on any Advance owing to it or any payment of any other amount under this Agreement or any Note held by it or any other Loan Document through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from the Agent as provided herein) and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then outstanding, due to such Lender, in accordance with its Actual Share, than the share received by any other Lender, in accordance with its Actual Share, it shall promptly pay to the Agent for the benefit of the Lenders, the amount of such excess together with interest thereon at the Prime Rate, from the date of receipt of such payment until the date such payment is made to the Agent, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess amount) in accordance with the unpaid principal of and/or interest on the Loans or such other amounts respectively, owing to each of the Lenders, on the basis of their respective Actual Shares. Amounts received by the Agent under this Section shall be treated as a payment received from the Borrowers under Section 2.8 above. To such end, all Lenders shall make appropriate adjustments among themselves if such payment is rescinded or must otherwise be restored.

           2.9.2 If, under applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff or right as against any Borrower to which this Section 2.9 applies, with respect to any of the Loans, such Lender shall assign such rights to the Agent for the ratable benefit of the Lenders and in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

     2.10  Settlement Procedures.

           2.10.1 The Loan balances may fluctuate from day to day from the Agent's disbursement of funds to, and receipt of funds from, the Borrowers. In order to minimize the frequency of transfers of funds between the Agent and the Lenders, Advances may be made by the Agent and payments in respect thereof will be settled according to the procedures set forth in this Section. Notwithstanding these procedures, each Lender's obligation to fund its Committed Share of any Advance will commence on the date such Advance is made. Such payments will be made by each Lender without setoff, counterclaim or reduction of any kind.

           2.10.2 By not later than one Business Day following its receipt of a Request for Advance or a draw on a Letter of Credit, the Agent shall notify each Lender thereof. By not later than 11:00 a.m. (Ft. Lauderdale, Florida time): (i) on the same Business Day as any proposed Advance under the Line of Credit Commitment is to be made, in accordance with a Request for Advance, and (ii) on the same Business Day on which a Lender shall receive notice from the Agent of any draw on a Letter of Credit, each Lender shall pay to Agent, in immediately available same day funds, to such account of the Agent as the Agent may designate, such Lender's Committed Share of such Advance, provided, however, if any Lender shall receive notice of any such draw upon a Letter of Credit later than 4:00 p.m. (Ft. Lauderdale, Florida time), such Lender shall promptly initiate payment of its Committed Share of such Advance and shall make such payment no later than 9:00 a.m.
(Ft. Lauderdale, Florida time) on the next following Business Day. Notwithstanding anything to the contrary contained in this Agreement for purposes of calculating any Lender's Actual Share of any interest payment made by the Borrowers to the Agent: (i) the Agent shall be entitled to all interest, at the Effective Rate or Rates applicable thereto, and, if applicable, the Default Rate, with respect to any Lender's Committed Share of any Advance, from the date of the making of such Advance by the Agent (in the case of a draw on a Letter of Credit) until the date such Lender shall pay such Lender's Committed Share thereof to the Agent and (ii) a Lender shall be entitled to all interest, at the Effective Rate or Rates applicable thereto, and, if applicable, the Default Rate, with respect to any such Lender's Actual Share of any repayment made by the Borrowers to the Agent to the extent such repayments may be applied toward such Lender's Actual Share of outstanding Advances, in accordance with Section 2.8, from the date of such repayment by the Borrowers to the Agent (subject to the terms of Section 2.4.2) until the date the Agent shall pay to such Lender its Actual Share thereof. In the event that either (a) the Agent shall not make any Advance for which a Lender shall have timely funded its Committed Share thereof or (b) any Lender shall fund its Committed Share of an Advance (e.g., a draw upon any Letter of Credit) on or later than the Business Day on which the Agent shall have received repayment thereof from the Borrowers, the Agent shall, within one (1) Business Day following an event described in (a) or (b), above, refund to such Lender the entire amount of such Committed Share of such Advance which is not made or of such Committed Share of such repaid draw on a Letter of Credit, as the case may be.

           2.10.3 All notices by the Agent to the Lenders or by the Lenders to the Agent shall be by telephone, telex, telecopier or other form of teletransmission, in accordance with the notice instructions set forth in
Schedule 2.10.3, or such other notice instructions as the Agent or any Lender shall advise the Agent or such Lender of, from time to time (but not later than three (3) Business Days prior to the date such new notice instructions shall become effective). Any such notice shall be deemed to have been effectively made upon the sender's receipt of confirmation of successful transmission, in form appropriate to the form of transmission.

           2.10.4 The notification by the Agent to each Lender of a Request for Advance by the Borrowers shall, unless otherwise specified by the Agent, constitute a certification by the Agent to each Lender that, to the Agent's actual knowledge: (i) the Borrowers have fulfilled the conditions of such Advance and are entitled to such Advance under the Loan Documents and
(ii) all prior Advances to the Borrowers have been made by the Agent in accordance with the terms of this Agreement and the Loan Documents. In conjunction with the foregoing, the Agent shall be entitled to rely in good faith upon the advice of outside experts, as contemplated by Section 10.2, and upon certifications by the Borrowers and other parties, accepted by the Agent in the ordinary course of the Agent's business.

           2.10.5 Subject to Section 2.7, each payment received by the Agent under this Agreement or any Notes for the account of the Lenders shall be paid by the Agent to the Lenders, in proportion to their Actual Shares for application to Facility Fees, late fees, expenses, interest and principal, in accordance with Section 2.8. Each such payment shall be made by the Agent to the Lenders either (i) if such payment shall have been received by the Agent by 11:00 a.m. (Ft. Lauderdale, Florida time) on any Business Day, by the end of such Business Day or (ii) if such payment shall have been received by the Agent later than 11:00 a.m. (Ft. Lauderdale, Florida time) on any Business Day, by no later than the next following Business Day. Without limiting any Lender's obligation to pay to the Agent each such Lender's Committed Share of Agent's Expenses, as provided by Section 10.3.3, the Agent shall be entitled to deduct from any such Lender's Actual Share in such payments (before remitting the balance to such Lender) such Lender's Committed Share of such Agent's Expenses, if any, which have not been paid by such Lender to the Agent within ten (10) Business Days following written request therefor by the Agent to such Lender, regardless of whether such Lender disputes its obligation to pay such Agent's Expenses, but without prejudice to such Lender's rights to recover the amount so deducted if not in fact owed by such Lender.

     2.11  Accounting.

           2.11.1 Within five (5) Business Days following the making of any Advance, the Agent will deliver to each of the Lenders a certificate with respect to its Actual Share of such Advance, which certificate will be substantially in the form of Exhibit "C" attached hereto.

           2.11.2 The Agent will provide a monthly accounting of transactions under the Loans to the Borrowers and each of the Lenders. Each and every such accounting (absent manifest error) shall be deemed final, binding and conclusive upon each Lender and the Borrowers in all respects as to all matters reflected therein, unless the Borrowers or any Lender, within thirty (30) days after the date any such accounting is rendered, shall notify the Agent in writing of any objection which the Borrowers or such Lender may have to any such accounting, describing the basis for such objection with specificity. In such event, only those items (the "Disputed Items") expressly objected to on such notice shall be deemed to be disputed by the Borrowers or such Lender. The Agent's determination in good faith based upon the facts available of any Disputed Item shall (absent manifest error) be final, binding and conclusive on the Borrowers and each Lender.

     2.12  Additional Payments in Respect of Changed Circumstances.

           2.12.1 If any change subsequent to the date of this Agreement, in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, or any change in Generally Accepted Accounting Principles, shall either (i) impose, modify, or deem applicable any reserve, special deposit, capitalization, or similar requirement in connection with the Loans or other transactions contemplated hereby or any collateral therefor, on the Agent or any other Lender, (ii) impose on the Agent or any other Lender any other condition relating, directly or indirectly, to this Agreement, the Loans or other transactions contemplated hereby or any Collateral therefor, or
(iii) subject the Agent or any other Lenders to any tax (other than taxes based upon gross revenues or net income), charge, fee, deduction, or withholding of any kind whatsoever, and the result of any event referred to in clause (i), (ii), or (iii) above shall be to increase the costs to, or impose additional expenses upon, the Agent or any other Lender in connection with the Loans or other transactions contemplated hereby (which increase in cost shall be the result of the Agent's reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Agent accompanied by a certificate from the Agent describing the subject event(s) giving rise to such cost increases, the Borrowers shall immediately pay to the Agent, from time to time as specified by the Agent, additional amounts which shall be sufficient to compensate the Agent and other Lenders for such increased cost from the date of such change, together with interest on each such amount from the date demanded until payment in full thereof at a rate equal to the Effective Rate, provided, that if same has not been paid within three (3) Business Days following demand, thereafter, at a rate equal to the Default Rate, which rate shall not exceed the maximum non-usurious rate of interest allowed by applicable law as amended from time to time. If any payment of interest or in the nature of interest would cause the foregoing interest rate to be exceeded, then such excess payment shall be credited as a payment of principal, unless the Borrowers notify the Agent in writing to return the excess payment to the Borrowers. A certificate setting forth in reasonable detail any increased cost incurred by the Agent and other Lenders as a result of any event mentioned in clause (i), (ii), or (iii) above submitted by the Agent to the Borrowers as soon as practicable after such costs are determined by the Agent, shall be presumptive evidence as to the amount thereof.

           2.12.2  Each Borrower shall pay directly to the Agent from time to time, on behalf of each Lender, upon request, such amounts as any such Lender may reasonably determine to be necessary to compensate such Lender for any costs that it reasonably determines are attributable to any capital required or expected to be maintained by such Lender or any person controlling such Lender, pursuant to any applicable law or regulation or any reasonable interpretation thereof, or any directive or request of any court or governmental or monetary authority (i) following any change in applicable laws or regulations or (ii) implementing after the date hereof any risk-based capital guideline or other capital requirement heretofore or hereafter issued by any such governmental authority in respect of any such Lender's Commitments hereunder (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender or its parent holding company to a level below that which such Lender or its parent holding company could have achieved but for such law, regulation,
interpretation, directive or request.)   Upon demand therefor by the Agent,
accompanied by a certificate from the Agent describing the subject event(s) giving rise to such additional costs, the Borrower shall immediately pay to the Agent such amounts as shall be sufficient to compensate such Lender for such additional costs, together with interest on each such amount from the date demanded until payment in full thereof at a rate equal to the Effective Rate, provided that if same has not been paid within three (3) Business Days following demand, thereafter at a rate equal to the Default Rate, which rate shall not exceed the maximum non-usurious rate of interest allowed by applicable laws, amended from time to time. If any payment of interest or in the nature of interest would cause the foregoing interest rate to be exceeded, then such excess payments will be credited to the payment of principal, unless the Borrowers notify the Agent in writing to return the excess payment to the Borrowers. A certificate setting forth, in reasonable detail, any increased cost incurred by any such Lender as a result of any event described in this
Section 2.12.2 submitted by such Lender to the Borrowers as soon as practicable after such additional costs are determined by such Lender shall be presumptive evidence as to the amount thereof.


                       ARTICLE 3.  SECURITY

     3.1 Security Documents. Payment of the Loans shall be secured as provided in this Article 3. Payment of the Notes including any amounts actually drawn under a Letter of Credit as well as the contingent obligations of the Borrowers to reimburse the Agent (and to the extent of their Advances therefor, the Lenders) for any amounts which may in the future be drawn under Letters of Credit, and all other Obligations of the Borrowers under the Notes, Letters of Credit, this Agreement and all of the Loan Documents, and all other Obligations of the Borrowers to the Lenders, presently existing or hereafter arising, shall be secured by a perfected first priority security interest in the Collateral, in accordance with the Security Documents. The Borrowers have executed and delivered to the Agent the Security Documents of even date herewith covering the Collateral, in form and substance satisfactory to the Lenders. The Security Documents shall be sufficient to grant to the Lenders a perfected first priority security interest in the Mortgaged Properties and other Collateral, subject to no Liens except for Permitted Encumbrances and the Liens created by the Security Documents in favor of the Agent and the Lenders. The Borrowers agree to execute or otherwise provide to the Agent and the Lenders any and all modifications, financing statements and other agreements or consents required by the Agent now or in the future in connection therewith.

     3.2 Partial Releases of Mortgaged Properties. Provided that (i) there shall exist no Event of Default or event which with the giving of notice or passage of time or both would constitute an Event of Default hereunder,
(ii) that the granting of a Partial Release shall not cause a breach of any of the financial covenants set forth in Section 6.13, and (iii) the granting of a Partial Release shall not render any portion of a Mortgaged Property remaining encumbered without reasonably adequate ingress and egress, the Agent shall grant to the Borrowers releases of Mortgaged Properties or portions thereof from the Lien of the Mortgages ("Partial Releases"), on the following bases:

           3.2.1 Defined Terms. For purposes of this section, the following terms have the following meanings:

                   The term "Bulk Home Site Parcel" means a parcel of more than twenty-five (25) Home Sites which is proposed to be sold to a single buyer in a single sale.

                   The term "Commercial Property" means any property described in the then current Economic Model as an Operating Property or as Land and Property.

                   The term "Discretionary Property" means any Commercial Property or Residential Property as to which a Borrower seeks a Partial Release in accordance with the terms of Section 3.2.4.

                   The terms "Houses" and "Home Sites" mean, respectively, single family residences constructed on lots within any residential subdivision identified as a "Community Development" in the then current Economic Model, and single family vacant building sites within any residential subdivision identified as a "Community Development" in the then current Economic Model.

                   The term "Maximum Discretionary Commercial Acreage" means six (6) net buildable acres.

                   The term "Maximum Discretionary Residential Acreage" means twenty-five (25) net buildable acres.

                   The term "Maximum Permitted Refinancing" shall mean seventy-five percent (75%) of the Adjusted Value of the Proposed Refinanced Property determined by the Required Lenders on the basis of the Appraisal thereof.

                   The term "Minimum Permitted Price" means: (a) with respect to any proposed sale of a Scheduled Property for a gross sales price which is less than or equal to $20,000,000.00, a gross sales price therefor which is equal to seventy-five percent (75%) of the gross sales price projected for such Scheduled Property in the then current Economic Model, and
(b) with respect to any proposed sale of a Scheduled Property for a gross sales price which is greater than $20,000,000.00, a gross sales price therefor which is $5,000,000.00 less than the gross sales price projected for such Scheduled Property in the then current Economic Model.

                   The term "Minimum Permitted Refinancing" shall mean fifty percent (50%) of the Adjusted Value of the Proposed Refinanced Property determined by the Required Lenders on the basis of the Appraisal thereof.

                   The term "Residential Property" means any property within any residential subdivision identified as a "Community Development" in the then current Economic Model and designated for Houses or Homes Sites.

                   The term "Scheduled Property" means (i) any improved property described in the then current Economic Model as an "Operating Property", which is scheduled to be sold, in such current Economic Model, regardless of whether such sale is projected for the current or a later fiscal year, (ii) any unimproved lot, tract or parcel described in the then current Economic Model as "Land and Property", which is scheduled to be sold in such current Economic Model, regardless of whether such sale is projected for the current or a later fiscal year, and (iii) any Bulk Home Site Parcel.

           3.2.2 Houses and Homesites. With respect to proposed sales of Houses and Home Sites, but excluding proposed sales of Bulk Home Site Parcels, any applicable Borrower shall deliver to the Agent, by or before the first day of each quarter of a calendar year, a request for releases of Houses and Home Sites which shall: (i) set forth the number of Houses and Home Sites in each applicable residential subdivision which represents such Borrower's good faith estimate of the number of Houses and Home Sites which shall be sold within the next following quarter and (ii) the current schedule of gross sales prices for each House and Home Site, by subdivision and model, as the case may be.

                   Provided there shall then exist no Event of Default or event which with the giving of notice or passage of time or both would constitute an Event of Default hereunder, within five (5) Business Days following receipt of any such request for releases, the Agent shall deliver to each closing agent designated by an applicable Borrower, each of which shall be reasonably satisfactory to the Agent (each, an "Escrow Agent") executed forms of Partial Release from the Lien of the applicable Mortgage, for the number of Houses and Home Sites in each subdivision projected for such quarter in such request for releases (less such Partial Releases as the Agent shall previously have delivered to such Escrow Agent with respect to such subdivision in excess of actual closings to date within such subdivision). In the event that the Agent shall refuse to deliver such Partial Releases because of its determination that an Event of Default or a condition which with the giving of notice or passage of time would constitute an Event of Default, the Agent shall notify the Borrowers of such Event of Default or condition, in writing, within such five (5) day period. In the event that a Borrower shall determine during any quarter that it has underestimated the number of closings of Houses and/or Home Sites in such quarter, then such Borrower may submit one or more additional requests for releases of Houses and Home Sites, which shall satisfy the conditions set forth in the foregoing paragraph, and, provided there shall then exist no Event of Default or event which with the giving of notice or passage of time or both would constitute an Event of Default hereunder, within ten (10) Business Day following a receipt of any such request for releases, the Agent shall deliver to the designated Escrow Agent executed forms of Partial Releases for such additional number of Houses and Home Sites.

                   Subject to the terms of each Escrow Agreement to be entered into between the Borrowers, the Agent and each applicable Escrow Agent, which shall be materially in the form attached hereto as Exhibit "D" (which Escrow Agreements shall include, without limitation, the condition that any sale of a House or Home Site shall be at a gross sales price of not less than seventy-five percent (75%) of the scheduled gross sales price for the applicable House model in the applicable subdivision, or for the applicable Home Site, as the case may be), the Escrow Agent shall, at the closing of any such House or Home Site attach the specific legal description to an appropriate Partial Release, and deliver such Partial Release for recording together with the deed therefor. No later than the third (3rd) Business Day of each month, the Escrow Agent shall deliver to the Agent a report, in the form attached to the Escrow Agreement, describing all sales of Houses and Home Sites, by subdivision, lot, buyer, gross sales price, and net cash proceeds therefor.

           3.2.3 Scheduled Property. With respect to any proposed sale of a Scheduled Property, a Borrower shall deliver to the Agent a request for the release of such Scheduled Property which shall: (i) set forth the legal description for the Scheduled Property, (ii) include, if platted, the plat showing the location thereof, or if not platted, a survey thereof indicating the relation of such Scheduled Property to the Mortgaged Property of which it is a part, (iii) include a copy of the proposed draft contract for the sale thereof and (iv) the proposed gross sales price therefor. Provided there shall then exist no Event of Default or event which with the passage of time or giving of notice or both would constitute an Event of Default hereunder, and further provided that the gross sales price, subject to such adjustments as provided in the proposed contract, shall equal or exceed the Minimum Permitted Price for such Scheduled Property, then, within five (5) Business Days following receipt of any such request for release, the Agent shall deliver to such Borrower's designated closing agent (which shall be reasonably satisfactory to the Agent) a Partial Release from the Lien of the applicable Mortgage for such Scheduled Property, in escrow. In the event that the Agent shall refuse to deliver such Partial Releases because of its determination that an Event of Default or a condition which with the giving of notice or passage of time would constitute an Event of Default, the Agent shall notify the Borrowers of such Event of Default or condition, in writing, within such five (5) day period. If the proposed gross sales price for such Scheduled Property shall be less than the Minimum Permitted Price therefor, the Agent shall, within five (5) Business Days after receipt of such Borrower's request for release, deliver such request for release to the Lenders for their review.

If the Required Lenders shall approve the sale of such Scheduled Property for the proposed gross sales price, then within five (5) Business Days following receipt of the written approval of the Required Lenders to such sale for such proposed gross sales price, the Agent shall deliver to the closing agent a Partial Release from the Lien of the applicable Mortgage for such Scheduled Property, in escrow. It shall be a condition to any escrow thereof that a Partial Release for a Scheduled Property shall be released from escrow only if the actual gross sales price shall be equal to or exceed the lesser of the proposed gross sales price or the Minimum Permitted Price, and all adjustments thereto are materially as provided in the proposed contract therefor. Within three (3) Business Days following the closing of the sale of any such Scheduled Property, the closing agent shall deliver to the Agent a copy of the fully executed closing statement therefor.

           3.2.4 Discretionary Property. The Borrowers shall have the right to obtain, in any single Loan Year, releases of Residential Property not in excess of the Maximum Discretionary Residential Acreage, and releases of Commercial Property not in excess of the Maximum Discretionary Commercial Acreage, without consideration as to the gross sales price therefor (any such property for which a Borrower seeks a Partial Release pursuant to this
Section 3.2.4, a "Discretionary Property"). An applicable Borrower which seeks the release of any Discretionary Property under the terms of this
Section 3.2.4 shall deliver to the Agent a request for the release of a Discretionary Property which shall: (i) set forth the legal description therefor, (ii) include, if platted, the plat showing the location thereof, or if not platted, a survey thereof indicating the relation of such Discretionary Property to the Mortgaged Property of which it is a part, (iii) include a copy of the proposed draft contract for the sale thereof, and (iv) the proposed gross sales price therefor. Provided there shall then exist no Event of Default or event with the passage of time or giving of notice or both would constitute an Event of Default hereunder, and further provided that the release of such Discretionary Property shall not cause the Discretionary Property released in such Loan Year to exceed the Maximum Discretionary Residential Acreage or the Maximum Discretionary Commercial Acreage, then, within five (5) Business Days following receipt of any such request for release, the Agent shall deliver to such Borrower's designated closing agent (which shall be reasonably satisfactory to the Agent), a Partial Release from the Lien of the applicable Mortgage for such Discretionary Property, in escrow. In the event that the applicable Borrower shall request the release of any Discretionary Property in excess of the Maximum Discretionary Residential Acreage or the Maximum Discretionary Commercial Acreage in any single Loan Year (for purposes hereof, "Excess Discretionary Property"), the Agent shall, within five (5) Business Days after receipt thereof, deliver the request for release to the Lenders for their review. In the event that the Agent shall refuse to deliver such Partial Releases because of its determination that an Event of Default or a condition which with the giving of notice or passage of time would constitute an Event of Default, the Agent shall notify the Borrowers of such Event of Default or condition, in writing, within such five (5) day period. If the Required Lenders shall approve the sale of such Excess Discretionary Property, then within five (5) Business Days following receipt of written approval of the Required Lenders to such sale, the Agent shall deliver to the closing agent a Partial Release from the Lien of the applicable Mortgage for such Excess Discretionary Property. Within three (3) Business Days following the closing of the sale of any such Discretionary Property, the closing agent shall deliver to the Agent a copy of the fully executed closing statement therefor.

           3.2.5 Refinanced Property. With respect to any proposed refinancing of any Mortgaged Property or any portion thereof (a "Proposed Refinanced Property"), an applicable Borrower shall deliver to the Agent a request for the release thereof, which shall: (i) set forth the legal description thereof, (ii) include, if platted, a plat indicating the location thereof, or, if not platted, a survey thereof, indicating the relationship of such Proposed Refinanced Property to the rest of the Mortgaged Property of which it is a part, (iii) include a copy of the commitment for the proposed refinancing, indicating, inter alia, the amount of such refinancing and
(iv) if not then subject to an Appraisal which has been obtained and accepted by the Lenders within the immediately preceding twelve (12) months, a current Appraisal therefor. Provided there shall exist no Event of Default or event which with the passage of time or giving of notice or both would constitute an Event of Default hereunder, and further provided that: (a) if the Agent does not have a current (within the preceding twelve (12) months) Appraisal therefor, the Appraisal submitted in connection with such request for release shall be reviewed and accepted by the Required Lenders and the Required Lenders shall have determined an Adjusted Value on the basis thereof, and
(b) the amount of the proposed refinancing shall not be in excess of the Maximum Permitted Refinancing nor less than the Minimum Permitted Refinancing, the Agent shall deliver to such Borrower's designated closing agent (which shall be reasonably satisfactory to the Agent) a Partial Release from the Lien of the applicable Mortgage for such Proposed Refinanced Property, in escrow. In the event that the proposed refinancing for such Proposed Refinanced Property shall be greater than the Maximum Permitted Refinancing or less than the Minimum Permitted Refinancing, the Agent shall within five (5) Business Days after receipt thereof, deliver the request for release to the Lenders for their review. If the Required Lenders shall approve the refinancing of such Proposed Refinanced Property for the amount of such refinancing, then within five (5) Business Days following written approval of the Required Lenders to such refinancing, the Agent shall deliver to the closing agent a Partial Release of the Lien from the applicable Mortgage for such Proposed Refinanced Property, in escrow. It shall be a condition to any escrow thereof, that a Partial Release for a Proposed Refinanced Property shall be released from escrow only if the amount of the actual refinancing is not greater than the Maximum Permitted Refinancing nor less than the Minimum Permitted Refinancing.

Within three (3) Business Days following the closing of such refinancing, the escrow agent shall deliver to the Agent a copy of the fully executed closing statement therefor.

           3.2.6 Limit on Purchase Money Financing. In connection with the sale of Mortgaged Properties or portions thereof, the Borrowers shall not at any one time hold, in the aggregate, more than $1,000,000.00 in purchase money financing for such sales.

     3.3   Additional Mortgaged Properties and Additional Other Collateral.

           3.3.1 Not later than thirty (30) days prior to the acquisition of any of the Additional Properties, the Borrowers shall deliver to the Agent all such materials that shall be required, in the Agent's sole reasonable discretion (the "Additional Property Due Diligence"), to satisfy the conditions of lending described in Article 5, below, to the extent same apply to Mortgaged Properties, including, without limitation, confirmation that all of the representations and warranties set forth in Article 4, below, shall be valid, in all material respects, with respect to any such Additional Property. In the event that the Agent shall determine in its sole discretion upon review of the Additional Property Due Diligence, to accept such Additional Property as Collateral for the Obligations, the Borrowers shall simultaneously with the acquisition of such Additional Property, execute and deliver to the Agent, on behalf of the Lenders, a Spreading Agreement, in the form set forth on Exhibit "E" attached hereto, which shall have the effect of spreading the lien of the Mortgage then in place in such jurisdiction, to such Additional Property (following which, such Additional Property shall be deemed a Mortgaged Property for all purposes hereof), together with such other amendments to the Loan Documents as the Agent shall reasonably require.

           3.3.2 Within thirty (30) days following the Closing Date, the Borrowers shall deliver to the Agent all such materials that shall be required, in the Agent's sole reasonable discretion (the "Cable Franchise Due Diligence"), to evaluate the Cable Franchise, including, without limitation, the Cable Franchise. In the event that the Agent shall determine in its sole discretion upon review of the Cable Franchise Due Diligence, to accept the Cable Franchise as Collateral for the Obligations, Gulf and Pacific shall, as soon as reasonably possible, but in any event within thirty (30) days following receipt of notice from the Agent of its acceptance of the Cable Franchise as Collateral, execute and deliver to the Agent, on behalf of the Lenders, all such Security Documents as the Agent shall reasonably require in order to create and perfect a first priority security interest in the Cable Franchise, together with all consents that shall be required thereto, including, without limitation, from any local and state public service authorities and governmental bodies or agencies having jurisdiction thereover (the "Consents"). The Consents shall, inter alia: (i) acknowledge the right of the Agent upon an Event of Default, to foreclose upon its security interest in the Cable Franchise and to assume the right, title and interest of Gulf and Pacific therein, without liability for any defaults on the part of Gulf and Pacific preceding such foreclosure, unless and to the extent that the Agent and other Lenders shall have been afforded notice of such default prior to such foreclosure and a reasonably adequate opportunity to cure same, and
(ii) confirm the right of the Agent, on behalf of the Lenders, to sell or assign such Cable Franchise to a reasonably qualified buyer or assignee.

                   In the event that Gulf and Pacific shall, at any time during the term of the Loans, propose to sell the Cable Franchise, Gulf and Pacific shall deliver to the Agent a request for the release of such Cable Franchise, which shall: (i) include the proposed contract for the sale of the Cable Franchise and (ii) the proposed sales price therefor. Provided there shall then exist no Event of Default or event which with the passage of time or giving of notice or both would constitute an Event of Default hereunder, and further provided that, subject to such adjustments as provided in the proposed contract, the sales price shall equal or exceed an amount equal to seventy-five percent (75%) of the sales price projected for the Cable Franchise in the then current Economic Model (the "Minimum Permitted Cable Franchise Price"), then, within fifteen (15) Business Days following receipt of any such request for release, the Agent shall deliver to Gulf and Pacific's designated closing agent (which shall be reasonably satisfactory to the Agent) releases from the Lien of the applicable Security Documents encumbering such Cable Franchise, in escrow. If the proposed sales price for such Cable Franchise shall be less than the Minimum Permitted Cable Franchise Price, the Agent shall, within five (5) Business Days after receipt of such request for release, deliver such request to the Lenders for their review. If the Required Lenders shall approve the sale of such Cable Franchise for the proposed sales price, then, within five (5) Business Days following receipt of the written approval of the Required Lenders of such sale for such proposed sales price, the Agent shall deliver to the closing agent a release from the Lien of such Security Documents, in escrow. It shall be a condition to any escrow thereof that such release shall be released from escrow, only if the actual sales price is not less than the proposed sales price for such Cable Franchise, and that all adjustments thereto are materially as provided in the proposed contract therefor. Within three (3) Business Days following the closing of the sale of the Cable Franchise, the closing agent shall deliver to the Agent a copy of the fully executed closing statement therefor same has been subject only to usual and customary adjustments.

           3.3.3 The Agent may, and upon the direction of the Required Lenders shall, from time to time, require the Borrowers, within ten (10) Business Days following notice to the Borrowers thereof, to execute and deliver to the Agent all such documents and instruments and to take all such other reasonable actions, (including, where possession by the Agent shall be required in order to achieve perfection therein, delivery to the Agent thereof) all as the Agent, on behalf of the Lenders, shall determine to be necessary or otherwise reasonably required, in order to extend the first priority Lien under the Security Documents to any of the Accounts, Inventory, Equipment and/or General Intangibles and/or to perfect such first priority security interest therein, including, without limitation, any additions to any of the Collateral, as same shall be disclosed to the Agent, from time to time, pursuant to the requirements of Sections 6.1.2 and 6.1.2.


            ARTICLE 4.  REPRESENTATIONS AND WARRANTIES

     To induce the Lenders to enter into this Agreement and to make the Loans hereunder, the Borrowers represent and warrant to the Lenders (which representations and warranties shall survive the delivery of the Loan Documents mentioned herein) as follows:

     4.1 Corporate Existence; Compliance with Law; Name History. Each of the Borrowers and each general partner of a partnership Borrower is duly organized and validly existing. Each corporate and limited partnership Borrower and each corporate and limited partnership general partner of any partnership Borrower is in good standing under the laws of its state of formation. Each of the Borrowers has all requisite power (corporate and partnership) to own and operate its properties and to carry on its business as now being conducted. Each of the Borrowers is duly qualified as a foreign corporation or partnership, as the case may be, to do business in every jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary and is qualified to do business in such jurisdictions, has all licenses and permits necessary to carry on and conduct its business in all states and localities wherein it now operates, and is in material compliance with all other requirements of law, rule, or regulation applicable to it and to its business. None of the Borrowers has merged, changed its name, or done business under a fictitious name during the past five years, except as set forth on Schedule 4.1.

     4.2 Corporate Power and Authorization to Execute Loan Documents; No Conflict; No Consent. Each of the Borrowers and each general partner of a partnership Borrower has the power and authority and the legal right to execute and deliver the respective Loan Documents to be executed by them and to perform their respective obligations thereunder and have taken all partnership and/or corporate action necessary to authorize the execution, delivery, and performance of such Loan Documents and to authorize the transactions contemplated thereby. The execution, delivery, and performance by each of the Borrowers and each general partner of a partnership Borrower of the respective Loan Documents to be executed by them will not:
(a) contravene, conflict with, result in the breach of, or constitute a violation of or default under (i) the partnership agreement, joint venture agreement or articles of incorporation or bylaws of any of them, (ii) any applicable law, rule, regulation, judgment, order, writ, injunction, or decree of any court or governmental authority, or (iii) any agreement or instrument to which any Borrower or any general partner of any partnership Borrower is a party or by which any Borrower or any general partner of any partnership Borrower or its properties may be bound or affected; or (b) result in the creation of any Lien, charge, or encumbrance upon any of the properties or assets of any Borrower or any general partner of any partnership Borrower pursuant to any of the foregoing, except the Liens created by the Loan Documents. No consent, license, or authorization of, or filing with, or notice to, any Person or entity (including, without limitation, any governmental authority), is necessary or required in connection with the execution, delivery, performance, validity, or enforceability of the Loan Documents and the transactions contemplated thereunder, except for consents, licenses, authorizations, filings, and notices already obtained or performed and of which the Lenders have been provided written notice, or referred to or disclosed in the Loan Documents. Any such consents, licenses, authorizations, filings, or notices remain in full force and effect.

     4.3   Financial Condition.

           4.3.1 The audited consolidated Financial Statements of Arvida and its Consolidated Entities, as included in Arvida's 1996 fiscal year 10K Report, and the unaudited consolidating financial statements of Arvida and its Consolidated Entities, as of March 31, 1997 copies of which have been furnished to the Agent, are correct, complete, and fairly present in all material respects the financial condition of Arvida and its Consolidated Entities and the results of the operations of Arvida and its Consolidated Entities for the periods covered thereby, as of the date of the Financial Statements. The Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis maintained throughout the period involved.

           4.3.2 As at the Closing Date, there has occurred no Material Adverse Change.

           4.3.3   With respect to the Arvida/JMB Partners, L.P. 1997
Business Plan (the "1997 Annual Business Plan") and the Arvida/JMB Partners, L.P. 1997 Economic Model, dated March 20, 1997, (the "1997 Economic Model") furnished by Arvida to the Agent and the Lenders, relating to the financial condition, operations, business, properties and prospects of Arvida and the Subsidiaries and Affiliates: (i) all facts upon which the 1997 Annual Business Plan and the 1997 Economic Model are based, are true and complete in all material respects and no fact was omitted therefrom which would make the 1997 Annual Business Plan or the 1997 Economic Model misleading in any material respect and (ii) all prospective budgets and forecasts contained therein have been made in good faith on the basis of such facts. With respect to any revised or updated Annual Business Plan (an "Annual Business Plan") or Economic Model (an "Economic Model") furnished to the Agent and the Lenders at any time after the date hereof, the foregoing clauses (i) and (ii) shall be true and correct in all material respects as of the date of such Annual Business Plans or Economic Models. The 1997 Annual Business Plan and the 1997 Economic Model are set forth on Schedule 4.3.3.

     4.4   No Litigation.

           4.4.1 Except as disclosed on Schedule 4.4.1 (the "Pending and Threatened Litigation"), as of the Closing Date there is no suit or proceeding at law or in equity or other proceeding or investigation (including proceedings by or before any court, arbitrator, governmental or administrative commission, board, bureau, or other administrative agency) pending, or to the best knowledge of the Borrowers threatened, by or against or involving Arvida or any of its Subsidiaries or Affiliates or any general partner of Arvida or of a partnership Subsidiary or Affiliate or against any of their respective properties, existence, or revenues. The matters comprising the Pending and Threatened Litigation, individually and in the aggregate: (a) would not, if the reasonably likely outcome thereof were in fact realized as of the date hereof, constitute a Material Adverse Change, (b) would not, regardless of outcome, be required to be disclosed in notes to the balance sheet of Arvida or of any of the Subsidiaries or Affiliates, prepared in reasonable detail in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, except to the extent so disclosed in notes to the Financial Statements delivered to the Agent pursuant to Section 4.3.1 or so indicated on
Schedule 4.4.1, and (c) do not bring into question and do not subject to attack either the authority of any of the Persons executing this Agreement and the other Loan Documents, on behalf of Arvida or the other Borrowers, or the validity of the transactions contemplated thereby.

           4.4.2 On April 1, 1997, a Stipulation of Settlement (the "Carlstrom Stipulation") was filed in Case No. 96-CH-6627 and Case No. 96-CH-6892, Judge Michael B. Getty, in the Circuit Court of Cook County, Illinois, County Department, Chancery Division, captioned Jack H. Carlstrom et al., Plaintiffs v. Arvida/JMB Managers, Inc. et al., Defendants and Arvida/JMB Partners, L.P., Nominal Defendant (the "Carlstrom Litigation"). The Order entered on May 13, 1997 adopting the Carlstrom Stipulation is now final and unappealable. The time period for filing an appeal has not been extended as referenced in Section I. Definitions, V., p. 7 of the Carlstrom Stipulation. Additionally, the Order entered on May 13, 1997 denying the Homeowners' Petition to Intervene in the Carlstrom Litigation is now final and unappealable. This Agreement and the other Loan Documents and the transactions contemplated thereby conform, in all material respects to the terms of the Barnett Bank Financing, as such term is defined in the Carlstrom Stipulation.

           4.4.3 The plaintiffs in the litigation filed under Case No. CL95-2894AG and CL95-8107AJ, in the Fifteenth Judicial Circuit Court, Palm Beach, County, Florida, captioned Counsel of Villages, Inc. v. Arvida/JMB Partners (the "Broken Sound Litigation"), have threatened to sue any lender making a loan to Arvida and or certain of its Subsidiaries or Affiliates for, inter alia, the purpose of making distributions to investors. Arvida and each of the other Borrowers hereby warrants and represents that it does not intend, by executing and delivering this Agreement or any other Loan Document contemplated herein, or by entering into any of the other transactions contemplated thereby, to hinder, delay, defraud or impede any plaintiff in the Broken Sound Litigation from collecting or enforcing any judgment that may be rendered in that suit against Arvida or any of the other Borrowers.

     4.5   Investment Company Act; Regulation.

           4.5.1 No Borrower is an "investment company," an "affiliated person" of, or "promoter" or "principal underwriter" for, any "investment company," or a company "controlled" by an "investment company," and no Borrower is an "investment advisor" or an "affiliated person" of an "investment advisor" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended). Neither the making of the Loans, nor the establishment of the Commitments hereunder, nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated hereby, will violate the provisions of the foregoing Act or any rule, regulation, or order promulgated thereunder.

           4.5.2 No Borrower is subject to regulation under any state or local public utilities code or federal, state, or local statute or regulation limiting the ability of any Borrower to incur indebtedness for money borrowed or to pledge assets of the type contemplated hereunder.

     4.6 Assets; Title to Assets. Each of the Borrowers has good and marketable title in fee to its Mortgaged Properties, as set forth on
Schedule 1.1.53, and good and marketable title to its other properties and assets, reflected in the Financial Statements and notes thereto, including, without limitation, the Collateral, except for such assets as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of all Liens, mortgages, pledges, security interests, charges, title retention agreements, or other encumbrances of any kind except those in favor of the Agent and Permitted Encumbrances.

     4.7 Payment of Taxes. Each of the Borrowers has filed or caused to be filed all federal, state, and local tax returns which are required to be filed by it and has paid or caused to be paid (i) all charges and other impositions shown thereon to be due and payable and (ii) all other taxes and charges with respect to any of its properties and assets, including without limitation, real property taxes as to the Mortgaged Properties and personal property taxes as to the other Collateral, prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, except where such charges are being properly and diligently contested by any such Borrower in good faith by proper legal actions or proceedings and with respect to which (i) adequate reserves shall have been established and/or maintained, (ii) such contest operates to suspend collection of the contested charges or claims and has been maintained and prosecuted continuously with diligence, (iii) none of the Collateral is or will be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest,
(iv) such Borrower is not subject to criminal penalties as a result of such contest, and (v) no Lien exists, has been imposed or has been attempted to be imposed for such charges or claims during such action or proceeding unless the full amount of such charge or claim is covered by insurance satisfactory in all respects to the Agent. Proper and accurate amounts have been withheld by each of the Borrowers from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental authorities. Neither the Internal Revenue Service nor any other applicable governmental authority is currently auditing any of the tax returns of any of the Borrowers. No Borrower has executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any charges, except with respect to the allocation of estimated common area improvement costs for certain of the Borrowers' communities for which the period of assessment has been extended until the year following the completion of the applicable community, in accordance with the Internal Revenue Code of 1986, as amended from time to time.

     4.8 Agreement or Contract Restrictions; No Default. None of the Borrowers is a party to, nor is bound by, any agreement, contract, or instrument or subject to any charter or other corporate restriction which has resulted, or if the reasonable effect thereof were in fact realized as of the date hereof would result, in a Material Adverse Change in the business, properties, assets, operations, or condition, financial or otherwise, of any of the Borrowers as of the Closing Date. Each of the Borrowers is in full compliance in all material respects with and is not in default in the performance, observance, or fulfillment in any material respect of any obligations, covenants, or conditions contained in any material agreement or instrument to which it is a party.

     4.9   Intentionally Deleted.

     4.10 Government Contract. No Borrower is subject to the renegotiation of any government contract in any material amount.

     4.11 ERISA Requirement. No Borrower nor any predecessor is now or was formerly during the five-year period immediately preceding the effective date of this Agreement a participating employer in any multi-employer or "multiple employer" plans within the meaning of Sections 4001(1)(a)(3), 4063, and 4064 of ERISA. Each employee benefit plan subject to the requirements of ERISA complies with all of the requirements of ERISA and those plans which are subject to being "qualified" under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended from time to time, have since their adoption been "qualified" and have received favorable determination letters from the Internal Revenue Service confirming the "qualified" status. There is no matter which would adversely affect the qualified tax exempt status of any such trust or plan, and there are no deficiencies or liabilities for any such plan or trust. No employee benefit plan sponsored by any Borrower has engaged in a non-exempt "prohibited transaction" as defined in ERISA.

     4.12  Solvency.

           4.12.1  After taking into account the Contingent Payment
Agreement by and among the Borrowers, each Borrower is, and on and after the consummation of the transactions contemplated herein will be, Solvent. After taking into account the Contingent Payment Agreement by and among the Borrowers, each Borrower has sufficient capital to conduct its businesses, is Solvent and able to pay all of its debts, including its Obligations to the Lenders created by virtue of the Loan Documents, as they mature.

           4.12.2 Each Borrower hereby warrants and represents that it does not intend, by executing and delivering this Agreement or any other document contemplated herein, or by entering into any of the other transactions referred to in this Agreement, to hinder, delay or defraud any Person to whom the Borrowers are indebted or shall become indebted.

           4.12.3 In the event any Borrower files a voluntary petition seeking relief under Title 11 of the United States Code ("Bankruptcy Code"), as amended, or any Borrower becomes the subject of an involuntary bankruptcy proceeding in which an order for relief is entered and not dismissed within sixty (60) days, or otherwise becomes the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, assignment for the benefit of creditors, or similar relief under any present or future federal or state laws or statutes relating to bankruptcy, insolvency, or other relief for debtors, or any Borrower seeks, consents to or acquiesces in the appointment of a trustee, receiver, conservator or liquidator, each Borrower agrees that the Lenders will not be adequately protected and therefore will be entitled to immediate relief from any automatic stay prescribed by applicable state or federal law including, but not limited to, 11 U.S.C. Section 362, to enforce its rights under this Agreement. This entitlement shall be irrespective of any of the requirements of state or federal law including, but not limited to, 11 U.S.C. Section 362, and the Lenders shall not be obligated to satisfy those requirements in order to obtain stay relief.

           4.12.4 Each Borrower further agrees that to the extent any Lender has received, or will receive, by virtue of this Agreement, "transfers" or "preferences" as such terms are defined by the Bankruptcy Code, such Lender has given new value and reasonably equivalent value contemporaneously in exchange for such transfers and such transfers have not rendered any Borrower insolvent. To the extent that any Lender has received or will receive by virtue of this Agreement, "transfers" or "preferences", it is hereby agreed that such Lender will not have received more than it would if any such Borrower commenced proceedings under Chapter 7 of the Bankruptcy Code.

           4.12.5 Any and all payments made by any Borrower to the Lenders pursuant to this Agreement shall be construed as payments of a debt incurred by such Borrower in the ordinary course of business or financial affairs of such Borrower and the Lenders, in fact made in the ordinary course of business or financial affairs of the Borrower and the Lenders, and made according to ordinary business terms consistent with this Agreement.

           4.12.6 Notwithstanding the provisions of the preceding paragraphs, in the event any payments made by any Borrower to the Lenders, directly or indirectly, or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, voided, and/or required to be repaid to a trustee, receiver or any other party appointed under the Bankruptcy Code, state or federal law, common law or equitable cause, the Obligation or part thereof intended to be satisfied on the part of any Borrower under this Agreement shall be reinstated or shall continue to be effective, as the case may be, and shall remain fully enforceable pursuant to the Agreement and applicable law to the extent that such payments or transfers are voided, set aside or required to be disgorged.

           4.12.7 The foregoing representations and warranties set forth in this Section 4.12 collectively constitute a material inducement for the Lenders entering into this Agreement.

     4.13  Racketeer Influenced and Corrupt Organization(s) Act.  No
Borrower has ever been or is now engaged, nor will engage, directly or indirectly, in any pattern of "racketeering activity" or in any "collection of any unlawful debt," as each of the quoted terms or phrases is defined or used by the Racketeer Influenced and Corrupt Organization(s) Act of either the United States (Title 18, United States Code, Section 1961 et seq.), or any comparable law of the states of Florida, Georgia, North Carolina, Delaware, Illinois or any of the jurisdictions where any of the Borrowers does business, (as each act now exists or is hereafter amended, the "RICO Lien Acts"). None of the interests of any of the Borrowers in the Mortgaged Properties or any other Collateral has ever been: nor do the Borrowers reasonably anticipate that any such interests shall become, subject to any final judgment, order or adjudication, Lien pursuant to any proceedings under any RICO Lien Act.

     4.14 Validity of Loan Documents. The Loan Documents are in all respects legal, valid and binding according to their terms.

     4.15  Priority of Liens, Taxes and Charges.

           4.15.1 There do not now exist any mortgages, assignments, bills of sale, security agreements, financing statements or other title retention agreements or other Liens (except for the Mortgages and other Security Documents executed in favor of the Agent and the Permitted Encumbrances) with respect to any Mortgaged Property or with respect to any other Collateral.

           4.15.2 The Mortgages and the other Security Documents are sufficient to create in favor of the Agent, on behalf of the Lenders, security interests in the Mortgaged Properties and the other Collateral. Upon the recordation of the Mortgages and Assignments of Rents and Leases in the recording offices described on Schedule 4.15.2, in the jurisdictions where the Mortgaged Properties lie; and upon the filing of the Financing Statements described on Schedule 4.15.2, in the state and local filing offices described thereon, and upon the registration of the Trademark Security Agreement and Copyright Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, respectively, as described in
Schedule 4.15.2, and the taking of possession of certain other Collateral as described on Schedule 4.15.2, then all security interests in the Mortgaged Properties and all other Collateral shall have been perfected and shall constitute first priority perfected security interests in all of such Mortgaged Properties and other Collateral.

           4.15.3 All state and local recording, documentary stamp, intangible personal property tax, and other governmental charges and assessments required to be paid in connection with the execution, delivery, filing and/or recordation of, or as a condition to, the enforcement of this Agreement, the Notes, the Mortgages, the Security Documents and any other Loan Documents, shall have been duly paid in full, on or before the Closing Date.

     4.16 Event of Default. As of the date hereof, there exists no breach of any of the representations, warranties, covenants or obligations of the Borrowers under the Loan Documents, and there exists no Event of Default.

     4.17 Specific Representations as to Mortgaged Properties and Additional Properties.

           4.17.1  Violations of Governmental Law, Ordinances or
Regulations. No Borrower has any knowledge of any violations or written notice of any violations of any federal or state law or municipal ordinance or order or requirement of the county or city in which any of the Mortgaged Properties is located or any municipal department or other governmental authority having jurisdiction affecting any of the Mortgaged Properties, which violations in any way relate to or affect in any material respect any of the Mortgaged Properties.

           R.DOC
                   4.17.2.1  Each of the Mortgaged Properties is
presently zoned to permit the type of Improvements contemplated to be developed thereon as set forth in the 1997 Annual Business Plan and/or the 1997 Economic Model, and at the applicable density contemplated therein. When same shall be acquired by any Borrower, the Additional Properties shall then be zoned to permit the type of Improvements contemplated to be developed thereon as set forth in the then current Annual Business Plan and/or Economic Model, and at the applicable density contemplated therein; or, alternatively, to the best of the Borrowers' knowledge, after diligent inquiry, there shall not then exist, nor be any reasonable basis to anticipate that there shall exist any unusual or extraordinary circumstances or reasons for undue delay or unusual expense in obtaining the rezoning necessary to permit such Improvements.

                   4.17.2.2 All infrastructure (the "Infrastructure") required in order to satisfy the "concurrency" requirements of the Growth Management Act of 1985, as amended (Fla. Stat. Chapter 163, Part 2) with respect to the Mortgaged Properties located in Florida, and the requirements of any comparable Georgia law, rule or regulation, with respect to the Mortgaged Properties located in Georgia, and the requirements of all local governmental authorities having jurisdiction thereover, with respect to all Mortgaged Properties, as a precondition to obtaining development permits (including, without limitation, potable water, sanitary sewer, solid waste and drainage) are available to and adequate to serve all of the Improvements contemplated to be developed on each of the Mortgaged Properties, pursuant to the 1997 Annual Business Plan and/or the 1997 Economic Model, and at the densities contemplated therein; or, alternatively, to the best of the Borrowers' knowledge, after diligent inquiry, there do not now exist, nor is there any reasonable basis to anticipate that there shall exist any unusual or extraordinary circumstances or reasons for undue delay or unusual expense in the issuance of permits necessary to develop the Infrastructure, including, without limitation, governmental moratoria.

           4.17.3  Compliance with Zoning Ordinances and Similar Laws.
All plans and specifications and construction pursuant thereto for Improvements now or hereafter constructed, and the uses of all of the Mortgaged Properties contemplated thereby, have been or shall, prior to the commencement thereof, be approved by all appropriate governmental and quasi-governmental authorities. The Mortgaged Properties and all Improvements thereon do now and shall continue to comply, in all material respects, with all applicable governmental and quasi-governmental laws, regulations, and standard requirements, including but not limited to the Fair Housing Act of 1968, as amended, and the Americans with Disabilities Act of 1990, as amended.

           4.17.4 Availability of Utilities. All utility services necessary for the operation of existing Improvements, and for the construction and operation of contemplated Improvements on the Mortgaged Properties and sufficient for the operation thereof for their present or intended purposes (as such intended Improvements are contemplated by the 1997 Annual Business Plan and the 1997 Economic Model), are in place as to existing Improvements and are available at the boundaries of the subject Mortgaged Properties, as to intended Improvements, including water supply, storm and sanitary sewer facilities, electric and telephone facilities; or, to the best of the Borrowers' knowledge, after diligent inquiry, there do not now exist nor is there any reasonable basis to anticipate that there shall exist any unusual or extraordinary circumstances or reasons for undue delay or unusual expense in the extension of such utility facilities as shall be necessary for the construction of any such Improvements.

           4.17.5 Building Permits. All building permits required for the construction of the Improvements on all of the Mortgaged Properties as such Improvements are contemplated by the Economic Model, have been obtained, or to the best of the Borrowers' knowledge, after diligent inquiry, there do not now exist nor is there any reasonable basis to anticipate that there shall exist any unusual or extraordinary circumstances or reasons for undue delay or unusual expenses in obtaining such permits.

           4.17.6 Certificate of Occupancy. All certificates of occupancy required for the occupancy of any existing Improvements on any of the Mortgaged Properties have been obtained, or to the best of the Borrowers' knowledge, after diligent inquiry, may be obtained without undue delay or unusual expense.

           4.17.7  Condition of Property.  None of the existing
Improvements on any of the Mortgaged Properties is now damaged or injured, in any material respect, as a result of any fire, explosion, accident, flood or other casualty or is now subject to any pending or threatened action for condemnation.

           4.17.8  Hazardous Substances.

                   4.17.8.1 The Borrowers warrant and represent to the Lenders to the best of their knowledge, with respect to the Mortgaged Properties, except as disclosed in those certain environmental audits described on Schedule 4.17.8 attached hereto and hereby made a part hereof (the "Environmental Audits"):

                      (a)    No Borrower nor any other person to the
best of the Borrowers' knowledge, after due and diligent inquiry, has ever used any of the Mortgaged Properties as a facility for the treatment or disposal of any "Hazardous Substances," as that term is hereinafter defined, or for the storage of any Hazardous Substances, except for the use and storage of Hazardous Substances in the Ordinary Course of Business, as defined below, and all past uses of the Mortgaged Properties were in compliance in all material respects with any and all applicable federal, state and local Environmental Laws, as defined below;

                      (b)    The Mortgaged Properties are now in
compliance in all material respects with any and all applicable Federal, state and local Environmental Laws, which Environmental Laws include but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601, et seq., the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), Public Law 99-499, 100 Stat. 1613, the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901, et seq., the Florida Resource Recovery and Management Act, Section 403.701, et seq., Florida Statutes, the Pollutant Spill Prevention and Control Act, Section 376.011-376.17 and 376.19-376.21 Florida Statutes, all applicable Georgia Environmental Laws, and all Federal, state or local environmental statutes, ordinances, rules and regulations applicable to the Mortgaged Properties, whether now existing or in the future enacted, promulgated, adopted, entered or issued, both within and outside present contemplation.

                      (c) As of the date hereof the Borrowers have no knowledge of any soil or groundwater contamination and no knowledge that there are Hazardous Substances, (including solids or gaseous products and any materials containing asbestos), the presence of which is limited, regulated or prohibited by any state, federal or local governmental authority or agency having jurisdiction over any of the Mortgaged Properties, or which are otherwise known to pose a hazard to health or safety of occupants of any of the Mortgaged Properties, located on, in or under any of the Mortgaged Properties or used in connection therewith, except as permitted by law and as may occur in the ordinary course of the Borrowers' development, operation and sale of residential and non-industrial commercial Improvements (the "Ordinary Course of Business").

                      (d)    With respect to any of the Mortgaged
Properties, no Borrower is aware of, nor has any Borrower received written notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance in any material respect with Environmental Laws or any ordinance, regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance onto any of the Mortgaged Properties.

                   4.17.8.2 The Borrowers covenant and agree that at all times during the term of the Loans the Mortgaged Properties will be in compliance in all material respects with any and all applicable Federal, state and local Environmental Laws, which Environmental Laws include but are not limited to CERCLA, SARA, RCRA, and (with respect to the Mortgaged Properties in Florida), the Florida Resource Recovery and Management Act, and the Pollutant Spill Prevention and Control Act and (with respect to the Mortgaged Properties in Georgia), the applicable provisions of the laws of Georgia, and all Federal, state or local environmental statutes, ordinances, rules and regulations applicable to the Mortgaged Properties whether now existing or in the future enacted, promulgated, adopted, entered or issued, both within and outside present contemplation of the Borrowers and Lenders.

                   4.17.8.3  The Borrowers shall notify the Agent of
(i) any material change in the nature or extent of any Hazardous Substance maintained on, in or under any of the Mortgaged Properties or used in connection therewith of which any Borrower is aware, except any changes in the Ordinary Course of Business as defined above which comply with any and all applicable, federal, state and local Environmental Laws; (ii) any material change in the nature, extent or use of any Mortgaged Property or the activities or operations of any Borrower thereon, (iii) the commencement of any civil, criminal or administrative action, suit, demand, claim or hearing with respect to any of the Mortgaged Properties, relating in any way to any Environmental Law or any plan, order, decree, judgment, injunction, notice or demand issued, promulgated or approved thereunder (an "Environmental Complaint"), (iv) the receipt of any notices, summons, citations, orders, directives, letters or other communications of any sort, from any governmental agency or authority (an "Environmental Notice"), with respect to any hazardous materials, substances, wastes, or other environmentally regulated substances affecting any of the Mortgaged Properties and (v) any information with respect to any other environmental matters which could materially impair any of the Mortgaged Properties, materially increase any Borrower's expenses in connection therewith, materially disrupt the activities or operations of any Borrower thereon, or materially adversely affect the financial condition of any such Borrower. The Borrower shall immediately transmit to the Agent copies of any such Environmental Complaint or Environmental Notice.

                   4.17.8.4  Except as disclosed in the Environmental
Audits, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened with respect to any Mortgaged Property or any Borrower relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                   4.17.8.5  Except as limited below, the Borrowers
hereby agree to indemnify, reimburse, defend and hold harmless the Lenders and their respective officers, directors, employees, successors and assigns (the "Indemnified Persons"), from and against all demands, claims, civil or criminal actions or causes of action, liens, assessments, civil or criminal penalties or fines, losses, damages, liabilities, obligations, costs, disbursements, expenses or fees of any kind or of any nature (including, without limitation, cleanup costs, attorneys', consultants' or experts' fees and disbursements and costs of litigation at trial and appellate levels) which may at any time be imposed upon, incurred by or asserted or awarded against, any Indemnified Person, directly or indirectly, related to or resulting from:
(a) any acts or omissions of any Borrower at, on or about any of the Mortgaged Properties which contaminate air, soils, surface waters or groundwaters over, on or under any of the Mortgaged Properties; (b) the breach by any Borrower of any representation or warranty under this Agreement; (c) pursuant to or in connection with the application of any Environmental Law, to the acts or omissions of any Borrower or any other Person at any of the Mortgaged Properties and any environmental damage alleged to have been caused there, in whole or in part, by the manufacture, processing, distribution, use, handling, transportation, treatment, storage, or disposal on any of the Mortgaged Properties of any Hazardous Substance; or (d) the presence, whether past, present or future, of any Hazardous Substances on, in or about any of the Mortgaged Properties except in the Ordinary Course of Business.

                   Without limiting the foregoing, this indemnification provision specifically protects the Indemnified Persons against any claim or action from activities described in (a), (b), (c) or (d) above, based in whole or in part upon any Environmental Law, based in whole or in part upon any environmental statute, rule, regulation or policy, including but not limited (with respect to the Mortgaged Properties in Florida) to Chapters 403 and 376, Florida Statutes, the Florida Administrative Code, and (with respect to the Mortgaged Properties in Georgia) the applicable laws of Georgia, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA") 42 U.S.C. Section 9601, et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., and all federal, state or local environmental statutes, ordinances, rules and regulations applicable to the Mortgaged Properties, whether now existing or in the future enacted, promulgated, adopted, entered into or issued, both within and outside present contemplation.

                   Except as limited below, the Borrowers' indemnification obligation under this Section shall not be limited to any extent by the term of the Loans and shall continue, survive and remain in full force and effect notwithstanding payment in full and satisfaction of the Obligations or foreclosure under the Mortgage, or delivery of a deed in lieu of foreclosure as to any of the Mortgaged Properties. The provisions of this Section shall be deemed to survive satisfaction of the Obligations or issuance of a certificate of title and shall continue in full force and effect after any foreclosure or other proceeding by which the Lenders, their successors and assigns, succeed to ownership of any of the Mortgaged Properties.

                   Notwithstanding anything herein to the contrary, the indemnification obligations of the Borrowers hereunder may be released upon the consent of all of the Lenders, at their sole discretion, upon the payment and performance in full of all Obligations pursuant to this Agreement and the other Loan Documents, provided: (a) there has occurred no Event of Default during the term of the Loans; (b) there have occurred no violations of Environmental Laws, no Environmental Complaints and no adverse developments in Environmental Laws or case law pursuant to which the Agent or any of the Lenders may be held liable for environmental matters related to the Loans or any of the Mortgaged Properties; (c) if deemed necessary by the Agent or the Lenders, updated Environmental Audits acceptable to the Lenders have been prepared and provided to the Lenders at the Borrowers' expense, ensuring that there are no environmental problems related to any of the Mortgaged Properties; and an opinion relating to environmental matters has been obtained from counsel acceptable to the Lenders, at the Borrowers' expense, in form and content acceptable to the Lenders; and (d) none of the Lenders has held title to any of the Mortgaged Properties as a result of foreclosure or deed in lieu thereof.

                   Those liabilities, losses, claims, expenses and damages for which the Indemnified Persons are indemnified under this Section shall be paid to the Indemnified Persons, without any requirement of waiting for the ultimate outcome of any litigation, claim or other proceeding, and the Borrowers shall pay such liability, losses or claims or expenses to the Indemnified Persons as so incurred within thirty (30) days after notice from the Indemnified Persons itemizing said amounts together with reasonably detailed supporting documentation, as of the date of such notice. In addition to any remedy available for failure to pay such amounts when due, such amounts shall thereafter bear interest at the "Default Rate" as defined in the Notes or other Loan Documents.

                   The Borrowers waive any acceptance of this indemnity by the Indemnified Persons. The failure of the Indemnified Persons to enforce any right or remedy hereunder, or to promptly enforce any such right or remedy, shall not constitute a waiver thereof nor give rise to any estoppel against the Indemnified Persons, nor excuse the Borrowers from their Obligations hereunder. Any waiver of such right or remedy must be in writing and signed by all of the Lenders. This indemnity is subject to enforcement at law and/or equity, including actions for damages and/or specific performance.

                   Notwithstanding anything to the contrary contained in this Agreement, the Borrowers' indemnity, agreements and undertakings hereunder shall not apply to the extent that the Borrowers can affirmatively demonstrate that the claims, civil or criminal actions or causes of action, liens, assessments, civil or criminal penalties or fines, losses, damages, liabilities, or obligations that apply to any presence, release or discharge of toxic or Hazardous Substances, petroleum or petroleum products, chemicals or other pollutants on any of the Mortgaged Properties arise from conduct of any Indemnified Person, or some other third party and such conduct has first occurred on any of the Mortgaged Properties after the earliest of the following dates: (a) transfer of title to such Mortgaged Property to an Indemnified Person or any third party pursuant to a foreclosure sale or
(b) acceptance by an Indemnified Person or any third party of a deed or other assignment of title to such Mortgaged Property or (c) exclusive possession or control of such Mortgaged Property by an Indemnified Person or such third party. In consideration of this indemnity the Lenders covenant that they will avail themselves of the protection afforded secured banks under CERCLA and any implementing regulations, if applicable. Further, the Lenders agree and acknowledge that the Borrowers' maximum liability under this indemnity shall not exceed the sum of (i) the cost of remediation in compliance with all federal, state or local environmental statutes, regulations, rules or ordinances, including any penalties, fines or assessments in connection therewith and (ii) any other actual out-of-pocket damages incurred by the Indemnified Persons relating to the presence, release or discharge of toxic or Hazardous Substances, petroleum or petroleum products, chemicals, pollutants, or other contaminants on any such Mortgaged Property, and within the scope of this indemnity and agreement in an amount not to exceed the outstanding loan balance, including, without limitation, principal, interest, the Agent's reasonable third-party out-of-pocket expenses, including reasonable attorney's fees and costs and any penalties, provided that the Agent shall utilize a law firm from among its usual and customary law firms, and that such counsel shall be reasonably satisfactory to the Borrowers. Notwithstanding anything to the contrary herein or the other Loan Documents (or any instruments or certificates executed or delivered in connection with the Loans), or any amendments or modifications made to the foregoing at any time or times, no present or future constituent partner in or agent of any Borrower, nor any shareholder, member, officer, manager, director, employee, trustee, beneficiary or agent of any corporation or other entity that is or becomes a constituent partner in any Borrower, shall be personally liable, directly or indirectly, and neither the Agent, the Lenders nor any of their successors or assignees shall have any recourse against any property or assets of any such constituent partner or other Person or entity for the matters set forth in this Section 4.17.8, (any such Persons being herein referred to as "Non-Recourse Persons"), provided such Non-Recourse Persons shall not include any Borrower or any Subsidiary of a Borrower which would otherwise be liable as a general partner of a Borrower, and the Lenders and each of their successors and assignees waives and does hereby waive any such personal liability against any such Non-Recourse Person. For purposes of this Agreement, each of the other Loan Documents and any such instruments and certificates, and any such amendments or modifications, neither the negative capital account of any constituent partner in any Borrower, nor any obligation of any constituent partner in any Borrower to restore a negative capital account or to contribute or advance capital to any Borrower or to any other constituent partner in any Borrower, shall at any time be deemed to be the property or an asset of any Borrower or any such other constituent partner (and neither the Lenders nor any of their successors or assignees shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or partner's obligation to restore, advance or contribute). As used in this paragraph, a "constituent partner" in any Borrower shall mean any direct partner in any Borrower and any Person that is a partner in any partnership that, directly or indirectly through one or more other partnerships, is a partner in any Borrower. Finally, notwithstanding anything to the contrary contained herein, this indemnity shall not be assignable to any future buyer of any of the Mortgaged Properties, it being the intent of the Borrowers and the Lenders that the indemnity is given for the benefit of the Indemnified Persons.

                   4.17.8.6 As used herein, "Environmental Law" means any federal, state, or local statutory or common law relating to pollution or protection of the environment or of human health, including without limitation, any common law of nuisance or trespass, and any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                   4.17.8.7 As used herein, "Hazardous Substance" means any substance or material (i) identified in Section 101(14) of CERCLA, 42 U.S.C. Section 9601(14) and as set forth in Title 40, Code of Federal Regulations, Part 302, as the same may be amended from time to time, or
(ii) determined to be toxic, a pollutant or a contaminant under or pursuant to any applicable federal, state or local statute, law, ordinance, rule or regulation or judicial or administrative order or decision, as the same may be amended from time to time, including, but not limited to (with respect to the Mortgaged Properties in Florida), petroleum, petroleum products and petroleum products chemicals of concern defined in Sections 376.301(26), (27) and (28), Florida Statutes, as the same may be amended from time to time, and (with respect to the Mortgaged Properties in Georgia) the applicable provisions of the laws of Georgia, (iii) asbestos, (iv) radon, (v) polychlorinated biphenyls, and (vi) such other materials, substances or wastes which are otherwise dangerous, hazardous, harmful or deleterious to human health or the environment.

                   4.17.8.8 The Agent may, and upon the direction of the Required Lenders, in their sole discretion, which shall not be arbitrarily withheld, shall require the Borrowers to periodically (but not more frequently than annually unless an environmental complaint from a governmental entity is then outstanding) perform (at the Borrowers' expense) an environmental audit, or update, which must be satisfactory to the Agent with the consent of the Required Lenders, in their sole discretion, which shall not be arbitrary, of any of the Mortgaged Properties, hazardous waste management practices and/or hazardous waste disposal sites used by any Borrower. Such audit must be by an environmental consultant satisfactory to the Agent. Should the Borrowers fail to commence such environmental audit within thirty (30) days of the Agent's written request, the Agent shall have the right but not the obligation to retain an environmental consultant to perform such environmental audit. All reasonable third party costs and expenses incurred by the Agent in the exercise of such rights shall bear interest at the Default Rate set forth in the Notes and shall be secured by the Mortgage and other Security Documents and shall be payable by Borrowers upon demand or charged to the Borrowers' Line of Credit balance at the discretion of the Required Lenders.

                   4.17.8.9 Any intentional breach of any warranty, representation or agreement contained in this Section 4.17.8 shall be an Event of Default and entitle the Agent with the consent of the Required Lenders to exercise any and all remedies provided in the Loan Documents, or otherwise permitted by law.

                   4.17.8.10 Any unintentional breach of any warranty, representation or agreement contained in this Section 4.17.8 hereof, unless the Borrowers shall provide the Agent, within ninety (90) days of Borrowers' determining that there has been an unintentional breach of any warranty, representation or agreement, a formal written plan of assessment or remediation (the "Plan") relating to the cure of any environmental problems on a Mortgaged Property which resulted from said breach of warranty, representation or agreement contained in Section 4.17.8 hereof, shall constitute an Event of Default and entitle the Agent or Required Lenders to exercise any and all remedies provided in the Loan Documents, or otherwise permitted by law. The Plan shall include a detailed analysis of any environmental problems on the Mortgaged Property, a plan of action of remediation and a time frame for each phase of remediation. If the Agent with the consent of the Required Lenders shall determine that the Plan is satisfactory, in their discretion, which shall not be arbitrary, and Borrowers shall implement the Plan, provided Borrowers implement the Plan and follow the time frame for remediation as set forth in the Plan, there shall not be an Event of Default. If the Agent with the consent of the Required Lenders determine at any time that Borrowers are not complying or implementing the Plan, or both, said non-implementation or non-compliance or both shall constitute an Event of Default hereunder and shall entitle the Agent with the consent of the Required Lenders to exercise any and all remedies provided in the Loan Documents or otherwise permitted by law.

                   4.17.8.11 The Borrowers shall, in accordance with all applicable Environmental Laws, at their own cost and expense, take all actions that shall be necessary or reasonably advisable for the assessment and cleanup of any contamination on any of the Mortgaged Properties, including, without limitation, all removal, containment and remedial actions, and shall further pay or cause to be paid, at no expense to the Agent or the Lenders, all testing, investigation, cleanup, administrative enforcement and other costs of applicable governmental agencies or which otherwise may be asserted or assessed against any Borrower or any Mortgaged Property in connection therewith.

           4.17.9 Leases. As of the Closing Date there are no leases affecting any of the Mortgaged Properties, except as described on
Schedule 4.17.9.

           4.17.10 Management Agreements. As of the Closing Date there are no Property management agreements, contracts or agreements whatsoever with respect to the management of any of the Mortgaged Properties, except as described on Schedule 4.17.10.

           4.17.11 Access. Except for driveways and roads to be constructed on or adjacent to the Mortgaged Properties, the rights of way for all roads necessary for the full utilization of each of the Mortgaged Properties for its intended purposes, have either been acquired by the appropriate governmental authority or have been dedicated to public use and accepted by such governmental authority, and all such roads shall have been completed, or all necessary steps shall have been taken by the Borrowers and such governmental authority to assure the complete construction and installation thereof prior to the date upon which access to the Mortgaged Property via such roads will be necessary. With respect to certain Additional Properties which may hereafter be acquired by any Borrower and subjected to the Lien of the Mortgage in accordance with Section 3.3.1, to the extent that any rights-of-way for any roads necessary for the full utilization of any such Additional Property for its intended purpose shall not have been acquired by the appropriate governmental authority or have been dedicated to public use and accepted by such governmental authority or such rights-of-way for such roads shall not have been completed, then to the best of the Borrowers' knowledge, after diligent inquiry, there shall not then exist, nor shall there be any reasonable basis to anticipate that there shall exist, any unusual or extraordinary circumstances or reasons for undue delay or unusual expense in acquiring or dedicating such rights-of-way for such roads, completing such roads, and in connection with any other necessary steps required to assure the complete construction and installation thereof prior to the date upon which access thereto via such roads will be necessary. All curb cuts and traffic signals shown on any plans and specifications for horizontal or site improvements are existing or have been fully approved by all necessary governmental authorities or such approvals are anticipated to be obtained in the ordinary course.

           4.17.12 Mortgagee Title Insurance. The Borrowers warrant that there are no matters pending against the Borrowers or any Mortgaged Property which could result in a change in the status of the title to any Mortgaged Property in the period of time between the effective date of the Title Commitment (as defined in Section 5.1.5) and the recording of the Mortgage (the "gap"). Each Borrower covenants that it shall not commit any act or permit any act to be committed which might result in a change in the status of the title to any Mortgaged Property during the gap, and each Borrower shall indemnify the Agent and the title insurance agent and the Title Insurer (as defined in Section 5.1.5) from any and all losses, costs and expenses (including reasonable attorneys' fees and costs) suffered as a result of a change in the status of the title to any Mortgaged Property during the gap.

     4.18 Brokerage Commissions. Any brokerage commission asserted by any Person claiming by, through or under the Borrowers which is due in connection with the transaction contemplated hereby has been paid in full and any such commission coming due in the future will be paid promptly by the Borrowers. The Borrowers agree to and shall indemnify the Lenders from any liability, claim or loss arising by reason of any such brokerage commission, with the exception of any brokerage commission which may be due and owing by any Lender relating to the Loans due to any such Lender's relationship with any broker. This provision shall survive the repayment of the Loans and shall continue in full force and effect so long as the possibility of such liability, claim or loss exists. The Lenders have no knowledge of any third party entitled to claim a mortgage brokerage fee or commission in connection with the Commitments or the Loans made pursuant thereto.

     4.19  Specific Representations as to Other Collateral and Other Assets.

           4.19.1 Intellectual Property. Schedule 4.19.1 correctly and completely describes, as of the Closing Date, all of the Intellectual Property, excluding only any right, title or interest in the names "Arvida" or "JMB" or any derivatives thereof. Such Intellectual Property interests as are described in Schedule 4.19.1 are free from all liens and restrictions and constitute all such trademarks, patents, copyrights and similar interests as are necessary in order for the Borrowers to conduct their business as now conducted. The Borrowers are in compliance, in all material respects, with the terms and conditions, if any, imposed in connection with the use of such patents, trademarks, copyrights and licenses therein and with the terms and conditions of any agreements relating thereto.

           4.19.2 Bank Accounts. Schedule 4.19.2 correctly and completely describes, as of the Closing Date, all Bank Accounts and other accounts maintained with any Lender or other financial institution by any Borrower which Schedule correctly identifies the name, address and telephone number of each institution, the name in which the Bank Account is held, a description of the purpose of the Bank Account and the complete account number.

           4.19.3 Promissory Obligations. Schedule 4.19.3 correctly and completely describes, as of the Closing Date, all Accounts which are promissory obligations evidenced by promissory notes, whether or not secured by chattel mortgages or real property mortgages, by amount and the names of all obligors thereunder.

           4.19.4 Project Indebtedness. Schedule 4.19.4 correctly and completely describes, as of the Closing Date, all Project Indebtedness outstanding, by obligor, obligee and current amount outstanding.

     4.20 Usury. The amounts to be received by the Lenders which are or which may be deemed to be interest hereunder or under any of the Loan Documents or otherwise in connection with the transactions herein contemplated constitute lawful interest and are not usurious or illegal under the laws of the State of Florida, and no aspect of the transactions contemplated by this Agreement is or will be usurious under current Florida law.

     4.21 Setoffs. As of the Closing Date hereof, to the best of the Borrowers' knowledge, no Borrower has any defense, right of setoff or claim against the Agent or any of the other Lenders, with respect to the performance or payment of the Obligations or any portion thereof.

     4.22  Subsidiaries and Affiliates.

           4.22.1 Schedules 1.1.6 and 1.1.71 correctly and completely set forth, as of the date hereof, the names of all Subsidiaries and Affiliates and the names and respective ownership interests of all Persons, directly or indirectly, having ownership interests in each of the Subsidiaries and Affiliates. In addition: (a) Arvida's sole general partner is Arvida/JMB Managers, Inc., a Delaware corporation (the "Arvida General Partner"),
(b) Northbrook Corporation, a Delaware corporation ("Northbrook") owns and controls not less than fifty-one percent (51%) of the outstanding capital stock of the Arvida General Partner, (c) the Malkin Group (as defined in
Section 7.8), the Bluhm Group (as defined in Section 7.8), JMB Realty (as defined in Section 7.8) and the Director Group (as defined in Section 7.8), together own and control not less than fifty-one percent (51%) of the outstanding capital stock of Northbrook, and (d) the Malkin Group, the Bluhm Group and the Director Group together own and control not less than fifty-one percent (51%) of the outstanding capital stock of JMB Realty.

           4.22.2 All of the stock of each corporate Subsidiary has been validly issued and is fully paid and non-assessable. All of the issued and outstanding securities of all of the Borrowers were offered, issued and sold in compliance with all applicable federal and state securities laws, rules and regulations. There do not exist any outstanding rights to purchase options, warrants or similar rights or agreements pursuant to which any Borrower may be required to issue, sell or purchase any stock, partnership interest or other equity security, except as described on Schedule 4.22.2.

     4.23 Chief Executive Office/Location of Collateral. The chief executive office of each of the Borrowers is described on Schedule 4.23. Certain of the Borrowers maintain offices and Collateral and records in connection therewith at certain other locations, as described on
Schedule 4.23. No Collateral belonging to any Borrower and no records in connection therewith are located other than at the chief executive offices of such Borrower or at such other locations as are described on Schedule 4.23.

     4.24  Intentionally Deleted.

     4.25 Due Diligence. To the extent that any of the representations and warranties in this Agreement are stated as being to the best of the Borrowers' knowledge, those representations and warranties are being made after diligent and reasonable investigation by the Borrowers regarding the subject matter of such representations.

     CHAR Accuracy of Information. The Lenders' Commitments to make the Loans, as expressed herein and accepted by the Borrowers is based on the accuracy of the Borrowers' representations and statements. Neither this Agreement nor any document, financial statement, credit information, certificate or statement required herein to be furnished or furnished by the Borrowers to the Lenders contains any untrue statement of a fact material to this Agreement or which the Borrowers would reasonably expect to be material to the Lenders' decision to enter into this Agreement or the transactions contemplated hereunder or omits to state a fact necessary to make any such statement not misleading in any material respect. The Required Lenders shall have the option to declare there to be an Event of Default under this Agreement if there shall have been any material misrepresentation or misstatement or any material error in any written statement, document or other submission delivered to the Lenders, or, if prior to the Closing Date: (a) there shall have occurred a Material Adverse Change or (b) any Borrower has become insolvent, bankrupt or has otherwise been subject to any Material Adverse Change in financial condition.

     4.27 Continuation and Investigation. The warranties and representations contained herein shall be and remain true and correct as of the date made, so long as any of the Obligations of any of the Borrowers hereunder have not been satisfied, or so long as any of the Loans shall remain outstanding. All representations, warranties, covenants and agreements made herein or in any certificate or other document delivered to Agent by or on behalf of the Borrowers pursuant to or in connection with this Agreement shall be deemed to have been relied upon by the Lenders notwithstanding any investigation heretofore or hereafter made by the Lenders or on their behalf, and shall survive the making of any or all of the Advances contemplated hereby.


                 ARTICLE 5.  CONDITIONS OF LENDING

     The obligation of the Lenders to make Advances or to permit any borrowings hereunder, or to issue Letters of Credit (or renewals thereof) is conditioned upon the performance of all agreements by Borrowers contained herein, as well as satisfaction of the following conditions precedent:

     5.1 Conditions to Initial Advance. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of the Agent or any Lender hereunder, the Agent and the Lenders shall not be obligated to make the initial Advance or issue the initial Letter of Credit or to take or perform any other action hereunder, until the following conditions have been fulfilled to the satisfaction of the Agent (and to the extent hereinbelow specified, of the Lenders):

           5.1.1 All legal matters in connection with the Loan Documents and the transactions herein and therein contemplated and all documents and proceedings shall be satisfactory in form and substance to the Agent.

           5.1.2 The Agent shall be satisfied, in its sole discretion, as of the Closing Date, that (i) there shall have occurred no material increase in liabilities, liquidated, or contingent, of any Borrower, or material decrease in the assets of any Borrower since the date of the Borrowers' Financial Statements, as described in Section 4.3, (ii) there shall have occurred no Material Adverse Change; (iii) the results of each of the Borrowers' operations for the period commencing as of the date of such Financial Statements and ending on the Closing Date are not materially different from the projected results of each such Borrower's operations for such period as set forth in the 1997 Annual Business Plan and/or the 1997 Economic Model, and (iv) there has been no material deterioration in the accounts payable or accrued expenses of any Borrower from that reflected in the Borrowers' Financial Statements.

           5.1.3 On or prior to the Closing Date, the Agent and the Lenders shall have received, duly executed, this Agreement and the other Loan Documents described on Schedule 5.1.3, all in form and substance satisfactory to the Agent and the Lenders, together with all other documents required hereunder or otherwise reasonably required by the Agent to be executed and delivered or otherwise provided to the Agent.

           5.1.4 The Borrowers shall have delivered to the Agent the Mortgages and UCC-1 Financing Statements (local and state) and such other instruments as necessary to insure Agent a perfected first security interest in the Mortgaged Properties and other Collateral encumbered by the Mortgages and Security Documents, as security for the Loans, as described on
Schedule 4.15.2. Without limiting the foregoing, the Borrowers shall have delivered to the Agent possession of all Collateral with respect to which perfection requires possession, including, without limitation stock certificates evidencing Entity Interests in corporate Subsidiaries.

           5.1.5 The Borrowers shall have delivered to the Agent a mortgagee title insurance commitment or commitments (collectively, the "Title Commitment") and policy (or policies) in the aggregate face amount of ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00), insuring the Mortgages as valid first Liens on all of the Mortgaged Properties, subject only to such Permitted Encumbrances as shall be approved in writing by the Agent, issued by a title company satisfactory to the Agent (the "Title Insurer"), and in a form satisfactory to and approved by the Agent and including a Florida Form 9 (and comparable comprehensive endorsements for the Mortgaged Properties in Georgia), a revolver endorsement and other appropriate endorsements and such reinsurance and/or co-insurance agreements, if any, and any legally permitted affirmative insurance required by the Agent. Without limiting the foregoing, such Title Commitment shall have no creditors' rights exception. The Borrowers shall have delivered to the Agent affidavits from each Borrower and from such other third parties as shall be required, in form and content sufficient to permit the Title Insurer to delete from the Title Commitment any exception for parties in possession, matters of survey, construction or mechanics' or materialmen's liens, the "Gap" exception and taxes and assessments which are due and payable. The Borrowers, at the Borrowers' expense, shall deliver to the Agent copies of all matters affecting title to all of the Mortgaged Properties (as determined by the Agent's counsel).

           5.1.6   The Borrowers shall have delivered to the Agent:
                   5.1.6.1 Certificates of good standing and authority to do business for each corporate and limited partnership Subsidiary and Affiliate which is a Borrower or whose ownership interests are to be assigned to the Agent hereunder and, where applicable, for each of their respective general partners, from the states of their respective formation and qualification, certified by the Secretaries of State of each such state.

                   5.1.6.2   Certified Articles of Incorporation for
each corporate Subsidiary and Affiliate which is a Borrower or whose ownership interests are to be assigned to the Agent hereunder, and, where applicable for each of their corporate general partners, and Certificates of Limited Partnership for each limited partnership Subsidiary and Affiliate, which is a Borrower or whose ownership interests are to be assigned to the Agent hereunder, and, where applicable, for each of their limited partnership general partners, in effect on the date hereof, certified by the Secretaries of State of the states of formation of each such Borrower.

                   5.1.6.3 Copies of the by-laws for each corporate Subsidiary and Affiliate and partnership agreements for each partnership Subsidiary and Affiliate, which is a Borrower or whose ownership interests are to be assigned to the Agent hereunder, and, where applicable, for each of their partnership general partners, in effect on the date hereof, accompanied by a certificate from appropriate officers of each such entity certifying that such copies are true and complete and that such by-laws or partnership agreements, as the case may be, have not been amended, annulled, rescinded or revoked.

                   5.1.6.4 Copies of the resolutions of each Borrower and, where applicable, each general partner of such Borrower, authorizing the execution, delivery and performance of the Loan Documents and the borrowings contemplated thereunder, together with appropriate incumbency certificates containing the names, titles and genuine signatures of all duly elected officers of any corporate Borrower Subsidiary or Borrower Affiliate, as of the date of this Agreement, who are signatories to the Loan Documents and accompanied by certificates from appropriate officers and/or partners that such resolutions are true and complete and have not been amended, rescinded, or revoked.

           5.1.7   The Borrowers shall have delivered to the Agent:

                   5.1.7.1 Opinions of counsel licensed in the State of Florida and all other states in which any of the Mortgaged Properties or other Collateral may be located, in form and content satisfactory to the Agent and its counsel and covering such matters as reasonably may be required by the Agent and its counsel; and, as to organization and existence of Persons formed under the laws of states other than Florida, opinion letters as to those issues from local counsel for such jurisdictions.

                   5.1.7.2 An opinion of counsel licensed in the State of Illinois, in form and content satisfactory to the Agent and its counsel, confirming that the Carlstrom Stipulation is final and unappealable and that the Borrowers execution and delivery of this Agreement and the other Loan Documents and their performance and observance of their Obligations hereunder and thereunder and the transactions contemplated hereby and thereby, do not conflict with or constitute a breach or default under the terms of the Carlstrom Stipulation.


           5.1.8 The Borrowers shall have furnished to the Agent proof of payment of real property and personal property taxes for 1996 or the most current taxing period, and all prior years or taxing periods, and information as to tax identification numbers, tax rates, estimated tax values and the identities of the taxing authorities and evidence of payment of any outstanding tax Liens or other outstanding tax obligations or encumbrances (other than the Permitted Encumbrances) against each of the Mortgaged Properties and other Collateral.

           5.1.9 The Borrowers shall have furnished UCC-11 searches and other evidence satisfactory to the Agent that there exist no Liens with respect to any of the Mortgaged Properties or other Collateral, other than Permitted Encumbrances or as otherwise contemplated by the Security Documents and hereunder.

           5.1.10 The Borrower shall have delivered to the Agent evidence satisfactory to the Agent that the Borrowers have obtained all consents and acknowledgements of all Persons whose consents and acknowledgements may be required in connection herewith, including, but not limited to all applicable governmental authorities having appropriate jurisdiction, to the execution and delivery of this Agreement, the other Loan Documents and the consummation of the transactions contemplated thereby.

           5.1.11 The Borrowers shall have made payment in immediately available funds to the Agent for its account and the account of the Lenders, as the case may be, of all Facility Fees, other fees, costs and expenses of closing, including, without limitation, the fees and expenses of appraisers, consultants, legal counsel to each of the Lenders other than the Agent (in each instance not to exceed $5,000.00) and legal counsel to the Agent, presented as of the Closing Date.

           5.1.12 The Borrowers shall have furnished to the Agent evidence of insurance in form and content satisfactory to the Agent, as described in Section 6.15 hereof.

           5.1.13 The Agent shall have obtained Appraisals ordered by Agent, at the expense of Borrowers, with respect to those certain Mortgaged Properties, for which the Agent shall have required Appraisals as of the Closing Date, and which shall support the required Loan to Value Ratios described in Section 6.13 hereof.

           5.1.14  The Borrowers shall have furnished to the Agent either
(a) three (3) original boundary and as-built surveys of each of the Mortgaged Properties encumbered by the lien of the Mortgage, current within ninety (90) days of closing, satisfactory to the Agent, in Agent's sole discretion or such certificates and affidavits of surveyors or (b) such other materials and information as shall be satisfactory to Agent and shall enable the Title Insurer to delete all exceptions for matters of survey from the Title Commitment.

           5.1.15 The Borrowers shall have furnished to the Agent Environmental Audits of each of the Mortgaged Properties, as described on
Schedule 4.17.8, at the Borrowers' expense, performed to the Agent's satisfaction by an acceptable and qualified environmental consultant or independent engineer verifying that no material unremediated environmental contamination has occurred or is imminent, and containing adequately supported and documented conclusions (which conclusions must be satisfactory to the Agent, in its sole discretion), which evaluate (i) whether any hazardous or toxic substances, hazardous wastes, pollutants, contaminants or any other environmental hazards are present in the soil, surface water or groundwater, at or adjacent to any of the Mortgaged Properties; (ii) whether operations at any of the Mortgaged Properties are not in compliance with all federal, state and local air quality and water quality regulations and other applicable environmental laws; and (iii) whether there are any other potential or actual environmental concerns from current or prior ownership and uses of any of the Mortgaged Properties. The contract between the Borrowers and consultant for the conduct of an Environmental Audit or assessment shall contain a provision which expressly states that the Lenders are intended beneficiaries of the contract and are entitled to rely on any report of findings or conclusions or the results of the Environmental Audits.

           5.1.16 The Borrowers shall have furnished to the Agent the Financial Statements, the 1997 Annual Business Plan and the 1997 Economic Model described in Section 4.3.

           5.1.17 The Borrowers shall have furnished to the Agent such documents and materials, including, without limitation, letters from appropriate governmental authorities, confirming the substance of the representations set forth in Section 4.17.

     5.2 Conditions to Each Advance and Issuance of Letters of Credit. It shall be a further condition to the making of the initial Advance and a condition to the making of each subsequent Advance to the Borrowers and the issuance of any Letter of Credit, that the following statements shall be true on the date of each such funding or issuance of the Letter of Credit and each request by the Borrowers for an Advance or the issuance of a Letter of Credit shall constitute an affirmation thereof:

           5.2.1   The representations and warranties set forth in
Section 4 hereof, as supplemented and updated by written disclosures by the Borrowers to the Agent of changes affecting such representations and warranties, as required to be furnished to the Agent pursuant to
Section 6.6.4, or as supplemented by subsequent Financial Statements, as required to be furnished to the Agent pursuant to Section 6.1: (a) shall be true, correct, and complete on and as of the date of such Advance (or with respect to those matters set forth in Sections 4.4.1, 4.17.9, 4.17.10, 4.19.1, 4.19.2, 4.19.3 and 4.22.1, as of the date most recently supplemented and/or updated in accordance with Section 6.6.4), with the same effect as though the representations and warranties had been made on and as of that date (except that any representation or warranty set forth in Article 4 with respect to the existence or non-existence of a Material Adverse Change or set forth in
Section 4.17.12 with respect to the "gap", shall relate only to the Closing Date, shall continue to have been true as of such Closing Date but shall not be subject to any requirement that same be supplemented or updated), and
(b) there shall then exist no Event of Default or any condition which upon notice or lapse of time of both, would constitute an Event of Default under this Agreement.

           5.2.2 The Borrowers shall be in material compliance with all terms and conditions set forth herein, including, without limitation, the covenants set forth in Articles 6 and 7, and no Event of Default, nor any event which upon notice or lapse of time or both would constitute an Event of Default, shall have occurred and be continuing or shall come to exist after giving effect to the making of such Advance.

           5.2.3 After giving effect to any Advance or the issuance of a Letter of Credit, the aggregate principal amount of the applicable Loan shall not exceed the maximum amount of the Commitment therefor.

           5.2.4 To the extent any of the conditions set forth in Sections 5.1.2 through 5.1.17 shall not have been previously satisfied, same shall be satisfied.

           5.2.5 It shall not be unlawful for the Agent or any Lender or any Borrower to perform its respective agreements or obligations hereunder or under any other Loan Document.

           5.2.6 There shall be pending no action, proceeding, investigation, audit, regulation or legislation, threatened or proposed, before any court, governmental agency or legislative body (i) which would be reasonably likely to result in the occurrence of an Event of Default hereunder, or (ii) to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement, any of the other Loan Documents, or the consummation of the transactions contemplated hereby and thereby and which, in the Agent's judgment would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents or to make Advances.

           5.2.7 No Borrower shall have any defense, right of set off or claim against the Lender or any of the other Lenders with respect to the performance or payments of the Obligations or any portion thereof, provided, however, that any such defense, right of set off or claim of the Borrowers against a Non-Funding Lender on the basis of such Lender's failure to fund any Advance, or any such defense, right of setoff or claim of the Borrowers against a Lender which is a party to an interest rate hedge agreement related to the Loans shall, standing alone, not be deemed to constitute a failure of the foregoing condition precedent to the making of Advances.

           5.2.8 No order, judgment or decree shall have been entered and no proceeding seeking to obtain the entry of any order, judgment or decree, which enjoins or restrains or purports to enjoin or restrain any Lender from making an Advance or issuing any Letter of Credit hereunder shall be pending.


                 ARTICLE 6.  AFFIRMATIVE COVENANTS

     The Borrowers covenant and agree that from the date of this Agreement until payment and performance in full of all present and future Obligations hereunder and termination of all Commitments established hereunder, including, without limitation, the expiration of the Letters of Credit issued hereunder and the termination of the Agent's obligation to issue Letters of Credit hereunder, the Borrowers will fully comply with the following provisions:

     6.1 Financial Reports and Other Information. The Borrowers will deliver or cause to be delivered to the Agent (and, in the case of the Financial Statements described in Sections 6.1.1 and 6.1.2, directly to each of the other Lenders), the following:

           6.1.1   As soon as practicable and in any event within fifty
(50) days after the end of each fiscal quarter of Arvida: (a) consolidated and consolidating Financial Statements for Arvida and its Consolidated Entities (including balance sheets, income statements and cash flow statements and any reasonably requested supporting schedules to the aforementioned Financial Statements), all in reasonable detail and satisfactory in scope to the Agent and certified by the controller of Arvida or any of the natural Persons described on Schedule 6.1.1-A, as to the correctness, completeness and fairness in all material respects of such Financial Statements and that the same have been prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, (b) a description of all Bank Accounts, and to the extent expressly requested by the Agent, in writing, all Intellectual Property, Accounts, Equipment, Inventory and General Intangibles, not otherwise included in the foregoing, (c) a summary report of the year-to-date operations of Arvida and its Consolidated Entities in comparison to the Annual Business Plan with respect to such year and the latest Economic Model furnished to the Lenders pursuant to Section 5.1.16 and Section 6.1.3 together with reasonably detailed reports with respect to the operations of its Consolidated Entities for such quarter, containing the information described on Schedule 6.1.1-B, certified by the controller of Arvida or any of the natural Persons described in Schedule 6.1.1-A, as to the correctness, completeness and fairness thereof in all material respects, and (d) a detailed report as to any changes with respect to any matter which is the subject of any representation or warranty set forth in Sections 4.4.1, 4.17.9, 4.17.10, 4.19.1, 4.19.2, 4.19.3 and 4.22.1, occurring from and after the later of the Closing Date and the last such quarterly report as to any such change therein.

           6.1.2 As soon as practicable and in any event within ninety-five (95) days after the end of each fiscal year of Arvida: (a) audited consolidated Financial Statements for Arvida and its Consolidated Entities as included in such year's 10K Report, and unaudited consolidating Financial Statements for Arvida and its Consolidated Entities (including balance sheets, income statements and cash flow statements and any reasonably requested supporting schedules to the aforementioned Financial Statements), all in reasonable detail and satisfactory in scope to the Agent and certified by the controller, treasurer or chief financial officer of Arvida as to the correctness, completeness and fairness, in all material respects, of such Financial Statements and that the same have been prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis,
(b) operating statements, note receivables summaries, and summaries of cash and cash equivalents, (c) a description of all Accounts, Bank Accounts and Intellectual Property, and to the extent expressly requested by the Agent, in writing, all Equipment, Inventory and General Intangibles not otherwise included in the foregoing, and (d) a summary report of the operations of Arvida and its Consolidated Entities for such fiscal year in comparison to the Annual Business Plan for such year and the Economic Model furnished to the Lenders pursuant to Section 5.1.16 and Section 6.1.3, together with detailed reports with respect to the operations of Arvida and its Consolidated Entities for such year containing the information described on Schedule 6.1.1-B and certified by the controller, treasurer, or chief financial officer of Arvida as to the correctness, completeness and fairness thereof, in all material respects.

           6.1.3 As soon as practicable and in any event no later than thirty (30) days prior to the end of each fiscal year, a revised Annual Business Plan, substantially in the form and covering in all material respects the same information contained in, the 1997 Annual Business Plan; and as soon as practicable and in any event no later than ninety (90) days following the end of each fiscal year, a revised Economic Model, substantially in the form and covering in all material respects the same information contained in, the 1997 Economic Model.

           6.1.4 Together with each delivery of those items required by Sections 6.1.1 and 6.1.2, a certificate in the form attached hereto as Exhibit "F" executed by the controller of Arvida or any of the natural persons described on Schedule 6.1.1-A, containing computations in reasonable detail and reasonably sufficient in order that the Agent may evaluate and confirm compliance with the financial covenants contained in Section 6.13.

           6.1.5 Within two (2) Business Days following the end of each calendar month a certificate in the form attached hereto as Exhibit "G" (a "Monthly Compliance Certificate"), stating that to the best knowledge of Arvida's controller or any of the natural Persons described on Schedule 6.1.1-
A: (i) the Borrowers have in all material respects kept, observed, performed, and fulfilled each and every agreement binding on them, contained in the Loan Documents, and none of them are at the time in material breach of the keeping, observance, performance, or fulfillment of any of the terms, provisions, and conditions thereof, (ii) no Events of Default or events which upon notice or the lapse of time or both would constitute Events of Default have occurred (or specifying all such defaults and events of which he may have knowledge and what actions the Borrowers are taking or propose to take with respect thereto), and (iii) none of the Borrowers has any defense, right of setoff or claim against the Agent, the Lenders or any of them, with respect to the performance or payment of the Obligations, or any portion thereof, or, if any Borrower shall then claim any such defense, right of setoff or claim, stating same with specificity and including all materials in support thereof.

           6.1.6 With reasonable promptness, such additional financial or other data, information or materials as the Agent may from time to time reasonably request, including, without limitation, such additional information as the Agent may require in connection with any computations furnished in accordance with Section 6.1.4, in order that the Agent may evaluate and confirm compliance with the financial covenants contained in Section 6.13. Subject to the provisions of Section 11.28, the Agent is hereby authorized to deliver a copy of any Financial Statements or any other information relating to the business, operations or financial condition of any Borrower which may be furnished to it or come to its attention pursuant to the Loan Documents or otherwise, to any regulatory body or agency having jurisdiction over the Lenders or to any Person which shall, or shall have the right or obligation to, succeed to all or any part of any Lender's interest in the Loan Documents.

     6.2   Payment and Performance of Liabilities.

           6.2.1 Each Borrower will make full and timely payment of the principal of and interest on the Loans owed hereunder and duly comply with all the terms and covenants contained in and perform all other Obligations under the Loan Documents.

           6.2.2 Each Borrower will (and will cause each of its respective Subsidiaries, Controlled Affiliates, and, to the extent there shall be recourse liability to such Borrower therefor, its Non-Controlled Affiliates, to) make full and timely payment of the principal of and interest on all Other Indebtedness for which it is liable, whether such liability is direct or contingent, and duly comply with and perform all the terms and covenants contained in the documents evidencing and/or securing such Other Indebtedness, provided, however, that an event of default thereunder shall constitute an Event of Default under this Agreement only to the extent so provided in Section 8.3.1.

           6.2.3 Each Borrower will (and will cause each of its respective Subsidiaries, Controlled Affiliates, and, to the extent there shall be recourse liability to such Borrower, therefor, its Non-Controlled Affiliates, to) perform and observe in all material respects all of its respective obligations under all contracts, agreements, instruments, documents, licenses, permits, franchises and/or leases to which it is a party or is otherwise subject (other than Other Indebtedness) provided an event of default thereunder will constitute an Event of Default hereunder only to the extent so provided in Section 8.3.2.

     6.3 Conduct of Business; Maintenance of Existence and Rights. Arvida and, so long as it shall own any assets, including, without limitation, any Mortgaged Property or other Collateral, and otherwise conduct business, each of the other Borrowers will (and will cause its respective Subsidiaries and Controlled Affiliates to) do or cause to be done all things necessary to preserve and to keep in full force and effect its existence and rights and privileges and its franchises, licenses, trade names, patents, trademarks, and permits with respect to assets which are necessary for the continuance of its business, and continue to engage principally in the business currently operated by each of them.

     6.4 Maintenance of Property. Each Borrower will (and will cause its respective Subsidiaries and Controlled Affiliates to) maintain their properties and assets including, without limitation, the Mortgaged Properties and the Collateral, in good condition and repair and, from time to time, make all necessary and proper repairs, renewals, replacements, additions, and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management.

     6.5 Right of Inspection; Discussions. Each Borrower will (and will cause its respective Subsidiaries and Controlled Affiliates to) permit any Person designated by the Agent, at the Agent's expense, to visit and inspect any of the Mortgaged Properties and all Other Properties belonging to it, and examine all of its corporate books, records, papers, and financial reports, including the making of any copies thereof and abstracts therefrom, and to discuss its affairs, finances, and accounts with its principal officers, all at such reasonable times and as often as the Agent may reasonably request pursuant to reasonable prior notice. Each Borrower will (and will cause its respective Subsidiaries and Controlled Affiliates to) permit the Agent, or its designated representative, to audit, at the expense of the Lenders, any of its assets or financial and business records at such reasonable times as the Agent may request by prior notice, provided, however, that all Appraisals of Mortgaged Properties, obtained pursuant to the terms of Section 5.1.13 and
Section 6.14, shall be at the expense of the Borrowers.

     6.6 Notices. The Borrowers will promptly, and in no event later than six (6) Business Days after obtaining knowledge of any such occurrence, give written notice to the Agent of:

           6.6.1   The occurrence of: (a) any breach or Event of Default
(or event which after notice or lapse of time, or both would constitute a breach or Event of Default) under this Agreement or under any other Obligation of the Borrowers to the Lenders, or (b) any event of default or default by a Borrower under the terms and conditions of any Other Indebtedness, including without limitation, Project Indebtedness, or any other obligations whatsoever, including, without limitation, in connection with any contract, agreement, instrument, document, license, permit, franchise or lease to which any of the Borrowers or their respective Subsidiaries or Affiliates are parties or are subject whether now existing or hereafter arising, as "event of default" or "default" is defined in such documents, to the extent the amount at stake as a consequence of such default or event of default shall equal or exceed $500,000.00. Any such notice given pursuant to this Section shall specify the nature of such event, the period of existence thereof, and the action that the Borrowers propose to take with respect thereto;

           6.6.2 The occurrence of any material casualty to any Mortgaged Property, or any of the other properties or assets of any Borrower or any of its respective Subsidiaries or Affiliates, including, without limitation, any of the Collateral, or any force majeure (including, without limitation, any strike or other labor disturbance) materially affecting the operation or value of any such properties. Any such notice given pursuant to this Section shall specify whether or not such casualty or force majeure is covered by insurance;

           6.6.3 The commencement or any material adverse change in the nature or status of any litigation, dispute, or proceeding that may involve a claim for damages, injunctive relief, enforcement, or other relief pending, being instituted, or threatened by, against or involving any Borrower or any of its respective Subsidiaries or Affiliates, or, where applicable, any of their respective general partners, or any attachment, levy, execution, or other process being instituted by or against any assets of any Borrower or any of its respective Subsidiaries or Affiliates, or any of their respective general partners, to the extent the amount at stake thereunder shall equal or exceed $500,000.00; and

           6.6.4 The occurrence of any change with respect to any matter which is the subject of any representation or warranty set forth in Article 4, occurring from and after the Closing Date, which change would cause such representation or warranty, if given following such change, not to be true and correct in all material respects at the time given, provided, however, with respect to the matters which are the subject of the representations and warranties set forth in Sections 4.4.1, 4.17.9, 4.17.10, 4.19.1, 4.19.2,
4.19.3 and 4.22.1 the Borrowers shall be required only to make the quarterly report as to changes therein as required by Section 6.6.4. Notwithstanding the foregoing, any representation or warranty set forth in Article 4 with respect to the existence or nonexistence of a Material Adverse Change or set forth in Section 4.17.12 with respect to the "gap", expressly relates only to the Closing Date, and shall not be subject to the requirement, otherwise imposed hereby, that same be supplemented or updated.

     6.7 Payment of Taxes; Liens. Each Borrower will (and will cause its respective Subsidiaries, Controlled Affiliates and, to the extent there shall be recourse liability to such Borrower therefor, its Non-Controlled Affiliates, to) promptly pay, or cause to be paid: (a) all taxes, assessments, and other governmental charges which may lawfully be levied or assessed:
(i) upon such Person's income or profits, (ii) upon all of the Mortgaged Properties and other Collateral belonging to such Person and upon materially all of the other property, real, personal or mixed, belonging to such Person, or (iii) by reason of employee benefit plans sponsored by such Person, and
(b) all lawful claims for labor, material or supplies which, if unpaid, might become a Lien or charge against any such property; provided, however, no such Person shall be required to pay any such tax, assessment, charge, levy, or claim so long as the validity thereof shall be actively contested in good faith by appropriate proceedings and such Person shall have set aside on its books adequate reserves (determined in accordance with Generally Accepted Accounting Principles) with respect to any such tax, assessment, charge, levy, or claim so contested, in accordance with Section 4.7; but provided further that any such tax, assessment, charge, levy, or claim shall be paid forthwith upon the commencement of proceedings to foreclose any Lien securing the same.

     6.8 True Books. Each Borrower will (and will cause its respective Subsidiaries and Controlled Affiliates to) keep proper and true books of record and account, reasonably satisfactory to the Agent, in which full, true, and correct entries will be made of all of its dealings and transactions, and establish on its books such reserves as may be required by Generally Accepted Accounting Principles with respect to all taxes, assessments, charges, levies, and claims, and with respect to its business in general, and will include such reserves in any interim as well as year-end Financial Statements.

     6.9 Observance of Laws. Each Borrower will (and will cause its respective Subsidiaries and Controlled Affiliates and, to the extent such Borrower shall be liable therefor, its Non-Controlled Affiliates, to) conform to and duly observe all laws, regulations, and other valid requirements of any governmental authority with respect to the conduct of its business in all material respects.

     6.10 Further Assurances. At the Borrowers' cost and expense, upon request of the Agent, the Borrowers will duly execute and deliver or cause to be duly executed and delivered to the Agent such further instruments or documents and do and cause to be done such further acts as may be reasonably necessary or proper in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement.

     6.11 ERISA Benefit Plans. Each Borrower will (and will cause its respective Subsidiaries and Controlled Affiliates, and, to the extent such Borrower shall be liable therefor, its Non-Controlled Affiliates, to) comply with all requirements of ERISA applicable to it and will not materially increase its liabilities under or violate the terms of any present or future benefit plans maintained by it without the prior approval of the Agent. The Borrowers will furnish to the Agent as soon as possible and in any event within ten (10) days after such Borrower or a duly appointed administrator of a plan (as defined in ERISA) knows or has reason to know that any reportable event, funding deficiency, or prohibited transaction (as defined in ERISA) with respect to any plan has occurred, a statement describing in reasonable detail such reportable event, funding deficiency, or prohibited transaction and any action which such Borrower proposes to take with respect thereto, together with a copy of the notice of such event given to the Pension Benefit Guaranty Corporation or the Internal Revenue Service or a statement that said notice will be filed with the annual report of the United States Department of Labor with respect to such plan if such filing has been authorized.

     6.12  Change of Name, Principal Place of Business, Office, or Agent.
Each Borrower will (and will cause its respective Subsidiaries and Controlled Affiliates to) notify the Agent of any change in its name, its principal place of business, the office where its books and records are kept, or any change in its registered agent for the purposes of service of process.

     6.13 Financial Covenants. The Borrowers, taken as a whole, shall maintain the following financial covenants, compliance of which shall be determined on the basis of the Financial Statements and other information to be provided to the Agent by the Borrowers, as described in Section 6.1 above.

           6.13.1  Minimum Net Worth:

                   6.13.1.1  As of the end of each fiscal quarter,
Arvida's Net Worth shall be equal to or in excess of the Minimum Net Worth.

                   6.13.1.2 The term "Minimum Net Worth" means as of the end of each fiscal quarter, $120,000,000.00, less the total principal payments then or theretofore made by the Borrowers to the Lenders toward the reduction of the principal balance outstanding under the Term Loan.

           6.13.2  Maximum Debt/Worth Ratio:

                   6.13.2.1 As of the end of each fiscal quarter, Arvida's Debt/Worth Ratio shall not exceed the Maximum Debt/Worth Ratio.

                   6.13.2.2 The term "Debt/Worth Ratio" means, as of the date of any quarterly determination thereof, the ratio of Arvida's Total Liabilities to Arvida's Net Worth. The term "Maximum Debt/Worth Ratio", means:
(a) as of the end of each fiscal quarter during the first two (2) Loan Years:
1.65 to 1, and (b) as of the end of each fiscal quarter during the last two
(2) Loan Years: 1.5 to 1.

                   6.13.2.3  Notwithstanding the foregoing, if the
Debt/Worth Ratio as of the end of any fiscal quarter shall exceed the applicable Maximum Debt/Worth Ratio, but is less than the applicable Maximum Debt/Worth Ratio when committed but available unfunded obligations under the Commitments established hereunder (the "Unfunded Committed Obligations") are excluded from Total Liabilities, same shall not constitute an Event of Default hereunder, provided, however, the Borrowers shall not be permitted to make any Distributions unless and until the Maximum Debt/Worth Ratio, determined on the basis of the inclusion of Unfunded Committed Obligations, shall not exceed the applicable Maximum Debt/Worth Ratio.

           6.13.3  Minimum Debt Service Coverage Ratio:

                   6.13.3.1 As of the end of each fiscal quarter, the Debt Service Coverage Ratio shall be equal to or in excess of the Minimum Debt Service Coverage Ratio.

                   6.13.3.2 The term "Debt Service Coverage Ratio", as used herein, means, as of the date of any quarterly determination thereof, the ratio of: (a) Cash Flow After Project Financing for the immediately preceding four (4) fiscal quarters to (b) the total Minimum Required Curtailment paid pursuant to the terms of Section 2.1.3.1 and interest incurred (whether paid or accrued), with respect to the Term Loan, for the immediately preceding four
(4) fiscal quarters ("Debt Service"), provided, however, that capitalized interest shall be excluded from Debt Service to the extent same is being funded from an interest reserve therefor. The Debt Service Coverage Ratio shall be determined quarterly on a rolling four quarter basis (i.e. tested quarterly based upon the immediately four preceding quarters), provided, however, that with respect to the determination of Debt Service as of the end of each of the first three fiscal quarters during the term of the Loans, it shall be assumed as of the end of each of such first three fiscal quarters that Debt Service equals the sum of (i) actual Debt Service for such quarter and, in the case of the second and third quarters, all prior quarters, plus
(ii) Assumed Debt Service for the next three, two or one quarters (the "Assumed Quarters"), determined as of the end of the first, second and third quarters, respectively. The term "Assumed Debt Service" means Debt Service on the Term Loan for the Assumed Quarters, determined on the basis of the following assumptions: (x) the outstanding principal balance under the Term Loan for the Assumed Quarters shall be assumed to equal the difference of $75,000,000.00 less the greater of $12,500.000.00 or all such sums as shall have been applied to the reduction of the outstanding principal balance under the Term Loan as of the end of any fiscal quarter as of which such Assumed Debt Service is determined and (y) the assumed outstanding principal balance under the Term Loan for the Assumed Quarters, as determined pursuant to (x), above, shall be assumed to bear interest at the weighted average of the actual Effective Rates applicable to all Tranches in effect as of any such date of determination. The term "Minimum Debt Service Coverage Ratio" means 1.3 to 1.

                   6.13.3.3  Notwithstanding the foregoing, provided
there shall then exist no other Event of Default hereunder or under any of the other Loan Documents, in the event that as of any quarterly determination, the Debt Service Coverage Ratio is less than the Minimum Debt Service Coverage Ratio, the Borrowers shall have a period of one fiscal quarter within which to restore the Debt Service Coverage Ratio to at least the Minimum Debt Service Coverage Ratio; the Borrowers' failure to do so shall constitute an Event of Default hereunder.

                   6.13.3.4  If as of any quarterly determination
thereof, the Debt Service Coverage Ratio shall be less than 1.6 to 1, then, the Borrowers shall not be entitled thereafter so long as the Debt Service Coverage Ratio shall be less than 1.6 to 1, to make any Distributions, provided, however, that in August of 1998 and February of 1999, only, the Borrowers may make Distributions notwithstanding that the Debt Service Coverage Ratio shall, as of the last quarterly determination thereof, be less than 1.6 to 1, if the Debt Service Coverage Ratio shall be equal to or in excess of the Minimum Debt Service Coverage Ratio.

           6.13.4  Maximum Loan to Value Ratio.

                   6.13.4.1 As of any determination thereof, the Loan to Value Ratio shall not exceed the Maximum Loan to Value Ratio.

                   6.13.4.2  The term "Loan to Value Ratio," as used
herein, means as of the date of any determination thereof, the ratio of:
(a) the sum of the outstanding principal balance under the Term Loan, plus $25,000,000.00 (or, if the Line of Credit Commitment or the Letter of Credit Commitment shall have been reduced, in accordance with Section 2.4.4, such lesser amount equal to the sum of the Line of Credit Commitment and Letter of Credit Commitment), to (b) the sum, at the time of such determination, of
(x) all amounts then on deposit in the Cash Collateral Account pursuant to the terms hereof plus (y) the Adjusted Values of the Mortgaged Properties and other Collateral then remaining encumbered by the lien of the Security Documents for which the Agent shall have obtained Appraisals, as such Adjusted Values shall be established from time to time by the Required Lenders on the basis of such Appraisals, at their sole discretion.

                   6.13.4.3  The term "Maximum Loan to Value Ratio"
means: (a) as of any determination in the first two (2) Loan years, sixty percent (60%), and (b) as of any determination thereof in the last two (2) Loan years, fifty percent (50%).

                   6.13.4.4  If as of any determination thereof, the
Loan to Value Ratio shall exceed the Maximum Loan to Value Ratio, then, within five (5) Business Days following written notice thereof from the Agent to Borrowers, the Borrowers shall either: (i) pay to the Agent, for the account of the Lenders, in reduction of the outstanding principal amount under the Term Loan, an amount sufficient to reduce the Loan to Value Ratio (for all of the Loans, taken together) to the applicable Maximum Loan to Value Ratio, as above described, or (ii) deposit into the Cash Collateral Account, sufficient Cash Collateral to reduce the Loan to Value Ratio to the applicable Maximum Loan to Value Ratio; the Borrowers' failure to do so shall constitute an Event of Default hereunder. Any payment made under (i), above, toward the reduction of the outstanding principal balance under the Term Loan shall be credited toward the next due payments of principal required to be made under Sections 2.1.3.1 and 2.1.3.2.

                   6.13.4.5 Within five (5) Business Days following the Required Lenders' determination of Adjusted Value for any Mortgaged Property, on the basis of their review and acceptance of any Appraisal obtained upon the initiative of the Required Lenders in accordance with Section 6.14 (a "Lenders' Appraisal") or, as to Weston only, on the basis of their review and acceptance of any Requested Appraisal obtained in accordance with the procedures set forth below, the Agent shall deliver to the Borrowers notice in writing of such determination of the Adjusted Value of such Mortgaged Property (the "Lenders' Base Determination").

                   Notwithstanding anything herein to the contrary, in the event that the Borrowers shall dispute any such Lenders' Base Determination of the Adjusted Value for Weston, rendered on the basis of any Lenders' Appraisal or Requested Appraisal, the Borrowers shall notify the Agent of such dispute in writing within five (5) Business Days following receipt of any such Lenders' Base Determination of Adjusted Value for Weston (a "Borrowers' Notice of Dispute"), which Borrowers' Notice of Dispute shall set forth with specificity the basis for the Borrowers' dispute of such Lenders' Base Determination. Within fifteen (15) Business Days following receipt of any such Borrowers' Notice of Dispute, the Required Lenders shall evaluate the basis for such Borrowers' dispute and deliver to the Borrowers in writing the Required Lenders' reviewed determination of the Adjusted Value of Weston (the "Lenders' Reviewed Determination").

                   In the event the Borrowers shall dispute any Lenders' Reviewed Determination of the Adjusted Value of Weston rendered on the basis of a Lenders' Appraisal, the Borrowers shall have the right to request a new Appraisal for Weston (a "Requested Appraisal"), by written notice to the Agent given within five (5) Business Days following the Borrowers' receipt of the Lenders' Reviewed Determination (provided, however, that the Borrowers shall in no event have the right to request an additional Requested Appraisal following the acceptance by the Required Lenders of a Requested Appraisal and the rendering of a Lenders' Base Determination or Lenders' Reviewed Determination on the basis thereof). If, upon their review thereof, the Required Lenders shall accept any such Requested Appraisal, the Lenders' Base Determination of the Adjusted Value of Weston rendered on the basis thereof (or, if same shall be reviewed following any Borrowers' Notice of Dispute with respect thereto, the Lenders' Reviewed Determination) shall be final and controlling for all purposes of Section 6.13.4 until a new Lenders' Appraisal of Weston is obtained in accordance with the terms hereof. If the Required Lenders shall, upon their review of any Requested Appraisal not accept such Requested Appraisal, the Lenders' Reviewed Determination of the Adjusted Value established for Weston on the basis of the most current Lenders' Appraisal shall be final and controlling for all purposes of Section 6.13.4, provided however that within five (5) Business Days following receipt of notice of the Required Lenders' rejection of such Requested Appraisal, the Borrowers shall have the right to request not more than one (1) additional Requested Appraisal, until such time as the Required Lenders shall review and accept any such additional Requested Appraisal, following which, under no circumstances shall the Borrowers have any further right to request an additional Requested Appraisal, notwithstanding the rejection by the Required Lenders of any prior Requested Appraisals.

                   During any Dispute Pendency Period: (a) if the Lenders' Base Determination (or if previously rendered, the Lenders' Reviewed Determination) of the Adjusted Value of Weston shall result in a determination that the Loan to Value Ratio then exceeds the Maximum Loan to Value Ratio, as set forth in Section 6.13.4.3, then, during any Dispute Pendency Period:
(i) the Borrowers shall not be required to make the payments otherwise required to be made by the terms of Section 6.13.4.4 and (ii) the Borrowers shall not make any Distributions; and (b) the Borrowers shall not request nor shall the Agent issue any Letter of Credit or make any Advance which would cause the Loan to Value Ratio to exceed the Maximum Loan to Value Ratio, determined on the basis of the Lenders' Base Determination (or if previously rendered, the Lenders' Reviewed Determination) of the Adjusted Value of Weston.

                   The term "Dispute Pendency Period" means any period of time commencing upon the date of the timely delivery of a Borrowers' Notice of Dispute as to a Lender's Base Determination of the Adjusted Value of Weston rendered on the basis of a Lender's Appraisal, and ending on the date which is the latest of: (i) the date five (5) Business Days following the Borrowers' receipt of a Lenders' Reviewed Determination of the Adjusted Value of Weston, or (ii) if within such five (5) Business Day period described in (i) above, the Borrowers shall have delivered to the Agent a timely request in writing for a Requested Appraisal (provided, however, that the Borrowers shall in no event have the right to request an additional Requested Appraisal following the acceptance by the Required Lenders of a Requested Appraisal and the rendering of a Lenders' Base Determination or a Lenders' Reviewed Determination of Adjusted Value on the basis thereof, and shall in no event have the right to request more than one (1) additional Requested Appraisal, notwithstanding the rejection by the Required Lenders of a prior Requested Appraisals), then the date five (5) Business Days following the Borrowers' receipt of a Lenders' Base Determination of the Adjusted Value of Weston rendered on the basis of a Requested Appraisal, or (iii) if within such five
(5) Business Day period described in (ii), above, the Borrowers shall have timely delivered to the Agent a Borrowers' Notice of Dispute with respect to such Lenders' Base Determination, then the date five (5) Business Days following the Borrowers' receipt of a Lenders' Reviewed Determination of the Adjusted Value of Weston, rendered on the basis of a Requested Appraisal and review thereof, following the request for such review in a Borrower's Notice of Dispute.

     6.14 Annual Appraisals. The Agent may, and on the direction of the Required Lenders shall as often as the Agent or the Required Lenders shall deem necessary, obtain Appraisals of any or all of the Mortgaged Properties (less only those Mortgaged Properties which have theretofore been released from the Collateral, pursuant to Section 3.2 herein), prepared by an appraisal firm or firms chosen by the Agent and ordered by the Agent, provided, however, the Agent shall, prior to obtaining any Appraisal, deliver to the Borrowers the Agent's current list of approved appraisers from which the Agent shall select an appraiser, and the Borrowers shall have the right, to be exercised within five (5) Business Days from receipt thereof, to reject in writing not more than two (2) such appraisers. Such Appraisals shall be at the expense of the Borrowers, provided, however, if the Agent shall obtain more than one (1) Appraisal of any single Mortgaged Property in any one Loan Year, the Lenders shall bear the costs of such additional Appraisals for such Mortgaged Property, unless at the time the Agent orders any such additional Appraisal there shall exist any Event of Default or condition which with the giving of notice or passage of time or both would constitute an Event of Default. Notwithstanding the foregoing, the Borrowers shall bear the costs of any Requested Appraisal made pursuant to Section 6.13.4.5.

     6.15  Insurance.

           6.15.1 The Borrowers will procure for, deliver copies of and original certificates of and maintain for the benefit of the Lender during the term of the Loans:

                   6.15.1.1  Liability insurance policies in such
amounts as the Agent shall require, including such minimum liability insurance, with respect to each of the Mortgaged Properties as the Agent shall reasonably require, with an umbrella policy of $50,000,000.00.

                   6.15.1.2 Insurance insuring the Mortgaged Properties and other Collateral against fire, builder's risk (relating to the construction of any Improvements), hazard, extended coverage and such other insurable hazards, casualties and contingencies as the Agent may require with respect to any such Collateral. The form of such policies and the companies issuing them shall be acceptable to the Agent. The said property insurance so obtained shall include "all risks", builder's risk, on a non-reporting 100% completed value form, on the Improvements, buildings, machinery, equipment, materials, supplies and temporary structures and all other property of any nature used for the construction of any Improvements, and without limiting the same by this description, shall extend to any loss occasioned by fire, windstorm, other perils of extended coverage, vandalism, malicious mischief, theft, mysterious disappearance and such other coverage as is a normal incidence of such insurance. The foregoing insurance shall specifically cover necessary architect and engineering fees necessary to repair or replace any insured Mortgaged Property and shall also cover debris removal. Further, the insurance shall permit waiver of subrogation so any release of liability entered into prior to any loss will not affect the validity of the coverage otherwise provided. Such insurance shall include an endorsement which includes as a loss payable any additional interest expense caused by a peril insured against under the policy, which coverage for interest expense is limited to the period of time from the date of physical damage until such time as will reasonably elapse, in the exercise of due diligence, to the repair of the damage to its prior state. The amount of coverage of the policy of insurance shall be full replacement cost. At such time as any portion of any Improvements which are intended to be utilized for rental purposes, at any time under construction are completed, the Borrowers shall submit to the Agent a business interruption or rent loss insurance policy in an amount acceptable to the Agent which shall be the gross rental income from the Mortgaged Property for one year, on an annual basis, issued by an insurance company acceptable to the Agent.

                   6.15.1.3  The Borrowers shall submit to the Agent
evidence satisfactory to the Agent as to whether or not any Mortgaged Property or any part thereof is located within an area identified pursuant to the Flood Disaster Protection Act of 1973 as being in a flood hazard area. If any Mortgaged Property is located in a flood hazard area, flood insurance shall be obtained for the maximum amount of coverage available through the federal flood insurance program for the improvements located on the Mortgaged Property from time to time or 100% of the highest insurance value of the improvements on a replacement cost basis, whichever is less. The National Flood Insurance Program flood policy shall cover the same parties covered under the builder's risk policy and other insurance policies, with coverage for flood, collapse, rain damage and such other usual coverage as may be obtained thereunder, and such policy will be written with an insurance company and with cancellation provisions as hereinabove provided.

                   1\CHARAC All policies shall (i) contain a standard, non-contributory mortgagee endorsement making losses payable to the Agent, its successors and/or assigns, as mortgagee and loss payee, (ii) shall have deductibles acceptable to Agent, (iii) shall provide that Agent will be notified by written notice at least thirty (30) days prior to any cancellation or material change in coverage, (iv) be in form and with insurers recognized as adequate by the Agent and (v) provide coverage of such risks and for such amounts as are customarily maintained for businesses of the scope and size of the Borrowers and otherwise acceptable to Agent. At least thirty (30) days prior to the expiration date of all such policies, the Borrowers shall deliver to the Agent proof of renewals of all required policies in a form satisfactory to the Agent. The Borrowers shall deliver to the Agent receipts evidencing the payment of all such insurance policies and renewals on an annual basis.
As further security for the indebtedness secured hereby, the delivery of the insurance policies to the Agent shall constitute an assignment of all unearned premiums. In the event of the foreclosure of the Mortgage or any other Security Document or any other transfer of title to Collateral in extinguishment of the Obligations secured hereby, all right, title and interest of the Borrowers in and to all insurance policies then in force shall pass to the purchaser or grantee.

           6.15.2 Provided, there is no Event of Default which has occurred and is continuing, the Borrowers shall be entitled to negotiate for the adjustment or compromise of any loss under any insurance policy of the type described in Section 6.15.1.2, provided however, the Borrowers shall not conclude said negotiations in a final settlement without the Agent's prior written consent, which consent shall be not be arbitrarily withheld by the Agent. Further, the Agent shall permit the Borrowers to utilize the insurance proceeds to rebuild and/or repair any Improvements, provided, that: (i) there is no Event of Default which has occurred and is continuing; (ii) the insurance proceeds are sufficient in the Agent's opinion, which shall not be arbitrarily withheld, to rebuild and/or repair any Improvements, or both and if not sufficient Borrowers have deposited with the Agent additional funds to build and/or repair the Improvements, or both; and (iii) if the costs to rebuild or repair the Improvements on the Mortgaged Properties (the "Improvements Repair Costs") shall exceed, in the aggregate, at any point in time during the term of the Loans, $1,000,000.00, the Agent shall hold and disburse all insurance proceeds and additional funds in excess of $1,000,000.00, and disburse same on its usual and customary terms, as the Improvements are rebuilt and/or repaired. Prior to the occurrence of any Event of Default, all insurance proceeds so held by the Agent shall be maintained in an interest-bearing money-market account for the benefit of the Borrowers.

                   Upon the occurrence and during the continuance of an Event of Default, the Agent with the consent of the Required Lenders is hereby authorized and empowered to adjust or compromise any loss under any insurance policy. Each insurance company is hereby authorized and directed to make payment for all such losses directly to the Agent instead of to the Borrowers and the Agent jointly. Subject to the provisions of the foregoing paragraph, after deducting from the insurance proceeds any reasonable third-party out-of-pocket expense incurred by it in the collection or handling of said funds, the Agent shall apply the net proceeds and all interest accrued thereon, to the payment of the Obligations, or toward the repair and restoration of the Improvements, without affecting the lien of the Mortgage or other Security Documents for the full amount secured hereby before such payment took place. The Agent shall not be held responsible for any failure to collect any insurance proceeds due under the terms of any policy, regardless of the cause of such failure.

           6.15.3 If required by the Agent and Required Lenders upon an Event of Default, the Borrowers will pay to the Agent on the first (1st) day of each month, together with and in addition to the regular installment of interest and principal and until the Obligations are fully paid and discharged, an amount equal to one-twelfth (1/12) of the yearly premiums for insurance, to enable the Agent to pay such insurance premiums when due. The Borrowers shall promptly furnish the Agent with the insurance premium statements. Such added payments shall not be nor be deemed to be trust funds, but may be commingled with the general funds of the Agent and the Agent shall not pay interest on them. At the option of the Agent, such added payments may be carried as a debit item on the Agent's books and accounts. Upon demand of the Agent, the Borrowers agree to deliver to the Agent such additional sums as are necessary to make up any deficiencies in the amounts necessary to enable the Agent to pay such insurance premiums. The Agent shall have no responsibility for payment of any premium for insurance hereunder, except to the extent that funds are deposited by Borrowers with the Agent hereunder. Upon an Event of Default by any Borrower in the performance of any of the terms, covenants and conditions in the Mortgage, the Security Documents, this Agreement or the Notes, the Agent may, at Agent's option, apply any amount then held by the Agent under this paragraph to the reduction of the Obligations.

           6.15.4 The Borrowers shall cooperate with the Agent in obtaining for the Agent the benefits of any insurance or other proceeds lawfully or equitably payable to any Borrower or the Agent in connection with the transactions contemplated hereby and in paying any indebtedness or obligation of any Borrower to the Lenders incurred hereunder (including the payment by Borrowers of the expense of an independent Appraisal on behalf of the Agent in case of a fire or other casualty affecting any Mortgaged Property).

     6.16 Operating Accounts. Each of the Borrowers shall maintain its Operating Accounts, and the cash management accounts associated with such Operating Accounts, with Barnett Bank, N.A. or one or more of the other Lenders.

     6.17 Application of Loan Proceeds. The Borrowers shall use the proceeds of the Loans solely for the purposes set forth herein and shall in no event use any of the Loan proceeds for any other purpose whatsoever.


     6.18  Indemnification/Expenses, Including Attorneys' Fees and Taxes.

           6.18.1 The Borrowers are strictly liable for and hereby agree to pay or reimburse the Agent (and the other Lenders as to the matters in (a) and (c), below) for, and hold the Agent (and the other Lenders as to the matters in (a) and (c), below) and their respective shareholders, officers, employees, agents and attorneys (the "Indemnified Persons") harmless from and against: (a) all their reasonable and customary out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution, and delivery of, and any amendment, supplement, or modification to, or waiver or consent under, the Loan Documents, and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable and customary fees and disbursements of counsel for the Agent and Lenders (provided that the fees for each Lender's counsel, except that of the Agent, shall not exceed $5,000.00), taxes, and all recording or filing fees, (b) all of the Agent's (but not the other Lenders') reasonable third-party costs and expenses incurred in connection with the collection, or enforcement of, or the preservation of any rights under, the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel for the Agent (but not the other Lenders), including attorneys' fees out of court, in trial, on appeal, in bankruptcy proceedings, or otherwise, (c) without limiting the generality of subpart (a) all liability for, any and all documentary stamp taxes, non-recurring intangible taxes, or other taxes (excluding the Lenders' income taxes), together with any interest, penalties, or other liabilities in connection with such failure to pay documentary stamp taxes or any other taxes, that the Agent or the other Lenders now or hereafter incur with respect to the Loan Documents, the Obligations evidenced by the Loan Documents, any Advances under the Loan Documents, and (d) all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which the Agent (but not any other Lender) shall suffer or incur with respect to, based upon, arising out of or in any manner related to the execution, delivery, enforcement or performance of this Agreement or the Loan Documents or any of the transactions contemplated hereby and thereby, including without limitation, the issuance of Letters of Credit, including, without limitation, the reasonable fees and disbursements of counsel for the Agent, including attorneys' fees out of court, in trial, on appeal, in bankruptcy proceeding, or otherwise, except to the extent same arise out of the gross negligence or willful misconduct of the Agent or any other Lender. The Borrowers shall pay all such amounts under subparagraphs (a) through (d), above, upon demand accompanied by reasonably itemized supporting statements detailing such amounts, and until repaid such sums shall bear interest at the Default Rate, and shall be secured by the Lien of the Security Documents. Without limiting the foregoing, the Borrowers hereby acknowledge and agree that with respect to each Advance under the Line of Credit and all Advances under the Letter of Credit Line, the Borrowers shall be liable for non-recurring intangible tax thereon and the Agent shall withhold from each such Advance the amount of intangible tax due in connection therewith.

           6.18.2 Without limiting the generality of Section 6.18.1, the Borrowers hereby agree to indemnify and hold the Agent and the Lenders harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which the Agent, or any other Lender, subject to the limitations set forth below, shall suffer or incur, including, without limitation, the reasonable fees and disbursements of counsel for the Agent (but not the other Lenders except to the extent set forth below), including attorneys' fees out of court, in trial, on appeal, in bankruptcy proceedings, or otherwise, based upon, arising out of or in any manner related to the assertion by any third party of any claim or action against the Agent, or any Lender to the extent set forth below, which is in any manner whatsoever related to or based upon this Agreement, the Loan Documents or any of the transactions contemplated hereby and thereby (except only to the extent same shall arise out of the gross negligence or willful misconduct of the Agent or any other Lender), including, without limitation, any claims which may be brought or asserted by any of the plaintiffs in the Carlstrom Litigation or the Broken Sound Litigation (any such claim or action being herein referred to as an "Indemnified Claim"). In the event that any such Indemnified Claim is brought or asserted against the Agent or any Lender, the Agent or, to the extent the Agent is not named as a defendant in any such Indemnified Claim, such of the other Lenders as are so named, shall have the right to employ a single law firm from among the Agent's (or, as applicable, such other Lenders') usual and customary law firms, which counsel shall be reasonably satisfactory to the Borrowers, in the defense of any such action or claim; provided, however, that to the extent an Indemnified Claim shall state separate or distinct causes of action against or with respect to a Lender so named therein, such that it might reasonably constitute a conflict of interest for a single law firm to represent all of the Lenders so named therein, such Lender shall have the right to employ an additional law firm from among its usual and customary law firms, as necessary to avoid any such conflict of interest, which law firm shall be reasonably satisfactory to the Borrowers, in the defense of any such action or claim. The Borrowers hereby acknowledge and agree that they shall pay all amounts so incurred by the Agent and/or the other Lenders in connection with any such Indemnified Claim, within fifteen
(15) days following demand therefor from the Agent or any such Lender, in writing, together with invoices and other materials reasonably supporting such demand, and until repaid such sums shall bear interest at the Default Rate and shall be secured by the Lien of the Security Documents.

           6.18.3 In the event that the Agent or any Lender shall incur any of the costs described in Sections 6.18.1 and 6.18.2, above and the Borrower shall not repay such sums within fifteen (15) days following demand, the Agent and the Lender shall have the right, in their sole discretion upon one (1) Business Day's notice to the Borrowers to make Advances from the Line of Credit Commitment, in order to pay such costs.

     6.19 Updated Opinion of Counsel. The Borrowers shall submit to the Agent an opinion of counsel licensed in the State of Florida and the state or states where any Mortgaged Property or other Collateral is located and with respect to matters under the laws of the state or states of incorporation or formation of any Borrower entity organized in a state other than Florida, satisfactory to the Agent covering such further matters regarding the Mortgaged Properties or other Collateral as the Agent may reasonably require from time to time, in connection with the spreading of the lien of the Mortgages or any other Security Documents, to any Additional Properties or other additional Collateral, or in connection with any other modifications or amendments to this Agreement, the Notes, the Security Documents or any other Loan Documents whatsoever.

     6.20  Additional Documents/Preservation of Security.

           6.20.1 The Borrowers shall sign and deliver to the Agent such documents, instruments, assignments and other writings, and to do such other lawful and reasonable acts to preserve and protect the Mortgaged Property or other Collateral at any time securing or intended to secure the Obligations, and to more effectively carry out the intents and purposes of this Agreement, including, without limitation, as contemplated by Section 3.3, all as the Agent may reasonably require from time to time.

           6.20.2 The Borrowers shall furnish to the Agent copies of all proposed plats, applications for orders approving any Developments of Regional Impact (or the equivalent in Georgia), restrictive covenants, condominium declarations, easements, licenses and other matters which the Borrowers or any of them intend to impose upon any of the Mortgaged Properties or any portion thereof (collectively, the "Proposed Encumbrances"). Provided that a Proposed Encumbrance as to any Mortgaged Property or any portion thereof shall be consistent with the anticipated utilization and scheduled disposition of such Mortgaged Property or portion thereof, as set forth in the Annual Business Plan and/or the Economic Model, as most currently revised and submitted to the Agent, and shall not otherwise materially adversely affect the value of any such Mortgaged Property, in the reasonable discretion of the Agent, the Agent shall approve, and where appropriate, execute a consent to such Proposed Encumbrance.

     6.21  Intentionally Deleted.

     6.22  Environmental Remedial Work/Further Environmental Audits.

           6.22.1 In accordance with the report by Dames & Moore entitled "Arvida/JMB Partners Revised Phase II Environmental Site Assessment Report," Project #12525-037-024, dated June 23, 1997, and listed on Schedule 4.17.8, Arvida will implement closure activities for underground storage tanks at the River Hills Country Club in Valrico, Florida, and will conduct appropriate assessment and remedial work pursuant to the pre-approved petroleum cleanup program administered by the State of Florida Department of Environmental Protection under Chapter 376, Florida Statutes.

           6.22.2 The Borrowers shall provide an annual update of the environmental status of the River Hills petroleum cleanup work. This update shall be provided at least annually by a consultant acceptable to Agent, and in a form acceptable to Agent.

           6.22.3 In order to evaluate the environmental risks associated with this transaction, the Borrowers will also, upon request, give permission to the Agent and its agents and contractors to enter each Mortgaged Property for the purpose of conducting its own environmental assessment or hydrogeologic study of each such Mortgaged Property, including, but not limited to, soil borings, installation of piezometers, the collection of soil and surface water samples, geophysical or geotechnical testing, soil vapor surveys and the installation and sampling of ground water monitoring wells, provided, however, the Agent shall not undertake to obtain any environmental assessment of any Mortgaged Property more frequently than once during any twelve-month period, unless there shall exist a reasonable basis therefor.
All such assessments, studies, inspections and investigations deemed necessary by the Agent shall be conducted at the Borrowers' expense.

     6.23 Warranties and Representations True. The representations and warranties of the Borrowers set forth in this Agreement and the other Loan Documents, as supplemented by written disclosures by the Borrowers to the Agent of changes affecting such representations and warranties, as required to be furnished to the Agent pursuant to Section 6.6.4 or as supplemented by subsequent Financial Statements required to be furnished to the Agent pursuant to Section 6.1: (a) shall continue to be true, correct and complete on and as of the later of the date of the last monthly Compliance Report or the date of any Advance (or with respect to those matters set forth in Sections 4.4.1, 4.17.9, 4.17.10, 4.19.1, 4.19.2, 4.19.3 and 4.22.1, as of the date most recently supplemented or updated in accordance with Section 6.6.4), with the same effect as though the representations and warranties had been made on and as of that date (except that any representation or warranty set forth in Article 4 with respect to the existence or non-existence of a Material Adverse Change or set forth in Section 4.17.12 with respect to the "gap", shall relate only to the Closing Date, shall continue to be true and correct as of the Closing Date, but shall not be subject to any requirement that same bs supplemented or updated) and (b) neither any written disclosures by the Borrowers to the Agent of changes affecting such representations and warranties nor subsequent Financial Statements as provided by the Borrowers to the Agent shall disclose any changes in conditions which would constitute an Event of Default under this Agreement or any of the other Loan Documents, except to the extent that any such change in conditions thereby disclosed has been waived, cured, or, where permitted herein, written consent has been given by the Agent, the Required Lenders, the Super-Required Lenders or all of the Lenders, as the case may be in their sole discretion.


                  ARTICLE 7.  NEGATIVE COVENANTS

     The Borrowers covenant and agree that from the date of this Agreement until payment and performance in full of all present or future Obligations hereunder and termination of all Commitments established hereunder, including, without limitation, the expiration of the Letters of Credit issued hereunder and the termination of the Agent's obligations to issue Letters of Credit hereunder, the Borrowers will fully comply with the following provisions:

     7.1 No Mergers. No Borrower shall (nor shall any Borrower permit any of its respective Subsidiaries or Controlled Affiliates to): (a) directly or indirectly, by operation of law or otherwise, merge with, consolidate with, (except as expressly contemplated by Schedule 4.22.2) acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person (any such event, a "Merger"), or (b) create, form or acquire any new subsidiary or enter into any new partnership or joint venture with any other Person (a "New Partnership") except wholly controlled HOAs or Equity Clubs (as defined in Section 1.1.28). Notwithstanding the foregoing, any Subsidiary or Controlled Affiliate may, subject to the written consent of the Required Lenders, which shall not be unreasonably withheld, enter into a Merger with one or more other Subsidiaries or Controlled Affiliates, or create, form or acquire, or enter into, a New Partnership with one or more Subsidiaries or Controlled Affiliates, provided, however, that such consent of the Required Lenders shall be conditioned on satisfaction of the following conditions (and such other conditions as the Required Lenders shall reasonably impose in connection therewith): (i) such Merger or New Partnership shall not cause any Event of Default hereunder or any event which with the passage of time or giving of notice, or both, would constitute an Event of Default hereunder, (ii) no Subsidiary or Controlled Affiliate (nor any of their respective Subsidiaries or Affiliates, Entity Interests in which have been assigned to the Agent) shall merge or enter into a New Partnership with any Other Affiliate or Other Subsidiary which shall be subject to any Other Indebtedness, including, without limitation, Project Indebtedness, other than Liabilities incurred in the ordinary course, (iii) the Borrowers shall notify the Agent of any such proposed Merger or New Partnership, not later than five
(5) Business Days prior to the effectuation of such Merger or New Partnership,
(iv) the Borrowers shall pay all documentary stamp tax, if any, in connection with any such merger, (v) the Borrowers shall deliver to the Agent, within five (5) Business Days following the effectuation of such Merger or New Partnership permitted under this Section, copies of all documents in connection therewith, including, without limitation, all applicable merger documentation, in connection with any Merger, and any partnership agreement, in connection with any New Partnership; and (vi) upon the request of the Agent, in accordance with Section 3.3.3, the Borrowers shall assign or pledge to the Agent, on behalf of the Lenders, all new Entity Interests which may come into existence as a consequence of any such Merger, and all partnership interests, which may come into existence as a consequence of any such New Partnership, to the extent same are owned by any Borrower. Not later than thirty (30) Business Days prior to the proposed effectuation of any such Merger or New Partnership, the Borrowers shall submit to the Agent all information reasonably required by the Agent and the Lenders to evaluate such proposed Merger or New Partnership, and within such thirty (30) Business Day period, the Agent shall notify the Borrowers, in writing, of the approval or disapproval of the Required Lenders to such proposed Merger or New Partnership.

     7.2   Releases/Loan to Value Ratio.  No Borrower shall request a
Partial Release of any Mortgaged Property or other Collateral or any portion thereof from the Lien of the Mortgage or any other Security Document, or an Advance of any Loan proceeds, if the effect of such Partial Release or
Advance: (i) (a) at any time during the first two (2) Loan Years, shall be to increase the Loan to Value Ratio to greater than sixty percent (60%) or (b) at any time during the second two (2) Loan Years, shall be to increase the Loan to Value Ratio to greater than fifty percent (50%) or (ii) shall be to cause a breach of any of the other financial covenants set forth in Section 6.13.

     7.3 No Additional Properties. No Borrower shall (nor shall any Borrower permit any of its respective Subsidiaries or Controlled Affiliates, or, to the extent same shall entail the contribution of any additional capital therefor or the incurring of any indebtedness or liability in excess of the permitted aggregate maximum amount of Project Indebtedness by any Borrower, Subsidiary or Controlled Affiliate, any of its Non-Controlled Affiliates, to) acquire any additional real property assets other than Additional Properties described on Schedule 1.1.3, without the consent of the Required Lenders, at their sole discretion, which consent may be conditioned upon, inter alia, the spreading of the Lien of the Mortgages to encumber such Additional Property.

     7.4   Loans and Advances.  No Borrower shall, directly or indirectly
(or permit any of its Subsidiaries or Controlled Affiliates, or, to the extent same shall entail the contribution of any additional capital therefor by any Borrower, Subsidiary or Controlled Affiliate, any of its Non-Controlled Affiliates, to) acquire, make or have outstanding a loan or advance to or an investment in, or acquire all or a substantial part of the assets or properties of, or own or acquire stock or other securities of, any other Person (other than another Borrower, a Subsidiary or Affiliate), except
(a) stock or other securities received in settlement of a debt that was created in the ordinary course of business, (b) readily marketable securities issued by the United States of America, and (c) certificates of deposit or repurchase agreements of any Lender or of any other financial institution of comparable standing, and (d) normal and customary cash management accounts; provided, in any event the value of the stock or other securities described in
(a) through (c) shall at no time exceed in the aggregate $1,000,000.00.

     Notwithstanding the foregoing, the Lenders acknowledge and agree that the following does not constitute a violation of this Section 7.4: Arvida, its Subsidiaries and its Affiliates provide management services for various entities, many of which have different ownership interests. All of the costs of providing said services, both direct and indirect, are paid by Arvida, its Subsidiaries or Affiliates and subsequently reimbursed to Arvida, its Subsidiaries or its Affiliates. These costs incurred in providing said managment services include, but are not limited to:

           (1) All compensation and compensation-related costs of personnel who are employed in connection with non-affiliated entities, including salaries, wages, bonuses, incentive compensation,fringe benefits such as health, life, workmen's compensation and disability insurance, retirement plans, social security taxes and sick, holiday and vacation pay;

           (2) Direct overhead costs incurred by employees or officers of Arvida, its Subsidiaries or Affiliates, incurred in providing services to non-affiliated entities, including transportation, meals and lodging expenses;

           (3) Indirect overhead costs incurred by Arvida, its Subsidiaries or its Affiliates, in support of its employees or officers providing services to non-affiliated entities, including rent and equipment maintenance, telephone and other utilities, human resource services, accounting services, information systems services, secretarial and other administrative support services.


     7.5 Regulation U. The Borrowers will not permit any part of the proceeds of the Loans made pursuant to this Agreement to be used to purchase or carry or to reduce or retire any loan incurred to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock, or to be used for any other purpose which violates, or which would be inconsistent with, the provisions of Regulation U or other applicable regulation. Each Borrower covenants that it is not engaged and will not become engaged as one of its principal or important activities in extending credit for the purpose of purchasing or carrying such margin stock. If requested by the Agent, any Borrower will furnish to the Agent in connection with any Loans hereunder, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said regulation. In addition, the Borrowers covenant that no part of the proceeds of the Loans hereunder will be used for the purchase of commodity future contracts.

     7.6   Distributions.

           7.6.1 Except for the Distributions made with the proceeds of the Term Loan, Arvida shall make no Distributions except during the months of February and/or August of any year, and shall make any such Distributions only upon satisfaction of the following conditions: (a) there shall exist no Event of Default nor any event which with the passage of time or giving of notice would constitute an Event of Default, (b) the making of such Distributions shall not otherwise be prohibited by any of the terms or conditions hereof, including without limitation, as set forth in Sections 6.13.2, 6.13.3 and 6.13.4, and (c) no later than ten (10) Business Days prior to the making of any such Distribution, Arvida shall furnish to the Agent (i) an accounting of the determination of the funds to be utilized for the making of such Distribution, satisfactory to the Agent, demonstrating, inter alia, that the Cash Flow after Project Financing for the period since the date of the last Distributions is sufficient for the making of such Distributions, and
(ii) evidence satisfactory to the Agent that, as of the date of the making of such Distribution, and giving effect to the making of such Distribution, there shall exist no violation of any of the terms or conditions hereof, including, without limitation, as set forth in Articles 6 and 7.

           7.6.2 Without limiting the foregoing, if and to the extent that Cash Flow after Project Financing in any single fiscal year shall exceed the projections therefor set forth in such year's Annual Business Plan (excluding sales of Home Sites except for sales of Bulk Home Site Parcels, as defined in Section 3.2) by more than $25,000,000.00 (the "Excess CFAPF"), Arvida shall not make any Distributions to its partners in excess of an amount (the "Permitted Distributions") equal to the sum of $24,000,000.00 plus the Projected Distributions for such fiscal year as set forth in the current Annual Business Plan or Economic Model (Distributions in excess of Permitted Distributions being herein referred to as "Excess Distributions"), unless and until the Agent and Required Lenders shall have reasonably determined to their satisfaction, that (i) such Excess Distributions would not give rise to an Event of Default hereunder and (ii) would not give rise to a present breach nor cause any future breach, of any of the covenants set forth in Articles 6 or 7, which with the passage of time or giving of notice would constitute an Event of Default. If the Agent and Required Lenders reasonably determine that any such Excess Distribution would give rise to an Event of Default or a present breach or cause a future breach of the terms and covenants hereof, then: (a) Arvida shall not be permitted to make any such Excess Distribution, until such time as the making of any such Excess Distribution would not give rise to an Event of Default or a present breach or be reasonably likely to cause a future breach of any of the covenants hereof or (b) the Borrowers shall pay to the Agent, for the account of the Lenders, toward the reduction of the principal balance under the Term Loan, an amount sufficient to assure that no such breach of any of the terms or covenants hereof would occur as a result of any such Excess Distribution. The Borrowers shall no later than thirty (30) Business Days prior to the making of any such proposed Excess Distribution notify the Agent thereof in writing and furnish to the Agent all such information as the Agent and the Lenders shall reasonably require in order to determine whether such Excess Distribution would give rise to an Event of Default hereunder or would give rise to a present breach or cause any future breach of any of the covenants set forth in Articles 6 or 7, which with the passage of time or giving of notice would constitute an Event of Default. The Agent shall notify the Borrowers, in writing, within such thirty (30) Business Day period, of the determination by the Required Lenders to consent or withhold their consent to the making of such Excess Distribution, provided, however, if the Required Lenders shall determine in their sole discretion, that a new Appraisal or Appraisals of all of or certain of the Mortgaged Properties shall be required in order to evaluate the Borrowers' request for the making of such Excess Distribution, such time period shall be extended to the date ten (10) Business Days following the determination by the Required Lenders of Adjusted Values for those Mortgaged Properties for which they shall have obtained new Appraisals.

           7.6.3 No Subsidiary or Controlled Affiliate shall make any distributions or pay any dividends of cash or cash equivalents to any Person, except to another Borrower, Subsidiary or Controlled Affiliate and to Arvida/JMB Managers, Inc. (but only on a prorata basis, in accordance with its one-tenth percent (0.1%) partnership interest in Arvida/JMB Partners and certain other Controlled Affiliates, as disclosed on Schedule 1.1.30).

     7.7   Indebtedness.

           7.7.1 No Borrower shall, directly or indirectly, create, incur, assume or suffer or permit to exist for its own account or that of any of its Subsidiaries or Controlled Affiliates any Other Indebtedness or liabilities, except for (i) the Loans; (ii) Project Indebtedness of any Borrower, Subsidiary and/or Controlled Affiliate (and any guaranties thereof by any other Borrower, Subsidiary or Controlled Affiliate), not to exceed $70,000,000.00 in the aggregate, provided that such Project Indebtedness shall not be secured by any Mortgaged Property or any other Collateral (unless same shall have previously been released from the lien of the Security Documents, pursuant to Section 3.2), and the making thereof shall not cause the breach of any of the covenants set forth in Articles 6 or 7 or any Event of Default;
(iii) liabilities incurred in the ordinary course of business of any Borrower, Subsidiary or Controlled Affiliate; and (iv) other indebtedness approved in writing by the Agent and the Required Lenders. Notwithstanding the foregoing, it is acknowledged and agreed that there are presently outstanding, for the account of the Borrowers, standby letters of credit issued by The Chase Manhattan Bank ("Chase") in an amount not exceeding $5,000,000.00 in the aggregate (the "Chase Letters of Credit") which are secured by cash collateral pledged to Chase in the amount of such Chase Letters of Credit. The Borrowers agree that: (i) as such Chase Letters of Credit expire and to the extent the same are to be renewed, or (ii) upon the applicable roll-over date of any self-renewing Chase Letter of Credit, such Chase Letters of Credit shall be replaced with Letters of Credit under the Letter of Credit Commitment established hereunder.

           7.7.2 No Borrower shall, directly or indirectly, create, incur, assume, or suffer or permit to exist for its own account or that of any of its Subsidiaries or Controlled Affiliates any Lien, (including the Lien or retained security title of a conditional vendor or lessor) or assign or otherwise convey any right to receive income, in either event, with respect to the Mortgaged Properties and other Collateral except the following (collectively, the "Permitted Encumbrances"): (i) Liens in favor of the Lenders created pursuant to the Security Documents, (ii) title exceptions appearing in the Title Commitment described in Section 5.1.5 or otherwise consented to by the Required Lenders, pursuant to Section 6.20.2 (collectively, the "Permitted Title Encumbrances"), (iii) purchase money Liens incurred for the acquisition and/or lease of Equipment or Inventory in the ordinary course of business, (iv) any Lien imposed by operation of law, provided that any such Lien shall be removed within thirty (30) days after the attachment thereof, (v) the pledge by Arvida and Arvida/JMB Partners to one another of their respective interests in The AOK Group, which have been subordinated to the Lien of the Agent therein, and (vi) real property and personal property taxes not yet due.

     7.8 Alteration of Partnership or Corporate Structure. There shall not occur, without the consent of the Super-Required Lenders:

           7.8.1   With respect to Arvida:

                   7.8.1.1   Any material change, amendment or
modification to the Partnership Agreement of Arvida;

                   7.8.1.2 Any addition of a new general partner or any substitution or removal of the Arvida General Partner or any other event, the effect of which shall be that the Arvida General Partner shall cease to be the sole general partner of Arvida; or

                   7.8.1.3 Any sale or transfer of, or the creation of a Lien upon any of the ownership interests in, the Arvida General Partner, or any sale or transfer of any of the ownership interests in any Person or Persons directly or indirectly holding the ownership interests in the Arvida General Partner, which results in either (a) the "Malkin Group", the "Bluhm Group", "JMB Realty," or the "Director Group" (as said terms are hereinafter defined), or any or all of them, ceasing directly or indirectly to own and control in the aggregate, and unencumbered by any Lien, at least fifty-one percent (51%) of the ownership interests in the Arvida General Partner, (b) the Malkin Group, the Bluhm Group, JMB Realty or the Director Group, or any or all of them, ceasing directly or indirectly to own and control in the aggregate at least fifty-one percent (51%) of the ownership interests in the Person or Persons directly or indirectly holding the ownership interests in the Arvida General Partner, or (c) the Malkin Group, the Bluhm Group, and the Director Group or any of them, ceasing directly or indirectly to own and control in the aggregate at least fifty-one percent (51%) of the ownership interests in JMB Realty.

                   As used in this Agreement, the "Bluhm Group" means
Neil G. Bluhm, his Family Members (as hereinafter defined), and any trust, the sole beneficiaries of which (other than contingent beneficiaries) are Neil G. Bluhm and/or his Family Members; the "Malkin Group" means Judd D. Malkin, his Family Members, and any trust, the sole beneficiaries of which (other than contingent beneficiaries) are Judd D. Malkin and/or his Family Members; an individual's "Family Members" means such individual's current or prior spouse, his or her parents, his or her children, grandchildren or great-grandchildren and their respective spouses, and any trust, the sole beneficiaries of which (other than contingent beneficiaries) are such parents, children, grandchildren or great grandchildren or their respective spouses; "Director Group" means M. Lee Sachs, John Schreiber, Burton Glazov and/or Stuart Nathan; and "JMB Realty" means JMB Realty Corporation, a Delaware corporation.

           7.8.2   With respect to any Borrower, other than Arvida:

                   7.8.2.1   Any material change, amendment or
modification to the partnership agreement or the articles or bylaws, as the case may be, of any Borrower Subsidiary or Borrower Affiliate or any of its respective Subsidiaries or Controlled Affiliates or of any general partners of any of the foregoing Persons which are partnerships; or

                   7.8.2.2   Except as permitted pursuant to
Section 7.1, any addition of a new general partner or any substitution or removal of any general partner of any Borrower Subsidiary or Borrower Affiliate or any of its respective Subsidiaries or Controlled Affiliates which is a partnership; or

                   7.8.2.3   Except as permitted pursuant to
Section 7.1, any sale, transfer or other change of ownership interests of a Borrower Subsidiary or Borrower Affiliate, or of any of its respective Subsidiaries or Controlled Affiliates or, where applicable, any general partners of any of the foregoing Persons, except, only, a sale or transfer of ownership interests to a Borrower, Subsidiary or Controlled Affiliate (a "Transferee"), which Transferee shall not be subject to any Other Indebtedness, including, without limitation, Project Indebtedness, other than liabilities incurred in the ordinary course, and, in any such event, provided that such transfer shall be subject to any Assignment of Entity Interests in such transferred ownership interests and the acknowledgement, confirmation and ratification of same by such Transferee.

The Lenders shall consider any request for consent to any of the foregoing in accordance with their normal and customary standards, and shall not unreasonably withhold or delay consent to any such request. If the Super-Required Lenders shall consent to any changes described in Sections 7.8.1.2 or 7.8.1.3, above, then, the Borrowers shall, within fifteen (15) Business Days following receipt of such consent, and, in any event, prior to the effectuation of any event described in either Sections 7.8.1.2 or 7.8.1.3, pay to the Agent, for the account of the Lenders, the following additional fees:
(i) with respect to the Term Loan, a fee in the amount of one-half percent (.5%) of the then outstanding principal balance under the Term Loan; (ii) with respect to the Line of Credit Commitment, a fee in the amount of one-half percent (.5%) of the Line of Credit Commitment at such time, and (iii) with respect to the Letter of Credit Commitment, a fee in the amount of one-half percent (.5%) of the Letter of Credit Commitment at such time.

     7.9 Change of Business or Management. Except as may be contemplated by the then current Annual Business Plan or Economic Model, no Borrower shall (nor permit any of its respective Subsidiaries or Controlled Affiliates to) materially change the nature of its business as it currently exists.

     7.10  Intentionally Deleted.

     7.11  Insider Transactions.

           7.11.1 No Borrower will (nor will it permit any of its respective Subsidiaries or Controlled Affiliates to), directly or indirectly, purchase, acquire, or lease any property or services from, or sell, provide, or lease any property or services to, or otherwise deal with (i) any other Borrower or any of its respective Subsidiaries or Affiliates or any of their respective partners, or any of their respective officers, stockholders, employees, agents or consultants or (ii) any business entity, corporation, partnership, or association in which any other Borrower or any of its respective Subsidiaries or Affiliates or any of their respective partners, or any of their respective officers, stockholders, employees, agents or consultants, owns a controlling interest, except upon terms and conditions not less favorable than would obtain with an unrelated third party or if no such relationship existed.

           7.11.2 Other than as permitted by Section 7.4, no Borrower will (nor will it permit any of its respective Subsidiaries or Controlled Affiliates, or, to the extent same shall entail the contribution of any additional capital therefor by any Borrower, Subsidiary or Controlled Affiliate, any of its Non-Controlled Affiliates, to), directly or indirectly, lend or advance or permit to be outstanding any loans or advances of money, credit or property to officers, stockholders, employees, agents, or consultants of any other Borrower or any of its respective Subsidiaries or Affiliates or any of their respective partners other than (a) salaries and wages paid in the ordinary course of business, (b) business expense advances in the ordinary course of business to officers and employees of any Borrower or its Consolidated Entities or Arvida Company, and (c) credit for services or goods rendered or sold, at rates and on terms not less favorable than would obtain with an unrelated third party or if no such relationship existed.

     7.12  Sale or Lease of Assets.  No Borrower shall (nor shall any
Borrower permit any of its respective Subsidiaries or Controlled Affiliates
to) sell, lease, assign, convey or otherwise dispose of any of its assets or properties, including, without limitation, any Mortgaged Properties or any other Collateral except for (a) sales of Mortgaged Properties, to the extent such sales do not violate the conditions of Article 6 or Article 7 and otherwise comply with the terms of Section 3.2; (b) the rental or lease of Mortgaged Properties or Improvements thereon, pursuant to lease agreements providing for rental or lease on market terms, which shall be entered into in the ordinary course of such Borrower's or Subsidiary's or Controlled Affiliate's business and shall be substantially consistent with the Annual Business Plan for the fiscal year in which such rental or lease takes place;
(c) the sale or lease of other Collateral on market terms, which shall be entered into in the ordinary course of such Borrower's or Subsidiary's or Affiliate's business, and shall be substantially consistent with the Annual Business Plan for the fiscal year in which such sale or lease takes place, and
(d) the sale, lease, assignment, conveyance or other disposition of any of its assets or properties other than Mortgaged Properties or other Collateral, in the ordinary course of such Borrower's or Subsidiary's or Controlled Affiliate's business, substantially consistent with the then current Annual Business Plan and/or Economic Model.

     7.13 Changes in Accounting Methods, Fiscal Year. The Borrowers will not change, in any material respect, their accounting methods or practices, their depreciation or amortization policy or rates, or their fiscal year end from that in existence as of the date of the Financial Statements provided to the Agent pursuant to Section 6.1 hereof, except as required to comply with law or with Generally Accepted Accounting Principles ("Permitted Accounting Changes"). Notwithstanding anything herein to the contrary, if any Permitted Accounting Changes shall have any impact whatsoever upon, or otherwise alter the calculation or determination of, any of the financial covenants set forth in Section 6.13, then the calculation or determination of such financial covenants shall be made as if such Permitted Accounting Changes had not been effected.


                   ARTICLE 8.  EVENTS OF DEFAULT

     The occurrence of any one or more of the following circumstances, to the extent applicable, after the passing of time as set forth herein, shall constitute events of default ("Event(s) of Default").

     8.1   Breach of Monetary Obligations.

           8.1.1 Failure by the Borrowers to pay, as and when due and payable, any scheduled installment of principal required to be paid by this Agreement or the Notes.

           8.1.2 Failure by the Borrowers to pay, as and when due and payable, any scheduled installment of interest, subject however, to such grace periods as may be provided herein or in the Notes with respect thereto.

           8.1.3 Failure by the Borrower to make any other payment required to be paid by this Agreement, the Mortgage, the Notes or any other Loan Documents, with the exception of interest and principal, by the later of:
(a) fifteen (15) days from receipt by the Borrowers from the Agent of written notice of the required payment and (b) the fifteenth day of each month during the term of the Loans.

     8.2 Breach of Covenants. Failure by Arvida or any other Borrower to perform, observe or maintain any of the covenants set forth in Articles 6 or 7, subject to such grace periods for cure as may be therein expressed.

     8.3   Default of Other Obligations/Judgments.

           8.3.1 Failure by any Borrower or any Subsidiary or Controlled Affiliate to make full and timely payment of the principal of and interest on any Other Indebtedness, including, without limitation, the Project Indebtedness, or to duly observe all of the covenants, conditions and agreements now or hereafter existing, pursuant to the terms and conditions of any such Other Indebtedness, which failure shall result in the acceleration of any principal amount of such Other Indebtedness, in excess of $5,000,000.00, provided, however, that if such Other Indebtedness shall not be recourse to such Borrower or such Subsidiary or Affiliate, such default and acceleration thereunder shall not constitute an Event of Default hereunder; or

           8.3.2 Except with respect to any judgment in connection with any Other Indebtedness, as described in Section 8.3.1, the rendering of any final judgment or judgments (at the expiration of all times to appeal therefrom) for the payment of money in excess of $500,000.00, in the aggregate, against any Borrower, unless the same shall be (a) fully covered by insurance or (b) vacated, stayed, bonded, paid or discharged within thirty
(30) days from the date of such judgment.

     8.4 Filing of Liens Against the Property. Any Lien for labor, material, taxes or otherwise shall be filed against any Mortgaged Property or other Collateral or otherwise incurred and not be removed within thirty (30) days from the date of filing any such Lien, or any Mortgaged Property or other Collateral shall be further encumbered by the Lien of any other mortgage or encumbrance, without the prior consent thereto of the Required Lenders.

     8.5   Bankruptcy or Insolvency of Borrower.

           8.5.1 The filing by any Borrower or any general partners of any Borrower of a voluntary petition in bankruptcy for adjudication as a bankrupt or insolvent, or the filing by any Borrower or any general partner of any Borrower of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or any Borrower or any general partner of any Borrower seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of any Borrower or any general partner of any Borrower or of all or any substantial part of its properties or of any or all of the rents, revenues, issues, earnings, profits or income thereof, or the making of any general assignment for the benefit of creditors, or specific written admission by any Borrower or any general partner of any Borrower of its inability to pay its debts generally as they become due; or

           8.5.2 The filing of an involuntary petition against any Borrower or any general partner of any Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the appointment of any trustee, receiver or liquidator of any Borrower or any general partner of any Borrower or of all or any substantial part of its property or of any or all of the rents, revenues, issues, earnings, profits or income thereof without its consent or acquiescence, which shall not be discharged by the appropriate court of law within sixty (60) days of the above-described filing or appointment; or

           8.5.3 Any of the assets of any Borrower or, where applicable, any general partner of a Borrower shall be attached, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, which shall not be discharged by the appropriate court of law within sixty (60) days.

     8.6 Breach of Other Conditions Under Loan Documents. Failure by any Borrower to duly observe any other covenant, condition or agreement of this Agreement, the Mortgages, the Notes, or any other Loan Document, except for any Event of Default described in Sections 8.1 through 8.5, above, after the expiration of any applicable grace period, if any.

     8.7 Breach of Warranty. Any representation or warranty made or agreed to be made herein or in any related Loan Document heretofore, concurrently or hereafter executed shall be breached by any Borrower or shall prove to be false or misleading when made.

     8.8 Transfer of Property. Any Borrower shall sell, transfer, assign, convey or lease all or any part of its interest in any Mortgaged Property or other Collateral constituting security for this Loan without the express written consent of the Agent and the Required Lenders, except as permitted by
Section 7.12.

     8.9 Encroachments and Permits. All or any material portion of the Improvements on any Mortgaged Property shall encroach upon any street or road setback or easement or upon any adjoining property, or violate in any material respect any ordinance, regulation, rule or direction of any federal or state agency, or of any governmental or quasi-governmental authority, or any zoning setback line, or the building permit(s) for any material portion of the Improvements or any DRI orders, development approvals or permits concerning approvals or utility commitments shall be revoked or suspended or shall lapse, or any building or other permit or license with respect to any material portion of the Improvements on any Mortgaged Property shall be conditional in nature and Borrowers shall fail to punctually satisfy the conditions so as to prevent its invalidity.

     8.10 Breach. A material violation or breach by Borrower shall occur in any agreement, covenant or restriction affecting title to any Mortgaged Property or other Collateral, including but not limited to matters appearing as Permitted Title Encumbrances in the Title Policy.

     8.11 Filing of Notice. The filing for record by any Borrower or any general partner of any Borrower of a notice limiting the maximum amount which may be secured by the Mortgage pursuant to Section 697.04(1)(b) of the Florida Statutes, as amended.

     8.12 Non-Monetary Default Period. Notwithstanding any provision to the contrary contained herein, with respect to any breach of any term, covenant or condition described in Sections 8.6 through 8.11, no Event of Default shall be deemed to have occurred until the Agent has given the Borrowers notice of such breach, and the Borrowers have not cured said breach within thirty (30) days thereafter. Notwithstanding the matters set forth above if during the above-described grace period, the Borrowers shall be diligently pursuing the cure of any such breach, including but not limited to taking all actions necessary to cure said breach in a timely manner and notifying the Agent of said actions, then the Agent shall extend the grace period for an additional thirty (30) days, provided if the Agent and Required Lenders shall determine at any time during the extended grace period that the Borrowers are no longer acting diligently to cure the breach, the extended grace period shall be terminated upon the Agent's providing the Borrowers with notice of same. Further, if the Agent and Required Lenders shall determine that the Borrowers shall be diligently pursuing the cure of the breach, the Agent may allow the Borrowers additional time to cure the breach, which additional time shall be determined at the sole discretion of the Agent and Required Lenders and which additional time shall be terminated upon the Agent's providing the Borrowers notice of same.


                  ARTICLE 9.  REMEDIES OF LENDERS

     If any one or more Events of Default shall occur, the Agent and the Lenders shall be entitled from time to time to exercise any one or more of the following remedies:

     9.1 Termination of Commitments; Acceleration. The Agent may, and upon the direction of the Required Lenders, shall declare the entire indebtedness evidenced by the Notes owed to the Lenders by the Borrowers hereunder and all other Obligations owed by the Borrowers to the Lenders, whether direct or indirect, contingent or certain, to be forthwith due and payable, whereupon:

           9.1.1 the indebtedness owed to the Lenders by Borrowers hereunder and all other Obligations owed by Borrowers to the Lenders with accrued interest thereon, shall forthwith become due and payable, all without presentment, demand, protest, or other notice of any kind from the Agent or Lenders, all of which are hereby expressly waived, anything contained in the Loan Documents to the contrary notwithstanding, and

           9.1.2 automatically all Commitments to extend credit or to make Advances subsequent to the occurrence of the Event of Default, including, without limitation, the Commitment to make Advances or to issue Letters of Credit, shall immediately terminate and the Borrowers shall thereupon pay to the Agent a sum equal to the maximum amount available under all outstanding Letters of Credit, as of the date of any such Event of Default, which sum the Agent will hold in the Cash Collateral Account for reimbursement of any amounts drawn under any such Letters of Credit. Alternatively, the Borrowers may post an irrevocable letter of credit in the amount of all outstanding Letters of Credit in favor of the Agent, which letter of credit shall be in form and substance and drawn on a financial institution acceptable to the Agent in its sole discretion. The Agent may withdraw funds from such Cash Collateral Account or letter of credit in its discretion to satisfy Borrowers' reimbursement obligation for any draws under any such Letters of Credit. Should the Borrowers fail to pay the Agent the amounts required to be paid pursuant to this Section 9.1.2, the Agent may, but shall not be obligated to, make Advances under the Line of Credit Commitment and to deposit such Advances into such Cash Collateral Account; and each Lender shall be responsible to fund to the Agent its Committed Share of any such Advances. The Borrowers shall immediately repay such Advances to the Agent, for the account of the Lenders, and upon failure to do so, the Agent, on behalf of the Lenders shall be entitled to pursue any and all remedies the Lenders may have under the Loan Documents. In the event any such funds remain in the Cash Collateral Account after the expiration of all of the outstanding Letters of Credit, the funds therein shall be applied to any unpaid Obligations of the Borrowers to the Lenders, and any remaining amount shall be remitted to the Borrowers.

     9.2 Charge Default Rate of Interest. The Agent may, and upon the direction of the Required Lenders, shall, charge interest on any or all of the outstanding principal balances under the Notes at the Default Rate provided in the Notes.

     9.3 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, any Lender is hereby authorized at any time and from time to time, without notice to the Borrowers (any such notice being hereby expressly waived by the Borrowers), to setoff and apply, directly or through any of such Lender's affiliates, any and all deposits (whether general or special, time or demand, provisional or final, or otherwise) and other assets and properties at any time held in the possession, custody or control of such Lender and its affiliates, and any indebtedness at any time owing by such Lender or any of its affiliates, to or for the credit, account or benefit of any of the Borrowers, against any and all of the Obligations now or hereafter existing under this Agreement or the other Loan Documents, subject to each Lender's responsibility to account to all other Lenders therefor pursuant to the provisions of Section 2.9.1. The Borrowers acknowledge that they have granted to Lenders a senior security interest in and to, among other things, all such deposits, assets, properties and indebtedness in the possession of the Lenders and Lenders' affiliates, and the Borrowers hereby authorize the Lenders and any such affiliate to so setoff any such amounts at such times and in such manner as Lenders may direct pursuant to this Section, subject to each Lender's responsibility to account to all other Lenders therefor pursuant to the provisions of Section 2.9.1. Each such Lender shall notify the Agent and the Borrowers promptly after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. In debiting any such Bank Account, the indebtedness shall be deemed to have been paid or repaid only to the extent of the funds actually in that Bank Account, notwithstanding any internal procedure of the Lenders or their affiliates to the contrary. The rights of Lenders under this Section are in addition to and without limitation of any other rights, powers, privileges, remedies and other interests (including, without limitation, other rights of setoff and security interests) that the Lenders may have under this Agreement, the other Loan Documents and applicable law.

     9.4 Agent's Right to Enter and Take Possession, Operate and Apply Income. The Agent may, and upon the direction of, the Required Lenders shall, take the following actions:

           9.4.1 If an Event of Default shall have occurred and be continuing, the Borrowers agree that upon the Agent's demand, the Borrowers shall forthwith surrender to the Agent the actual possession and, to the extent permitted by law, the Agent itself or by such officers or agents as it may appoint, may enter and take possession of any or all of the Mortgaged Properties or other Collateral and may exclude the Borrowers and their agents and employees wholly therefrom and may have joint access with the Borrowers to the books, papers and accounts of the Borrowers.

           9.4.2 If any Borrower shall for any reason fail to surrender or deliver all or any portion of the Mortgaged Properties to the Agent upon demand, the Agent may obtain a judgment or decree conferring on the Agent the right to immediate possession or requiring such Borrower to deliver immediate possession of all or part of the Mortgaged Properties and other Collateral to the Agent, and the Borrowers hereby specifically consent to the entry of such a judgment or decree.

           9.4.3 The Borrowers will pay to the Agent and Lenders upon demand, all reasonable third-party out-of-pocket expenses of obtaining such judgment or decree (including all reasonable third-party out-of-pocket expenses and attorneys' fees and costs incurred by the Agent and Lenders, through all stages of litigation and appeal); and all such expenses shall be secured by the lien of the Mortgage.

           9.4.4 Upon every such entering upon or taking of possession, the Agent may hold, store, use, operate, manage and control the Mortgaged Properties and other Collateral and conduct any Borrower's business thereon and, from time to time:

                   9.4.4.1   Require the Borrowers to immediately
assemble the Collateral including the Borrowers' books, records, files, papers and other data pertaining thereto and deliver the Collateral, at Borrowers' expense, to a place designated by the Agent;

                   9.4.4.2 make all maintenance, repairs, renewals, replacements, additions, betterments and improvements necessary and proper to the Mortgaged Properties and other Collateral and purchase or otherwise acquire additional fixtures, personalty and other property;

                   9.4.4.3   insure the Mortgaged Properties and other
Collateral;

                   9.4.4.4 manage and operate the Mortgaged Properties and other Collateral and exercise all of the rights and powers of any Borrower (in the Agent's name or otherwise) with respect to the management and operation thereof;

                   9.4.4.5   enter into any and all agreements with
respect to the exercise by others of any of the powers herein granted to the Agent; and

                   9.4.4.6 perform or cause to be performed any and all work and labor necessary to complete any pending Improvements in accordance with the plans and specifications therefor;

all as the Agent may, or upon the direction of the Required Lenders shall, determine to be to the best advantage of the Lenders; and the Agent may collect and receive all the income, revenues, rents, issues and profits of the same, including those past due as well as those accruing thereafter, for the account of the Lenders, and after deducting:

                      (aa) All expenses of taking, holding, managing and operating the Mortgaged Properties and other Collateral;

                      (bb) The cost of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions;

                      (cc)   The cost of such insurance;

                      (dd) Such taxes, assessments and other charges prior to the lien of the Mortgage or other Security Documents as the Agent may determine to pay;

                      (ee) Other proper charges upon the Mortgaged Properties or other Collateral or any part thereof; and

                      (ff) The reasonable compensation, expenses and disbursements of the attorneys and agents of the Agent and the Lenders, including reasonable attorneys' fees and costs for any appeal, the Agent shall apply the remainder of the sums received by the Agent, for the account of the Lenders in the manner set forth in Section 2.8.

           9.4.5 Whenever all interest, principal installments and other amounts due under the terms of the Notes and Mortgage shall have been paid and all other Obligations satisfied, the Agent shall surrender possession of the remaining Collateral to the Borrowers, their successors or assigns. The Agent's right to take possession, however, shall exist if any subsequent Event of Default shall occur and be continuing.

     9.5 Receiver. If any Event of Default shall have occurred and be continuing, the Agent shall be entitled, as a matter of strict right and without regard to the value or occupancy of the Mortgaged Properties or other Collateral, to the appointment of a receiver who will enter upon and take possession of the Mortgaged Properties and other Collateral, collect the rents and profits therefrom and apply the same as the court may direct. The receiver shall have all the rights and powers permitted under the laws of the jurisdiction in which any such Mortgaged Property or other Collateral lies. All reasonable third-party out-of-pocket costs and expenses (including receiver's fees, reasonable attorneys' fees and costs, including reasonable attorneys' fees and costs incurred as a result of any appeal, and agents' compensation) incurred in connection with the appointment of a receiver shall be secured by the Mortgages and Security Documents. The right to enter and take possession of the Mortgaged Properties and other Collateral, to manage and operate the same and to collect the rents, issues and profits thereof (whether by a receiver or otherwise) shall be cumulative to any other right or remedy hereunder or afforded by law and may be exercised by the Agent, concurrently therewith or independently thereof. The Agent shall be liable to account only for such rents, issues and profits actually received by the Agent whether received pursuant to this Section 9.5 or the preceding Section 9.4, above. Notwithstanding the appointment of any receiver, trustee or other custodian, the Agent shall be entitled, as pledgee, on behalf of the Lenders, to the possession and control of any cash or other instruments, at the time held by or payable or deliverable under the terms of this Agreement, the Mortgage or any other Security Document to the Agent.

     9.6 The Agent's Power of Enforcement. If any Event of Default shall have occurred and be continuing, whether the Agent takes possession or not, the Agent may, and upon the direction of the Required Lenders shall, proceed by suit at law or in equity (or by any other appropriate proceeding or remedy):

           9.6.1 To sue and recover judgment, either before, after or during the pendency of any proceeding for the enforcement of the Mortgages or other Security Documents, for the entire amount of the Obligations so due and unpaid together with all costs and expenses, including third-party reasonable out-of-pocket costs, expenses and disbursements of the Agent's (but not the other Lenders') agents and attorneys, whether or not suit is filed, and if filed, for all appeals, and the right of the Agent to recover such judgment shall not be affected by any taking, possession or foreclosure sale hereunder or by the exercise of any other right, power or remedy for the enforcement of the terms of the Mortgages or other Security Documents or other Loan Document or the foreclosure of the Lien thereof.

           9.6.2 With respect to the Mortgaged Properties in Florida, to foreclose the Mortgages and to sell the Mortgaged Properties in their entirety or in separate parcels, under the judgment or decree of a court or courts of competent jurisdiction and to pursue any other remedy available to it, all as the Agent shall deem most effectual. The Agent may, and upon the direction of the Required Lenders shall, take action either by judicial proceedings or by the exercise of its powers to take possession.

           9.6.3 With respect to the Mortgaged Properties in Georgia, to commence foreclosure proceedings against the Mortgaged Properties through judicial proceedings or by advertisement, at the option of the Agent, pursuant to the statutes in such case made and provided, and to sell the Mortgaged Properties or to cause the same to be sold at public sale, and to convey the same to the purchaser, in accordance with such statutes in single or multiple parcels, at the Agent's election. The purchaser at any such sale or other disposition shall hold the Mortgaged Properties free from any claim or right of the Borrowers of whatever kind, including any equity of redemption of any Borrower. The Borrowers specifically waive (to the extent permitted by law) all rights of redemption, stay or appraisal which they had or may have under any Rule of Law of statute now existing or hereafter adopted. Provided, however, the foregoing is not intended and shall not have the effect of clogging any Borrower's equitable right of redemption or foreclosing any Borrower's statutory right of redemption prior to any such sale. In addition to the right of suit, and to whatever remedies for the collection of said indebtedness that are now, or may be hereafter, provided by law and not in lieu thereof, all of which may be pursued concurrently at the option of the Agent, the Borrowers hereby grant this power of attorney and irrevocably authorize and empower the Agent, its successors and assigns in the event of the failure of Borrowers to pay the obligations hereby secured when due or when declared to be due under the powers contained in the Notes, the Credit Agreement and the Mortgages, to sell the Mortgaged Properties, with or without taking possession thereof, at public sale in the county where the Mortgaged Properties or any portion thereof are located, without any order of any court or judge and without any notice to any Borrower, after advertising such sale once a week for four (4) weeks in the newspaper in which the sheriff's advertisements for any county in which any of the Mortgaged Properties or any portion thereof is located may at that time be published (that is, one insertion each week for each of the four (4) weeks immediately preceding the day on which the sale is to take place, regardless of the number of days or calendar weeks between the date of the first publication and the date of the sale) and to execute and deliver to the purchaser or purchasers thereof a deed or deeds or other instruments in conveyance of the Mortgaged Properties, with warranty in the name of the Agent, and to do any and all other things that may be necessary or proper to complete and consummate said sale or sales. If the Mortgaged Properties are sold at public outcry, the Agent may purchase the same. All recitals of facts as to default, advertisement and sale in any deed executed by the Agent pursuant to the powers herein contained, absent manifest error, shall be conclusive evidence of the truth thereof against the Borrowers. The rights and powers hereby conferred upon the Agent, its successors and assigns, are coupled with an interest and shall be irrevocable by the Borrowers. In the event of a sale under the power of sale herein given, the Borrowers, or any persons in possession under them, shall then become and be tenants holding over and shall forthwith deliver possession to the Purchaser at such sale, or be forthwith dispossessed in accordance with the provisions of law applicable to a tenant's holding over.

           9.6.4 To exercise all of the remedies of a "secured party" under the Code or of any other applicable laws. In addition to, and without limitation on, any rights of a secured party under the Code or any other applicable laws, the Agent, may, and at the direction of the Required Lenders, shall, without being required to give any notice, except as hereinafter provided or as may be required by mandatory provisions of applicable law, sell all or any part of the Collateral, at public or private sale or at any broker's board or on any securities exchange, for cash, on credit or for future delivery, and at such price or prices as the Agent may deem satisfactory. The Agent, on behalf of the Lenders, may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale) and thereafter hold the same, absolutely, free from any right or claim of whatsoever kind. Upon any such sale the Agent shall have the right to deliver, assign and transfer to the purchaser thereof, the Collateral so sold.

Each purchaser at any such sale shall hold the Collateral so sold absolutely, free from any claim or right, including any equity or right of redemption of the Borrowers and, to the extent permitted by law, the Borrowers waive all rights of redemption, stay or appraisal which any of them has or may have under any rule of law or statute now existing or hereafter adopted, provided, however, the foregoing is not intended and shall not have the effect of clogging any Borrower's equitable right of redemption or foreclosing any Borrower's statutory right of redemption prior to any such sale. The Agent shall give the Borrowers ten (10) days' written notice of its intention to make any such public or private sale or sale at a broker's board or on a securities exchange. Such notice, in case of a public sale, shall state the time and place fixed for such sale, and, in case of sale at a broker's board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Agent may fix in the notice of such sale. At any such sale, any portion of the Collateral may be sold in one lot as an entirety or in separate parts, as the Agent may determine. The Agent shall not be obligated to make any such sale pursuant to any such notice. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be announced at the sale so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Agent until the selling price is paid by the purchaser thereof, but the Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the security interests assigned or granted to the Agent and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

           9.6.5 In case of a foreclosure sale of all or any part of the Mortgaged Properties or other Collateral and of the application of the proceeds of sale to the payment of the Obligations secured by the Mortgage and other Security Documents, the Agent shall be entitled to enforce payment of and to receive all amounts then remaining due and unpaid upon the Notes, and shall be entitled to recover judgment for any portion of the Obligations remaining unpaid, with interest at the Default Rate.

           9.6.6 The Borrowers agree, to the full extent that they may lawfully so agree, that no recovery of any such judgment by the Agent or Lenders and no attachment or levy of any execution upon any such judgment upon any of the Mortgaged Properties or other Collateral or upon any other property shall in any manner or to any extent affect the lien of the Mortgages or other Security Documents upon the Mortgaged Properties or other Collateral or any part thereof or any Lien, rights, powers or remedies of the Agent or Lenders hereunder, but such Lien, rights, powers and remedies shall continue unimpaired.

           9.Agent under this Section 9.6 shall be applied in the manner set forth in Section 2.8.

           9.6.8 Upon any foreclosure sale pursuant to judicial proceedings, the Agent, on behalf of the Lenders, may bid for and purchase all or any portion of the Mortgaged Properties or other Collateral and, upon compliance with the terms of sale, may hold, retain and possess and dispose of Collateral without further accountability to the Borrowers.

     9.7 Waiver of Appraisement, Valuation, Stay and Extension. The Borrowers agree (to the full extent permitted by law) that in case of an Event of Default on its part hereunder, no Borrower nor anyone claiming by, through or under any Borrower, shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay or extension laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of the Mortgage or the final and absolute sale of any portion of the Collateral or the final and absolute possession of Mortgaged Properties or other Collateral by the purchasers in foreclosure and the Borrowers, for themselves and for all who may at any time claim by, through, or under it, hereby waive (to the full extent that it may lawfully do so) the benefit of all such laws and any and all right to have the assets comprising the Mortgaged Properties and other Collateral marshalled upon any foreclosure and the Borrowers agree that the Mortgaged Properties and other Collateral may be sold in its entirety.

     9.8 Suits to Protect the Collateral. The Agent may, and upon the direction of the Required Lenders shall, take all measures (a) to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Mortgaged Properties or other Collateral by any acts which may be unlawful or which violate the Mortgage, any Security Document, or this Agreement, or any other Loan Document; (b) to preserve or protect the Lenders' interest in the Collateral and in the income, revenues, rents and profits arising therefrom; and (c) to restrain the enforcement of or compliance with any legislation or other government enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair the Lenders' security. All payments made or third-party costs or expenses incurred by the Agent in connection with this paragraph, including reasonable attorneys' fees and costs, whether or not suit is filed and, if filed, for all appeals, shall be secured by the Mortgage and other Security Documents and shall be immediately repaid by the Borrowers to the Agent on demand, with interest thereon from the date incurred until the date repaid by the Borrowers at the Default Rate as provided by the Notes.

     9.9 Delay or Omission - No Waiver. No delay or omission of the Agent or the Lenders to exercise any right, power or remedy accruing upon any uncured Event of Default shall impair any such right, power or remedy or shall be a waiver of any such Event of Default or acquiescence therein; and every right, power and remedy given by this Agreement, any Loan Document or by law to the Agent or the Lenders may be exercised from time to time and as often as may be deemed expedient by the Agent and the Required Lenders.

     9.10 No Waiver of One Default to Affect Another, Etc. No waiver of any Event of Default hereunder shall extend to or shall affect any subsequent or any other then existing Event of Default or shall impair the Lenders' rights, powers or remedies for the Events of Default not so waived. No waiver of any Event of Default shall be effective hereunder unless consented to by the Required Lenders, the Super-Required Lenders or all of the Lenders, as shall be required in the specific instance.

     If the Agent, with the consent of the Required Lenders or the unanimous consent of all Lenders, as the case may be, (a) grants forbearance or an extension of time for the payment or performance of any Obligations; (b) takes other or additional security for the payment of the Notes; (c) waives or does not exercise any right granted in this Agreement, the Mortgages, the Security Documents, the Notes or any other Loan Documents; (d) releases any part of the Collateral from the Lien of the Mortgages or any other Security Document or otherwise changes any of the terms of this Agreement, the Notes, Mortgages or the Security Documents or any other Loan Documents; (e) consents to the filing of any map, plat or replat of any of the Mortgaged Properties; (f) consents to the granting of any easement or other non-Permitted Exception on any Mortgaged Property; or (g) makes or consents to any agreement subordinating the Lien of the Mortgages, any such act or omission shall not release, discharge, modify, change or affect the Borrowers' original liability under the Notes, the Mortgages, the other Security Documents, this Agreement, the other Loan Documents or otherwise, or the original liability of any maker, co-signer, endorser, surety or guarantor of the Notes, nor shall any such act or omission preclude the Agent, with the consent of the Required Lenders, from exercising any right, power or privilege granted in this Agreement or the Mortgages or Security Documents or any other Loan Documents in the event of any other concurrent or subsequent Event of Default, nor (except as otherwise expressly provided in an instrument or instruments executed by the Agent with the consent of the Required Lenders) shall the lien of the Mortgages or Security Documents be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or any part of the Collateral, the Agent, with the consent of the Required Lenders, without further notice, is authorized and empowered to deal with any such transferee as fully and to the same extent as it might deal with the Borrowers, without in any way releasing or discharging any of the Borrowers' liabilities or obligations hereunder, provided, however, the foregoing shall not be construed or deemed to constitute the approval of the Agent or the Lenders to any such sale or transfer otherwise prohibited hereby.

     9.11 Discontinuance of Proceedings - Position of Parties Restored. In case the Agent shall have proceeded to enforce any right or remedy under the Mortgages or Security Documents or other Loan Documents by foreclosure, entry or otherwise and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Agent, then and in every such case, the Borrowers, the Agent and the Lenders shall be restored to their former positions and rights hereunder and all rights, powers and remedies of the Agent the Lenders shall continue as if no such proceeding occurred.

     9.12 Remedies Cumulative. No right, power or remedy conferred upon or reserved to the Agent or Lenders by this Agreement is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or under any other Loan Document or now or hereafter existing at law or in equity or by statute.


       ARTICLE 10.  RELATIONSHIP OF AGENT AND OTHER LENDERS

     10.1  Appointment, Powers and Immunities.

           10.1.1 Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this Agreement shall include reference to its affiliates, successors and assigns, by merger, acquisition, consolidation or reorganization and its own and its affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender,
(b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Borrower or other Lender or any other Person to perform any of its obligations hereunder or thereunder, (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except upon the consent of the Required Lenders thereto and (d) shall not be responsible to the Lenders for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Agent.

           10.1.2 Subject to the limitations contained herein, the Agent's power shall include, but not be limited to the powers: (i) to administer, control, manage and service the Loans; (ii) at the direction of the Required Lenders, to enforce or refrain from enforcing the terms and conditions of this Agreement and the other Loan Documents; (iii) to make all decisions hereunder and under the Loan Documents, in connection with the day to day administration of the Loans, including, without limitation, the conduct of inspections and other routine administration and servicing matters; (iv) to collect and receive from the Borrowers or any other Persons all payments of amounts due under the terms of the Loan Documents and to distribute such amounts to the Lenders in accordance with their rights hereunder; and (v) to exercise all such powers as are incidental to any of the foregoing matters.

           10.1.3 The Agent shall, within ten (10) Business Days following its receipt of same, promptly furnish to each of the other Lenders, accurate copies of all Financial Statements, Annual Business Plans, Economic Models, Monthly Compliance Certificates and other financial reports submitted by the Borrowers or any of them in satisfaction of the requirements of
Section 6.1 hereof, copies of all notices received by the Agent pursuant to Sections 6.6 and 6.12, copies of all Appraisals obtained by the Agent pursuant to Section 6.14, copies of all insurance certificates and policies received by the Agent pursuant to Section 6.15, copies of all updated opinions of counsel, if any, received by the Agent pursuant to Section 6.19, copies of all Environmental Audits received by the Agent pursuant to Section 6.22, and copies of all additional documents, if any, received by the Agent pursuant to
Section 6.20 and the Agent shall, within three (3) Business Days following its receipt of same, promptly furnish to each of the other Lenders, copies of any Notice of Default received by the Agent pursuant to Section 10.3.1. Notwithstanding the foregoing, however, the Agent shall not be obligated to provide to any Lender: (a) any other credit or information concerning the affairs, financial condition or business of any of the Borrowers that may come into the possession of the Agent or any of its affiliates, nor to update or correct any information previously given which becomes incorrect or which the Agent learns is incorrect (provided, however, that: (i) if any such information or update or correction of any information materially affects any of the information set forth in the materials delivered by the Agent to the other Lenders pursuant to the first sentence of this Section or the Agent's obtaining of such information otherwise means the Agent has "actual knowledge", as defined in Section 10.3.1, of the occurrence of an Event of Default, the Agent shall promptly furnish to the other Lenders such information and (ii) in any event, upon the written request of any Lender requesting specific information regarding the Borrowers obtained by the Agent in connection with the Loans, the Agent shall copy and furnish such information to such Lender, at such Lender's expense) or (b) any confidential information about the Borrowers set forth in reports of bank examiners from regulatory authorities having jurisdiction over the Agent. The Agent shall not be required to provide any such information more than one time and subsequent requests by any other Lender therefor shall only be deemed to refer to information obtained by the Agent from and after the date of its last submission. All expenses incurred by the Agent incident to the submission of any such information, to the extent not paid or reimbursed by the Borrowers shall be deemed an Agent's Expense as defined in Section 10.3.3.

           10.1.4 The Agent shall endeavor to exercise its powers hereunder with the same standard of care as the Agent customarily exercises with respect to similar transactions entered into for its own account. Notwithstanding the foregoing, the Agent shall have no liability or responsibility to the Lenders for any action taken or committed to be taken hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

     10.2 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all the Lenders.

     10.3  Events of Defaults.

           10.3.1  In the event the Agent or any other Lender acquires
"actual knowledge" (which term means actual knowledge of any of its officers having primary day-to-day responsibility for administration of the Loans) thereof, it will promptly notify each of the other Lenders of the occurrence of any Event of Default hereunder or under any of the other Loan Documents. The Agent shall not be deemed to have actual knowledge of the occurrence of an Event of Default (other than the nonpayment of principal and interest on Advances or of Facility Fees, late fees or expenses) unless the Agent has received notice from a Lender or a Borrower specifying such Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent or any other Lender shall receive such a Notice of Default, or upon an Event of Default with respect to the payment of principal or interest on Advances, Facility Fees, late fees or expenses, the Agent or such other Lender, as the case may be, shall give prompt notice thereof to all of the Lenders.

           10.3.2 Promptly following receipt by each of the Lenders of a Notice of Default, the Agent and the Lenders shall consult with each other to attempt to reach a mutually acceptable decision regarding the course of action to be taken by the Agent with respect to such Event of Default. The Agent shall take such action or actions, assert such rights, exercise such remedies and/or waive such Events of Default or refrain from taking any such actions with respect thereto, as agreed to in writing by the Required Lenders or the Super-Required Lenders or all of the Lenders, in accordance with the provisions of Section 10.9. However, in the event that the Required Lenders, the Super-Required Lenders or all of the Lenders, as the case may be, do not so agree on a course of action within ten (10) Business Days following the receipt by the Lenders of any such Notice of Default, then the Agent shall have the right (but not the obligation), at any time prior to the agreement by the Required Lenders, the Super-Required Lenders or all of the Lenders, as the case may be, to pursue a course of action: (i) to proceed to exercise all or some of the remedies provided in Article 9 and such other remedies as the Agent shall reasonably determine to be necessary and/or (ii) for a period not to exceed thirty (30) days after the end of the ten (10) Business Days following the Lenders' receipt of any such Notice of Default, to forbear from exercising all or some of the remedies provided in Article 9. In the event that the Required Lenders, the Super-Required Lenders or all of the Lenders, as the case may be, have not agreed upon a course of action within the thirty
(30) day period described in subpart (ii) of the foregoing sentence, then the Agent shall have the right (but not the obligation), to commence to take such action or actions, assert such rights, exercise such remedies or refrain from taking such actions with respect thereto, including, without limitation accelerating the Loans, as the Agent shall reasonably determine to be necessary to protect and enforce the interests and rights of the Lenders and all of the Lenders shall cooperate fully in connection with the course of action so determined by the Agent; provided, however, that in the case of an Event of Default pursuant to Section 8.1 or Section 8.2 hereof, if the Required Lenders or the Super-Required Lenders, as the case may be, have not otherwise agreed, the Agent shall not waive any such Event of Default described therein.

           10.3.3  Each of the Lenders shall, within five (5) Business
Days following request therefor in writing, accompanied by reasonably sufficient supporting materials, pay to the Agent its Committed Share of all costs and expenses incurred by the Agent in the exercise of its rights and obligations hereunder, including, without limitation, those costs and expenses described in Section 11.20 not previously paid or reimbursed to the Agent by the Borrowers (the "Agent's Expenses").

           Mortgaged Properties or other Collateral after the occurrence of any Event of Default (upon the institution of foreclosure proceedings or otherwise) the Agent shall collect all sales proceeds, rents and other operating revenues and pay all expenses incurred by it in connection with the management of the Mortgaged Properties or other Collateral. All management and other fees and expenses paid by the Agent shall be deducted from the rents and/or sales proceeds collected, or if such rents and sales proceeds are insufficient, such fees and expenses shall be paid by the Agent and such fees and expenses shall be deemed Agent's Expenses as defined in
Section 10.3.3; and each Lender shall, within five (5) Business Days following request therefor, accompanied by reasonably sufficient supporting materials, pay to the Agent upon demand such Lender's Committed Share thereof.

           10.3.5 In the event of a foreclosure sale of all or a portion of the Mortgaged Properties or other Collateral, the Agent shall bid at the foreclosure sale to raise any bid made by others at said sale, up to the highest price agreed upon by the Required Lenders, or if the Required Lenders shall not agree thereon within ten (10) Business Days following request therefor by the Agent, the highest price determined by the Agent in the exercise of its reasonable discretion, not to exceed the amount of the judgment. Upon completion of a foreclosure sale and the conveyance of such Mortgaged Properties or other Collateral to the highest bidder, the Agent shall render an accounting for all monies received and monies expended between the date of taking possession of such Mortgaged Properties or other Collateral and the date of conveyance to the highest bidder, including, without limitation the Agent's Expenses in connection with such foreclosure and sale. If the highest bidder shall be someone other than the Agent, then, upon receipt from the highest bidder of the amount of the bid, the Agent will remit to each Lender its Actual Share of the net amount received from the sale to such Lender, which amount shall be net of all Agent's Expenses incurred by Agent not previously reimbursed by such Lender to the Agent. If the highest bidder shall be the Agent, then the Agent will cause to be executed, delivered and recorded deeds as to such Mortgaged Properties or other Collateral to the Lenders, or their nominees, as tenants in common, as soon as is practicable. In the event that any of the Mortgaged Properties or other Collateral are so deeded to the Lenders or their nominees, as tenants in common, the Lenders or their nominees waive all statutory or common law rights of partition, or other similar rights and remedies with respect to such Mortgaged Properties and other Collateral. If the highest bidder shall be the Agent, then this Agreement shall continue in force and effect during such ownership of the Mortgaged Properties and other Collateral and this Agreement shall govern the rights and obligations of the parties in connection with such ownership, provided, however, that as soon as reasonably possible following delivery of title to the Mortgaged Properties and/or other Collateral to the Lenders, as tenants in common, the Agent shall prepare a comprehensive business plan with respect to the management, development and/or disposition of the Mortgaged Properties and other Collateral (the "Disposition Plan"); upon the approval of the Required Lenders to the Disposition Plan, the Agent shall proceed to put into effect the course of action required by such Disposition Plan.

           10.3.6 Upon the consent of the Super-Required Lenders, the Agent may, in connection with the sale of all or a portion of the Mortgaged Properties or other Collateral, take back from the purchaser thereof a purchase money obligation and mortgage instrument and/or security interest therein. If a purchase money obligation and mortgage instrument or security interest shall be taken in part payment for the sale of any of the Mortgaged Properties or other Collateral acquired by the Lenders or their nominees, as the case may be, such Lenders or nominees hereby agree to enter into an agreement with respect to such obligation and mortgage instrument or security interest, defining their rights in the same, in accordance with their respective Actual Shares, which agreement shall be in all material respects similar to this Agreement, to the extent this Agreement is appropriate or applicable. In the absence of any such agreement, the obligation and mortgage instrument or security interest shall be held by the Agent for the ratable benefit of the Lenders or their nominees, in accordance with their Actual Shares, and shall be subject to the terms of this Agreement to the extent applicable.

           10.3.7 The Agent, upon the consent of the Required Lenders, or upon the failure of the required Lenders to grant consent within ten (10) Business Days following written request therefor, shall have the right to employ such Persons (including, without limitation, attorneys) in connection with the enforcement of any rights under this Agreement or the other Loan Documents or in connection with the administration of the Loans, other than the routine safekeeping of documents, the receipt of monies, the disbursement of monies, the bookkeeping thereof and the rendering of statements thereof; and the Lenders shall promptly pay to the Agent their Committed Shares of the fees and expenses of such other Persons, to the extent that the same shall not be promptly reimbursed to the Agent by the Borrowers or out of the Collateral, and such fees and expenses shall be deemed Agent's Expenses as defined in
Section 10.3.3. The Lenders shall have the right to an accounting for any and all Agent's Expenses incurred by the Agent in connection with any such employment of attorneys or other Persons.

     10.4 Rights as a Lender. With respect to its Committed Share of the Commitments and Actual Share of the Loans, the Agent (and any successor acting as Agent) shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its capacity as a Lender. In the event of the termination of the Agent's status as Agent hereunder, it shall retain all of its rights and obligations in its capacity as a Lender and same shall survive and continue in full force and effect, including, without limitation, the right to receive its Actual Share of any amounts of principal, interest, Facility Fees, late fees and expenses due under or in connection with the Loans to the extent recovered in immediately available funds, by any successor Agent, and also including its right to an accounting for any and all expenses incurred by such successor Agent in connection with any enforcement actions with respect to the Loans.

     10.5  Indemnification.

           10.5.1 The Lenders agree to indemnify the Agent and its officers, directors and shareholders (to the extent not reimbursed by the Borrowers hereunder and without limiting the Obligations of the Borrowers hereunder) ratably in accordance with their respective Committed Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrowers are obligated to pay hereunder) or the administration or enforcement of any of the terms hereof or thereof or of any such other documents, including, without limitation, in connection with the exercise of any rights or the taking of any action at the direction of the Required Lenders or all of the Lenders, as the case may be; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent as determined by a final judgment of a court of competent jurisdiction.

           10.5.2 Except for action expressly required of the Agent hereunder and under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

     10.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by any Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any of the Borrowers.

     10.7 Resignation of the Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers. Upon any such resignation the Required Lenders shall appoint a successor Agent, which shall have an S&P rating of not less than BBB+ (Long and Short Term Debt). Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this
Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     10.8  Removal of the Agent.

           10.8.1 Subject to a showing of gross negligence or willful misconduct, all of the other Lenders, acting unanimously, may require the Agent to resign at any time by providing such Agent and the Borrowers with a written request from all such other Lenders for such Agent's resignation.

           10.8.2 In the event that the Agent's Committed Share of all of the Commitments shall in the aggregate at any time be less than the lesser of
(x) five percent (5%) of the total amount of all of the Commitments and (y) $5,000,000.00, the Agent shall resign.

           10.8.3 Upon any required resignation of the Agent under this Section, the Required Lenders shall appoint another Lender as successor Agent; provided that such Lender satisfies the qualifications for a successor Agent upon the voluntary resignation of an Agent pursuant to Section 10.7 or, if none, another entity meeting those qualifications.

     10.9 Consents under Loan Documents. Notwithstanding the provisions of this Agreement which provide that certain matters require the consent or approval of the Required Lenders, the Agent and the Lenders hereby agree that:
(a) the following matters shall require the consent of the Super-Required
Lenders: (i) any event described in Section 7.8, (ii) the waiver of any Event of Default described in Section 8.1, or arising out of a breach of any of the financial covenants set forth in Section 6.13; and (b) the following matters shall require the consent of all of the Lenders: (i) any increase or extension of the Commitment of any Lender (except pursuant to any assignment made under the terms of Section 11.21.2); (ii) the postponement or delay of any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Agent, the Lenders, or any of them, hereunder or under any other Loan Documents; (iii) any reduction or forgiveness of any outstanding principal or interest; (iv) any change in any Effective Rate specified herein or in the Notes, with respect to the Loans; (v) any reduction or forgiveness of any Facility Fees, late fees or other fees or other amounts payable hereunder or under any other Loan Document; (vi) any change in the percentage of the Committed Shares required for the Lenders or any of them to take any action hereunder; (vii) any amendment of this Section or any provision herein providing for consent or any other action by the Required Lenders, the Super-Required Lenders, or all of the Lenders; (viii) any release of any Collateral or other termination of any Lien under the Mortgage or any other Security Document, except that the Agent may grant a Partial Release therefrom pursuant to the terms of Section 3.2; or
(ix) any release of any of the Borrowers from their Obligations. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent, in addition to the Required Lenders, the Super-Required Lenders, or all of the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or under any other Loan Document.

     10.10 Collateral Matters.

           10.10.1 Except as otherwise expressly provided for in this Agreement, and subject to the provisions of Section 10.1, the Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered, or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as a Lender and that the Agent shall have no duty or liability whatsoever to any other Lender, other than liability for its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

           10.10.2 Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders' security interest in assets which, in accordance with Article 9 of the Code can be perfected only by possession. Should any Lender (other than the Agent) have or obtain possession of any such Collateral, such Lender shall notify the Agent thereof and shall hold such Collateral for the benefit of the Lenders or, promptly upon the Agent's request therefor, shall deliver such Collateral to the Agent or in accordance with the Agent's instructions.

     10.11 Representations and Warranties. Each Lender hereby represents and warrants to the other Lenders that:

           10.11.1 Its execution and delivery of this Agreement has been duly authorized; it has full power and authority to execute this Agreement; and

           10.11.2 It has reviewed all of the Loan Documents and is familiar with the terms thereof and hereby approve same.

           10.11.3 Neither the Agent nor any other Lender shall be deemed to have made any other representations or warranties, express or implied, including, without limitation, any representation or warranty as to the collectibility of the Loans, the enforceability of the Loan Documents, the continued Solvency of the Borrowers or the continued existence, sufficiency or value of the Mortgaged Properties or any other Collateral. Neither the Agent nor any other Lender shall be responsible in any manner to any other Lender for: (a) the effectiveness, enforceability, genuineness, validity or the execution of, this Agreement or any of the other Loan Documents, or any other documents, agreements or instruments; (b) any representation, warranty, document, certificate, report or statement therein made or furnished under or in connection with any of the Loan Documents; (c) the adequacy of Collateral for the Obligations of the Borrowers under any of the Loan Documents; (d) the existence, priority or perfection of any lien or security interest granted or purported to be granted in connection with any of the Loan Documents; or
(e) the observance of or compliance with any of the terms, covenants or conditions of the Loan Documents on the part of the Borrowers.

     10.12 Other transactions with the Borrower. The Agent and any other Lender and its respective affiliates may, subject to the provisions of
Section 2.9.1: (i) accept deposits from, lend money to, act as trustee under indentures for, and generally engage in any kind of business with any of the other Borrowers or their respective Subsidiaries and Affiliates and any Person who may do business with any of them; (ii) exercise rights of offset against any such Borrower or Subsidiary or Affiliate with respect to any other Loans to same; (iii) take, as collateral for any such other Loans, any property of such Borrowers or Subsidiaries or Affiliates (excepting any Mortgaged Properties or other Collateral, unless previously released from the Lien of the Security Documents), all without any duty to account therefor to any other Lender.


                    ARTICLE 11.  MISCELLANEOUS

     11.1 Course of Dealing; Amendment; Supplemental Agreements. No course of dealing between the parties hereto shall be effective to amend, modify, or change any provision of this Agreement. This Agreement may not be amended, modified, or changed in any respect except by an agreement in writing signed by the party against whom such change is to be enforced, and, in any event, subject to the terms of Section 10.9. The parties hereto may, subject to the provisions of this Section, from time to time, enter into written agreements supplemental hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the parties hereunder.

Any such supplemental agreement in writing and executed by the parties shall be binding upon the parties thereto.

     11.2 Waiver By Agent or Lenders of Requirements. No failure on the part of the Agent or Lenders to exercise, and no delay in exercising, any right, power or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof or waiver of any Event of Default, nor shall any single or partial exercise by the Agent or Lenders of any right, power or remedy exercised under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or remedy of the Agent or Lenders. No modification or waiver of any provision of this Agreement or of any provision of any other Loan Document, nor consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by Agent, with the consent of the Required Lenders, or to the extent required by any other provision of this Agreement, including, without limitation, Section 10.9, the Super-Required Lenders or all of the Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given.

     11.3  Intentionally Deleted.

     11.4  Notices.

           11.4.1 Notwithstanding any provisions to the contrary contained in the other Loan Documents, all notices, requests and demands to or upon the Agent and any Borrower party to this Agreement, pursuant to any Loan Document, shall be deemed to have been given or made when delivered by hand, delivered by nationally recognized overnight courier service next Business Day delivery, delivered by telecopy (upon confirmation of receipt received on a Business Day), or three (3) Business Days after deposit in the U.S. mail, postage prepaid by registered or certified mail, return receipt requested, addressed as follows or to such other address as may be hereafter designated in writing by one party to the other:

           Borrowers:            c/o Arvida/JMB Partners, L.P.
                                 900 North Michigan Avenue
                                 Chicago, Illinois 60611-1575
                                 Attn:  Mr. Stephen A. Lovelette
                                 Telecopy No. (312) 915-2310

           With a Copy to:       White & Case
                                 200 South Biscayne Boulevard
                                 Suite 4900
                                 Miami, Florida 33131
                                 Attn:  H. William Walker, Jr., Esq.
                                 Telecopy No. (305) 358-5744

           and With a Copy to:   Arvida Company
                                 7900 Glades Road, 2nd Floor
                                 Boca Raton, Florida  33434
                                 Attn: John Baric, Esq.
                                 Telecopy No. (561) 479-1227

           Agent and             Barnett Bank, N.A.
           Lenders:              One East Broward Boulevard
                                 Fort Lauderdale, Florida 33301
                                 Attn: Brian K. Davis,
                                       Vice President
                                 Telecopy No. (954) 765-1506

           With a Copy to:       Holland & Knight
                                 701 Brickell Avenue, Suite 3000
                                 Miami, Florida 33131
                                 Attn:  Robert H. Smith, Esq.
                                 Telecopy No. (305) 789-7799

           11.4.2 At the discretion of the Agent, the Agent may require that all communications, directions and requests, including, without limitations, Requests for Advances, Requests for Letters of Credit and Requests for Releases, be executed by a person or persons expressly designated by the Borrowers as having the authority to make any such communication, direction, or request to the Agent hereunder.

           11.4.3 All communications among the Lenders shall be deemed to have been given or made when delivered by hand, by nationally recognized overnight courier service, next day Business Day delivery or when deposited in the U.S. Mail, postage prepaid by registered or certified mail, return receipt requested, addressed as set forth on Schedule 2.10.3 hereof, or such other address as may hereafter be designated in writing by any such Lender, or when delivered by telex, telecopy, telephone or other teletransmission, to the extent permitted or required hereunder, pursuant to the instructions set forth on Schedule 2.10.3, or as same may hereafter be designated in writing by any such Lender, (but in no event later than three (3) Business Days prior to the effective date thereof).

     11.5 No Waiver; Cumulative Remedies. No omission or failure of the Agent or Lenders to exercise and no delay in exercising by the Agent or Lenders of any right, power, or privilege hereunder, shall impair such right, power, or privilege, shall operate as a waiver thereof or be construed to be a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided in the Loan Documents are cumulative and not exclusive of any rights or remedies provided by law, and the warranties, representations, covenants, and agreements made therein shall be cumulative, except in the case of irreconcilable inconsistency, in which case the provisions of this Agreement shall control.

     11.6 Reliance Upon, Survival of and Materiality of Representations and Warranties, Agreements, and Covenants. All representations and warranties, agreements, and covenants made by the Borrowers in the Loan Documents are material and shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by the Lenders, and shall survive the execution and delivery of the Loan Documents and the making of the Loan or Loans herein contemplated, and shall continue in full force and effect so long as any Obligations owed to the Lenders by the Borrowers pursuant hereto or so long as there shall be any Commitment by the Lenders to make Loans to the Borrowers hereunder. All statements contained in any certificate or other paper delivered to the Lenders at any time by or on behalf of the Borrowers pursuant hereto shall constitute representations and warranties by the Borrowers hereunder.

     11.7  Limitation on Liability of Lenders.

           11.7.1 The Agent, the Lenders and their designees, and their respective directors, officers, employees, attorneys and agents (the "Indemnified Persons") shall not incur any liability (other than for a Person's own acts or omissions amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by a governmental authority having jurisdiction) for any acts and omissions arising out of or related directly or indirectly to this Agreement, or any other Loan Document; and the Borrowers hereby expressly waive any and all claims and actions (other than those attributable to a Person's own acts or omissions amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by a governmental authority having jurisdiction) against the Indemnified Persons, arising out of or related directly or indirectly to any and all of the foregoing acts, omissions and circumstances.

           11.7.2 Neither Agent nor the Lenders nor any of the Indemnified Persons shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or for any acts or omissions of the beneficiaries thereunder in connection therewith; (b) the form, validity, sufficiency, accuracy, genuineness, or legal effect of documents, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent, or forged; (c) payment by the Agent against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit.
In furtherance and not in limitation of the foregoing, the Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                   11.7.2.1 The Borrowers hereby agree at all times to protect, indemnify and save harmless the Agent (but not the other Lenders) and the Agent's Indemnified Persons from and against any and all claims, actions, suits, proceedings, damages, losses, liabilities, costs, counsel fees, and other expenses of any kind whatsoever which the Agent (but not the other Lenders) or the Agent's Indemnified Persons may sustain or incur (or which may be claimed against the Agent (but not the other Lenders) or any of the Agent's Indemnified Persons by any Person or entity whatsoever), by reason of or in connection with the issuance of or payment under any Letter of Credit; it being the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Agent (but not and the other Lenders) and the Agent's Indemnified Persons against any and all risks involved in the issuance of any Letter of Credit, all of which risks are hereby assumed by the Borrowers, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority. The Agent and Lenders and Indemnified Persons shall not, in any way, be liable for any failure by the Agent to pay any draw under any Letter of Credit as a result of any such governmental act or omission or any other cause beyond the control of the Agent or Lenders.

                   11.7.2.2  Notwithstanding anything herein to the
contrary contained in this Section 11.7, the Borrowers shall not be required to indemnify the Agent or Lenders or Indemnified Persons for any claims, actions, suits, proceedings, damages, losses, liabilities, costs, counsel fees, or other expenses to the extent, but only to the extent, caused by
(a) the willful misconduct or gross negligence of the Agent or Lenders under or in connection with this Agreement or any other Loan Documents or the transactions contemplated hereby, including, without limitation, in determining whether a sight draft or certificate presented under the Letter of Credit complies with the terms of the Letter of Credit or (b) the Agent's willful or grossly negligent failure to pay under the Letter of Credit after the presentation to it by the beneficiary thereof of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit. The agreements in this Section shall survive repayment of all other amounts payable hereunder or pursuant thereto, now or in the future.

                   11.7.2.3  Notwithstanding anything herein to the
contrary, under no circumstance shall an Indemnified Person be responsible or liable to any other party hereto, any successor, assignee or third-party beneficiary of such Person or any other Person asserting claims derivatively through such party, for indirect, punitive, exemplary or consequential damages which may be alleged as a result of credit having been extended under the Loan Documents or otherwise in connection with any transaction contemplated herein or under any other Loan Documents.

                   11.7.2.4  Without limiting the generality of the
foregoing, in any suit, proceeding or action brought by the Agent or the Lenders relating to any Account, General Intangible, Instrument or Equipment, or any sum owing thereunder, or to enforce any provision of any Account or General Intangible, Borrowers shall save, indemnify and keep the Agent and the Lenders and Indemnified Persons harmless from and against all expenses, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder arising out of a breach by any Borrower of any obligation thereunder or arising out of any other agreement, indebtedness, or liability at any time owing to, or in favor of, such obligor or successors from any Borrower and all such obligations of the Borrowers shall be and remain enforceable against and only against the Borrowers and shall not be enforceable against the Agent or the Lenders or the Indemnified Persons or any of them.

                   11.7.2.5 The Borrowers hereby acknowledge and agree that neither the Agent nor any Lender nor any Indemnified Person (i) is now or ever has been in control of any of the Collateral or the affairs of the Borrowers or (ii) has the capacity through the provisions of the Loan Documents to influence the conduct of the Borrowers with respect to the ownership, operation or management of the Collateral.

     11.8 Liens; Setoff. The Borrowers hereby grant to the Agent and the Lenders a continuing Lien to secure all Obligations of the Borrowers to the Agent and the Lenders whether created hereunder, pursuant hereto, or otherwise upon any and all monies, securities and other property of the Borrowers and the proceeds thereof, now or hereafter held or received by or in transit to, the Agent or the Lenders from or for the Borrowers, and also upon any and all deposits (general or special) and credits of the Borrowers, if any, at the Agent or any Lender, at any time existing, including, without limitation, the Bank Accounts. Upon the occurrence of any uncured Event of Default, the Agent and the Lenders are hereby authorized at any time and from time to time, without notice to the Borrowers, to set off, appropriate, and apply any or all items hereinabove referred to against all Obligations of the Borrowers owed to the Agent and the Lenders, whether under the Loan Documents or otherwise, whether now existing or hereafter arising. The Agent and the Lenders shall be deemed to have exercised such right of setoff and to have made a charge against such items immediately upon the occurrence of such Event of Default although made or entered on their respective books subsequent thereof.

     11.9 Severability and Enforceability of Provisions. In the event that any one or more of the provisions of the Loan Documents is determined to be invalid, illegal, or unenforceable in any respect as to one or more of the parties, all remaining provisions nevertheless shall remain effective and binding on the parties thereto and the validity, legality, and enforceability thereof shall not be affected or impaired thereby. If any such provision is held to be illegal, invalid, or unenforceable, there will be deemed added in lieu thereof a provision as similar in terms to such provision as is possible, that is legal, valid, and enforceable. To the extent permitted by applicable law, the parties hereby waive any law that renders any such provision invalid, illegal, or unenforceable in any respect.

     11.10 Obligations Absolute. The Obligations of the Borrowers under this Agreement are primary, absolute, independent, unconditional, and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation, the following circumstances:

           11.10.1 Any lack of validity or enforceability of any portion of any Letter of Credit, this Agreement, or any agreement or instrument relating thereto;

           11.10.2 Any amendment or waiver of or any consent to or actual departure from any Letter of Credit, this Agreement, or any agreement or instrument relating thereto;

           11.10.3 Any exchange, release, or non-perfection of any Collateral;

           11.10.4 The existence of any claim, setoff, defense or other right which any Borrower may have at any time against any beneficiary of any Letter of Credit (or any persons or entities for whom such beneficiary may be acting), or any other Person or entity, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or therein, or any unrelated transaction;

           11.10.5 Any demand, certificate, statement, sight draft, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

           11.10.6 Payment by the Agent under any Letter of Credit against presentation of a demand, draft, or certificate which does not comply with the terms of the Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Agent;

           11.10.7 Any delay, extension of time, renewal, compromise, or other indulgence or modification granted to or agreed by the Agent or Lenders, with or without notice to or approval by the Borrowers in respect of any of the Borrowers' Obligations to the Lenders under this Agreement; or

           11.10.8 The failure of the Agent to give any notice to the Borrowers hereunder.

     11.11 Waiver of Notice, Etc. Except as otherwise provided for in this Agreement, the Borrowers waive, to the fullest extent permitted by applicable law, (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of the Loan Documents and hereby ratify and confirm whatever the Agent or the Required Lenders may do in this regard, (b) all rights to notice of, and a hearing prior to, the Agent's taking possession or control of, or to the Agent's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of Agent's remedies, and (c) the benefit of all stay, moratorium, redemption, valuation, appraisal and exemption laws and laws requiring the marshalling of assets, provided, however, the foregoing is not intended and shall not have the effect of clogging any Borrowers' equitable or statutory right of redemption prior to any foreclosure sale.

     11.12 Governing Law, Venue, and Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without application of conflict of law principles, except as expressly provided in any Loan Document, including, without limitation, any Security Document which shall specify the law of such jurisdiction where the Collateral encumbered thereby shall be located. The Borrowers and the Lenders waive any plea of jurisdiction as not being a resident of, or being located or conducting business in, Broward County, Florida and agree that any litigation or action directly or indirectly connected with this Agreement or any other Loan Document, shall, at the Agent's election, take place and be litigated in either the Circuit Court of Broward County, Florida, or in the United States District Court for the Southern District of Florida. The Agent shall not, however, be required to bring any action in either or both of such courts and may bring such action in any other court where jurisdiction and venue may exist. The Borrowers and the Lenders waive any right which they may have, with respect to any litigation or action directly or indirectly connected with this Agreement or any other Loan Document, to: (a) remove such litigation or action from any state court to a federal court, or (b) to require that any such litigation or matter take place in any federal court, instead of a state court.

     11.13 Trial by Jury. THE BORROWERS AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THAT IT OR THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, DIRECTLY OR INDIRECTLY, BASED ON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE LOANS AND FACILITIES CONTEMPLATED HEREBY, OR IN ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER WRITTEN OR ORAL) OR ACTIONS OR OMISSIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.14 Usury. Anything in the Loan Documents to the contrary notwithstanding, at no time shall the Borrowers be obligated or required to pay interest on the principal balance of the Loans or any draw made under a Letter of Credit or under the Loan Documents, at a rate which could subject the Lenders to either civil or criminal liability as a result of interest being in excess of the maximum rate the Borrowers are permitted by law to contract or agree to pay. If, by the terms of this Agreement, the Loans, the Letters of Credit or any other Loan Document, the Borrowers are at any time required or obligated to pay interest on the principal balance of the Loans, or any draw under a Letter of Credit, or under any of the other the Loan Documents, at a rate in excess of such maximum rate, the rate of interest thereunder shall be deemed to be immediately reduced to such maximum rate, and such interest and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of the Loans and any draws under a Letter of Credit, as of the date such payment was made.

     11.15 Recapture and Duration of Interest in Collateral.
Notwithstanding any provision of the Loan Documents now or hereafter to the contrary or any future act, statement or writing by any Lender to the contrary, to the extent that the Agent or any Lender receives any payment or payments by or on behalf of the Borrowers, which payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to such Borrower, its respective estates, trustees, receivers, custodians or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated and included within the Obligations of the Borrowers as of the date such initial payment, reduction, or satisfaction occurred and shall remain secured by all of the Collateral.

     11.16 Reproduction of Documents. The Loan Documents including, without limitation: (a) consents, waivers and modifications which may hereafter be executed, (b) documents, instruments and agreements received by the Lenders at the signing of this Agreement, and (c) financial statements, certificates and other information previously or hereafter furnished to the Lenders, may be reproduced at any time by the Lenders by any photographic or microfilm, micro-card, miniature, or other similar process and the Lenders may destroy any original document reproduced. The Borrowers agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Lenders in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     11.17 Incorporation By Reference of Certain Laws and Regulations. The Lenders are subject to various state and federal laws, and to the rules and regulations of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve Board. As they may apply (a) such laws, rules, and regulations are incorporated by reference as part of this Agreement, and shall prevail over the terms of this Agreement if any conflict may exist between the requirements of such laws, rules, and regulations, and the terms of this Agreement and (b) to the extent that the Lenders' power and authority to perform the obligations on the part of the Lenders to be performed under this Agreement or any other Loan Document, now or in the future, may be limited or regulated thereby, the Lenders are hereby excused from such performance.

     11.18 Accrual of Interest Under the Notes. Interest under any Advances shall commence to accrue as of the date any Advance is credited to the Borrowers' disbursement accounts at the Agent, or a draw occurs under any Letter of Credit, notwithstanding whether the Borrowers shall receive the benefit of such monies as of such date.

     11.19 Monies. All references to monies in this Agreement or any other Loan Document shall be deemed to mean lawful monies of the United States of America.

     11.20 Intentionally Deleted.

     11.21 Successors and Assigns.

           11.21.1 This Agreement and the other Loan Documents shall be binding upon the parties hereto and thereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and thereto, and, to the extent permitted herein, their respective successors and assigns. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Notes hereunder, and in the event of any such assignment or transfer by any Lender permitted hereunder, the rights and privileges therein conferred upon such Lender shall automatically extend to and be vested in such assignee or transferee, and such Lender shall be relieved of all liability thereunder. The Borrowers may not assign any of their rights or obligations under the Loan Documents without the prior written consent of the Agent.

           11.21.2 No Lender shall have any right at any time to assign, or to transfer a participation interest in, any or all of its Committed Shares or other rights or obligations hereunder, except to a successor by way of merger, acquisition, consolidation or similar restructuring, without the prior consent in writing of all of the other Lenders, which may be withheld at such Lenders' sole discretion, and the prior consent in writing of Arvida, which shall not be unreasonably withheld or delayed (and shall be deemed given if Arvida shall not respond to a request for consent thereto within five (5) Business Days), provided, however:

                   11.21.2.1 A Lender may assign any or all of its Committed Shares (and Actual Shares) and other rights and obligations hereunder to all or any of the Lenders. In the event that any Lender (an "Assignor Lender") shall desire to assign any of its interest in its Committed Shares (and Actual Shares) or other rights and obligations hereunder, such Assignor Lender shall notify the Agent and all other Lenders, in writing (a "Notice of Proposed Assignment"), no later than sixty (60) days prior to the proposed date of such assignment, which Notice of Assignment shall specify the percentage of the Committed Shares (and Actual Shares) intended to be so assigned (a "Tendered Committed Share") which in any event shall not represent less than $10,000,000.00 of the total of all of the Commitments established hereunder, prorated as to such Commitments and Advances thereunder. Within such sixty (60) days, each Lender wishing to take the assignment of all of or a portion of such Tendered Committed Share (each an "Assignee Lender") shall notify the Agent and the Assignor Lender of its interest and the maximum percentage amount of such Tendered Committed Share which such Assignee Lender wishes to take assignment of, which maximum percentage of such Tendered Committed Shares shall not represent less than $5,000,000.00 of the total of all of the Commitments established hereunder (a "Notice of Interest"). If only one such Lender shall deliver a Notice of Interest, it shall be entitled to acquire either the entirety of such Tendered Committed Share or such Assignee Lender's expressed maximum percentage share thereof. In the event that more than one Lender shall deliver a Notice of Interest, each such Lender shall be entitled to acquire the lesser of (i) its expressed maximum percentage share of such Tendered Committed Share and (ii) the product of the Tendered Committed Share times a fraction, the numerator of which is such Assignee Lender's Committed Share of the Commitments and the denominator of which is the sum of the Committed Shares of all of the Lenders who shall have delivered a Notice of Interest.

                   11.21.2.2 In the event that an Assignor Lender shall not have succeeded in assigning the entire amount of its Tendered Committed Share to one or more of the other Lenders, pursuant to Section 11.22.2.1, above, such Assignor Lender shall have the right, subject to the prior consent in writing of Arvida, which shall not be unreasonably withheld or delayed (and shall be deemed given if Arvida shall not respond to a request for consent thereto within five (5) Business Days), to either (i) assign increments (each not less than $5,000,000.00) of the balance of its remaining Committed Shares (and Actual Shares) to a financial institution or institutions which shall have an S&P rating of BBB+ (Long and Short Term Debt) or greater, provided, however, that such Assignor Lender shall retain Committed Shares which shall not be less than $5,000,0000, and if the balance of such Assignor Lender's Committed Shares after assignments to the other Lenders as set forth in
Section 11.21.2.1, above, shall be less than $5,000,000, such Assignor or Lender shall not be entitled to further assign its Committed Share, or
(ii) grant participations in all or a portion of the remainder of such Tendered Committed Share, to any other Person, provided that (i) all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation and the participating Lender shall remain a Lender for all purposes under this Agreement, (ii) any such participation will be made in compliance with all applicable local, state and federal laws, rules and regulations, (iii) any such participation shall be divided prorata among the participating Lender's Committed Shares of the Loans and (iv) such Lender shall not grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or the Loan Documents. In the case of any participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents entered into in connection herewith (the participant's rights against such Lender in respect of such participation to be those set forth in the participation or other agreement executed by such Lender and the participant relating thereto) and all amounts payable to any Lender hereunder shall be determined as if such Lender had not sold such participation. Except as otherwise provided herein, no Lender shall, as between the Borrowers and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or garnering a participation in, all or any part of the Advances or other obligations owed to such Lender. Subject to the provisions of Section 11.28, any Lender permitted to sell participations under this Section may furnish any information concerning the Borrowers from time to time to assignees and participants (including prospective assignees and participants). At the request of any Lender, each Borrower shall certify the correctness, completeness and accuracy and all descriptions of the Borrowers and their affairs and the Collateral for the Loans.

                   11.21.2.3 Upon the effective date of any such assignment pursuant to this Section 11.21.2, the Committed Shares of the Assignor Lender and each of the Assignee Lenders shall be deemed to be adjusted in accordance with such assignment. In connection with any such assignment, the Borrowers agree to execute and deliver to the Assignee Lender appropriate renewal Notes, in the aggregate amount of the assigned Committed Shares. With respect to the fees and expenses in connection with the consummation of any such assignments, including, without limitation, attorneys' fees and expenses, the Assignor Lender shall pay to the Agent fifty percent (50%) of such expenses and the Assignee Lenders shall pay the remaining fifty percent (50%) of such expenses, each in proportion to their respective shares in such assignment.

     11.22 Counterparts; Effective Date. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in any number of separate counterparts, no one of which need contain all of the signatures of the parties, and as many of such counterparts as shall together contain all of the signatures of the parties shall be deemed to constitute one and the same instrument. A set of the counterparts of this Agreement signed by all parties hereto shall be delivered to and held by the Agent. This Agreement shall become effective upon the receipt by the Agent of signed counterparts of this Agreement from each of the parties hereto or telecopy confirmation of the signing of counterparts of this Agreement by each of the parties hereto.

     11.23 Joint and Several Loans.

           11.23.1 Each of the Borrowers agrees that it is jointly and severally, directly and primarily liable to the Agent and each of the Lenders for payment and performance in full of all of the Obligations owing to each such Lender and/or the Agent, and that such liabilities are independent of the duties, obligations and liabilities of each of the Borrowers as joint and several Borrowers.

           11.23.2 Each of the Borrowers agrees that any release which may be given by the Agent or any Lender (subject to the provisions of this Agreement) to any or all of the Borrowers shall not release any of the Borrowers from its respective Obligations hereunder which is not specifically so released.

           11.23.3 Each of the Borrowers hereby waives any right to assert against the Agent and the Lenders and each of them any defense (legal or equitable), setoff, counterclaim (other than a compulsory counterclaim) or claim which any of the Borrowers individually (and not in common with any other Borrower) may now or any time hereafter have against any Borrower or any party liable to the Agent or any Lender in any manner whatsoever, provided the foregoing shall not constitute a waiver of any such Borrower's right to assert any such defense, set-off, counterclaim, or claim against such other Person.

           11.23.4 Any and all present and future indebtedness of the Borrowers to any one or more of them, as the case may be, is hereby subordinated to the full payment and performance of the Loans and other Obligations of the Borrowers hereunder and/or under the other Loan Documents.

           11.23.5 Each of the Borrowers is presently informed as to the financial condition of each of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Loans and the other Obligations and indebtedness of each of the Borrowers hereunder and/or under the other Loan Documents. Each of the Borrowers hereby covenants that it will continue to keep itself informed as to the status of each of the Borrowers and all circumstances which bear upon the risk of nonpayment. Each of the Borrowers hereby waives any and all rights that it may have to require the Agent or any Lender to disclose to any of the Borrowers any information which the Agent or any such Lender may now or hereafter acquire concerning the condition or circumstances of the Borrowers or any of them, except that the Agent and the Lenders agree, upon written request of the Borrowers, to provide to the Borrowers a statement of the balance outstanding under the Loans.

           51\CHAR Except as expressly provided herein, each of the Borrowers waives all rights to notices of Events of Default, the existence, creation or recurring of new or additional indebtedness or Obligations and all other notices or formalities to which the Borrowers, as joint and several Borrowers hereunder, may be entitled.

           11.23.7 At the request of the Borrowers, to facilitate and expedite the administration and accounting processes and procedures of their borrowings, the Lenders have agreed, in lieu of maintaining separate loan accounts on the Agent's books in the name of each of the Borrowers, the Agent may maintain a single loan account with respect to each of the Term Loan, Line of Credit and Letter of Credit Commitment, under the names of the Borrowers (individually, a "Loan Account" and collectively, the "Loan Accounts"). Loans shall be made and Letters of Credit shall be issued jointly and severally to or for the account, as the case may be, of each and all of the Borrowers, together with all interests and other charges as permitted under and pursuant to this Agreement. The applicable Loan Accounts shall be credited with all repayments of the Loans and reimbursements with respect to Letters of Credit received by the Agent from the Borrowers and each of them, pursuant to the terms of this Agreement.

           11.23.8 Each of the Borrowers expressly agrees and acknowledges that the Agent and the Lenders shall have no responsibility to inquire into the correctness of the proportionment or allocation of any disposition by any Borrower of any Advances, any of the Letters of Credit or any of the expenses or other items charged to the Loan Accounts pursuant to this Agreement. All Loans, Letters of Credit and such expenses and other items shall be made for the collective, joint and several account of the Borrowers and shall be charged to their respective Loan Accounts.

           1\CHARA Each of the Borrowers agrees and acknowledges that the administration of the Loans in a combined basis as set forth in this Section is being done as an accommodation for the Borrowers and at their request, and that the Agent and the Lender shall incur no liability to any of the Borrowers as a result thereof. To induce the Agent and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify and hold the Agent and the Lenders harmless from and against any and all liabilities, expense, loss, damage, claim of damage or injury, made against the Agent or any of the Lenders by any of the Borrowers or any other Person, arising from or incurred by reason of such administration of the Loans.

           11.23.10Each of the Borrowers represents and warrants to the Agent and the Lenders that the collective administration of the Loans is being undertaken by the Agent and the Lenders pursuant to this Section because the Borrowers are integrated in their operations and administration and require financing on a basis permitting the availability of credit from time to time to each of the Borrowers. Each of the Borrowers hereby acknowledges and agrees that each of them will derive substantial benefit, directly and indirectly, from such collective administration and credit availability because the successful operations of each of the Borrowers is enhanced by the continued successful performance of the integrated group.

           11.23.11Notwithstanding anything to the contrary in this Agreement, the Notes, the Mortgages, the Security Documents or other Loan Documents, the maximum liability of any Borrower, other than Arvida, for the Obligations created, evidenced and secured hereby and thereby shall not exceed the maximum amount, as such maximum amount shall be determined by a court of competent jurisdiction, of any such Borrower Subsidiary's or Borrower Affiliate's liability therefor which may be incurred without rendering the Obligations, as they relate to such Borrower Subsidiary or Borrower Affiliate, voidable as a fraudulent conveyance or fraudulent transfer under the Bankruptcy Code or under any other present or future federal or state laws or statutes relating to bankruptcy, insolvency, assignment for the benefit of creditors or other relief for debtors, including, without limitation, the Uniform Fraudulent Transfer Act or the Uniform Fraudulent Conveyance Act, as in effect in any jurisdiction wherein any such Borrower Subsidiary's or Borrower Affiliate's Solvency is subject to determination. For purposes of determining such liability of any Borrower Subsidiary or Borrower Affiliate, due consideration shall be given to the benefits received, directly or indirectly, by such Borrower Subsidiary or Borrower Affiliate from the Loans made pursuant to the Commitments created hereby.

     11.24 Title and Headings; Table of Contents. The titles and headings preceding the text of this Agreement and the Table of Contents have been included solely for convenience of reference and shall neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect.

     11.25 Entire Agreement, Etc. The Loan Documents express the entire understanding of the parties with respect to the transactions contemplated thereby and supersede any prior written or oral understanding of the parties thereto.

     11.26 Legal or Governmental Limitations. Anything contained in this Agreement to the contrary notwithstanding, the Lenders shall not be obligated to extend credit or make Loans to the Borrowers in an amount in violation of any limitations or prohibitions provided by any applicable statute or regulation.

     11.27 Non-Recourse. Notwithstanding anything to the contrary herein or in the Notes, the Mortgage, the Security Documents or other Loan Documents (or any instruments or certificates executed in connection therewith at any time or times), neither any present nor future constituent partner (as hereinafter defined) in or agent of any of the Borrowers, nor any shareholder, member, officer, manager, director, employee, trustee, beneficiary or agent of any corporation or other entity that is or becomes a constituent partner in any of the Borrowers shall be personally liable, directly or indirectly, (and neither the Agent, the Lenders nor any of their successors or assignees shall have any recourse against any property or assets of any such constituent partner or other Person) under or in connection with this Agreement, the Notes, the Mortgage, the other Security Documents or other Loan Documents, the Loans or any instruments securing or otherwise executed in connection therewith, or any certificate delivered in connection therewith, or any amendments or modifications to any of the foregoing made at any time or times, heretofore or hereafter (such Persons being herein referred to as a "Non-Recourse Person"; provided, however, such Non-Recourse Persons shall not include any Borrower or any Subsidiary of a Borrower that would otherwise be liable as a general partner of a Borrower). The recourse of the Agent, the Lenders and each of their successors and assignees under or in connection with this Agreement, the Other Loan Documents, the Loans and such instruments and certificates, and any such amendments or modifications, shall be limited to the assets of the Borrowers, and the Agent, the Lenders and each of their successors and assignees waive and do hereby waive any such personal liability against any such Non-Recourse Persons. For the purposes hereof and each other Loan Document and any such instruments and certificates and any such amendments or modifications, neither the negative capital account of a constituent partner in any Borrower, nor any obligation of any constituent partner in any Borrower to restore a negative capital account or to advance or contribute capital to any Borrower or to any other constituent partner in any Borrower shall at any time be deemed to be the property or an asset of any Borrower or such other constituent partner (and neither the Agent nor the Lenders nor any of their successors or assignees shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or partner's obligation to restore, advance or contribute). As used in this Section, a "constituent partner" in any Borrower shall mean any direct partner in such Borrower and any Person that is a partner in any partnership that, directly or indirectly through one or more other partnerships, is a partner in such Borrower.

     11.28 Confidentiality. The Lenders shall not disclose any Financial Statements, Annual Projections, Economic Models, Monthly Compliance certificates or other financial reports, Appraisals or insurance certificates or policies or any other material non-public information concerning any of the Borrowers or the Subsidiaries or Affiliates obtained by or furnished to the Agent or any other Lenders in connection with the transactions contemplated hereby, to any Person other than the Lenders' respective directors, officers, employees, agents, contractors, representatives and advisors (collectively, the "Representatives"), who shall only use such information in connection with the consummation or administration of the transactions contemplated hereby, or any prospective assignees of any Lender's Committed Shares or any prospective purchasers of participation interests in any Lender's Committed Shares, provided that the Lenders shall inform any such prospective assignees or prospective participants of the confidential nature of such information with respect to the transactions contemplated by this Agreement and direct them to treat all such information in the same manner that is required of the Lenders herein. Notwithstanding the foregoing, however, the Lenders shall be permitted to disclose any information obtained by them: (a) which is incorporated in any Loan Documents subject to recordation and/or filing in applicable public records or is otherwise a matter of public record, (b) as shall be required by law, for instance, in the context of interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process, (c) as shall be required by any regulatory or governmental authorities, or (d) as shall be otherwise reasonably required in connection with the transactions contemplated hereby.

     11.29 Conflict of Terms. Except as otherwise expressly provided in this Agreement or any of the other Loan Documents, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provisions contained in this Agreement shall govern and control.

                      SIGNATURE PAGES FOLLOW

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers or partners as of the day and year first above written.

Signed, sealed and deliveredAGENT:
in the presence of:
                              BARNETT BANK, N.A., a national
                              banking association



____________________________By:
                                   Name: Brian K. Davis
____________________________  Title: Vice President


                                                  [CORPORATE SEAL]


                              LENDERS:

                              BARNETT BANK, N.A., a national
                              banking association



____________________________By:
                                   Name: Brian K. Davis
____________________________  Title: Vice President


                                                  [CORPORATE SEAL]


                              BANKBOSTON, N.A., a national
                              banking association



____________________________By:
                                   Name:
____________________________  Title:


                                                  [CORPORATE SEAL]


                              BANK UNITED, a federal savings bank



____________________________By:
                                   Name:
____________________________  Title:


                                                  [CORPORATE SEAL]


                              FIRST UNION NATIONAL BANK,
                              a national banking association



____________________________By:
                                   Name:
____________________________  Title:


                                                  [CORPORATE SEAL]


                              BORROWERS:

                              ARVIDA/JMB PARTNERS, L.P.,
                              a Delaware limited partnership

                              By:  ARVIDA/JMB MANAGERS, INC.,
                                   a Delaware corporation,
                                   its sole general partner


____________________________  By:
                                        Stephen A. Lovelette,
____________________________       Vice President

                                                  [CORPORATE SEAL]

                              THE AOK GROUP,
                              a Florida general partnership

                              By:  ARVIDA/JMB PARTNERS, L.P.,
                                   a Delaware limited partnership,
                                   a general partner

                                   By: ARVIDA/JMB MANAGERS, INC.,
                                       a Delaware corporation, its
                                       sole general partner


____________________________      By:
                                           Stephen A. Lovelette,
                                           Vice President
____________________________
                                                  [CORPORATE SEAL]

                              By: ARVIDA/JMB PARTNERS, a
                                  Florida general partnership,
                                  a general partner

                                  By: ARVIDA/JMB MANAGERS, INC.,
                                      a Delaware corporation,
                                      a general partner


____________________________    By:
                                         Stephen A. Lovelette,
                                         Vice President
____________________________
                                                  [CORPORATE SEAL]

                              METRODRAMA JOINT VENTURE,
                              a Florida general partnership

                              By:  ARVIDA/JMB PARTNERS, L.P.,
                                   a Delaware limited partnership,
                                   a general partner

                                   By:  ARVIDA/JMB MANAGERS, INC.,
                                        a Delaware corporation, its
                                        sole general partner


____________________________       By:
                                             Stephen A. Lovelette,
                                             Vice President
____________________________
                                                  [CORPORATE SEAL]

                              By:  ARVIDA/JMB PARTNERS, a
                                   Florida general partnership,
                                   a general partner

                                   By:  ARVIDA/JMB MANAGERS, INC.,
                                        a Delaware corporation,
                                        a general partner


____________________________       By:
                                             Stephen A. Lovelette,
                                             Vice President
____________________________
                                                  [CORPORATE SEAL]

                              ARVIDA/JMB PARTNERS,
                              a Florida general partnership

                              By:  ARVIDA/JMB MANAGERS, INC.,
                                   a Delaware corporation,
                                   a general partner

____________________________  By:
                                        Stephen A. Lovelette,
                                        Vice President
____________________________
                                                  [CORPORATE SEAL]

                              ARVIDA GRAND BAY LIMITED
                              PARTNERSHIP-IV,
                              a Delaware limited partnership

                              By:  ARVIDA GRAND BAY MANAGERS, INC.,
                                   a Delaware corporation,
                                   its sole general partner


____________________________  By:
                                        Stephen A. Lovelette,
                                        Vice President
____________________________
                                                  [CORPORATE SEAL]

                              GULF AND PACIFIC COMMUNICATIONS
                              LIMITED PARTNERSHIP,
                              a Delaware limited partnership

                              By:  PACIFIC PROPERTIES, INC.,
                                   an Illinois corporation,
                                   its sole general partner


____________________________  By:
                                        Stephen A. Lovelette,
                                        Vice President
____________________________
                                                  [CORPORATE SEAL]

                              WESTON HILLS COUNTRY CLUB LIMITED
                              PARTNERSHIP,
                              a Delaware limited partnership

                              By:  WHCC, INC.,
                                   an Illinois corporation,
                                   its sole general partner


____________________________  By:
                                        Stephen A. Lovelette,
                                        Vice President
____________________________
                                                  [CORPORATE SEAL]

                              SOUTHEAST FLORIDA HOLDINGS, INC.,
                              an Illinois corporation


____________________________By:
                                   Stephen A. Lovelette,
                                   Vice President
____________________________
                                                  [CORPORATE SEAL]



MIA3-492327.12